As Filed with the Securities and Exchange Commission on June 12, 2013
Registration No. 333-188148

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to Form S-1

Registration Statement

Under

The Securities Act of 1933

Enservco Corporation

Delaware	1389	84-0811316
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

501 S. Cherry St., Suite 320, Denver, Colorado 80246; telephone 303-333-3678

(Address, including zip code, and telephone number, including area code,

of registrant’s principal executive offices)

Rick D. Kasch

President

Enservco Corporation

501 S. Cherry St., Suite 320

Denver, Colorado 80246

T. 303-333-3678               F. 720-974-3417

Copies of all communications, including communications sent to agent for service, should be sent to:

Theresa M. Mehringer

Herrick K. Lidstone, Jr.

Burns, Figa & Will, P.C.

6400 S. Fiddler's Green Circle, Suite 1000

Greenwood Village, Colorado 80111

T. 303-796-2626             F. 303-796-2777

Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐ Accelerated filer ☐ Non-accelerated filer ☐ Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered (1)	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock	23,431,054	$1.25(3)	$29,288,818 (3)	$3,995.00 (3)

(1)

Includes shares of our common stock, par value $0.005 per share, which may be offered pursuant to this registration statement, held by the selling security holders, or underlying warrants or options held by selling security holders.

(2)

Pursuant to Rule 416 under the Securities Act, the shares being registered hereunder include such indeterminate number of shares as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(3)

Estimated solely for the purpose of calculating the amount of registration fee pursuant to Rule 457(c) under the Securities Act. The proposed maximum offering price per share and proposed maximum aggregate offering price are based upon the average of the high and low prices of the common stock as of April 22, 2013, which was within five business days of the initial filing. A fee of $5,546.35 was paid with the initial filing.

We hereby amend this registration statement on such date or dates as may be necessary to delay our effective date until we will file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement will become effective on such date as the Securities and Exchange Commission, in accordance with Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 12, 2013

PRELIMINARY PROSPECTUS

Enservco Corporation

23,431,054 Shares of Common Stock

This prospectus relates to the sale or other disposition from time to time by selling security holders of some or all of 23,431,054 shares of our common stock, of which 20,020,829 shares are currently outstanding and were issued in private transactions, and 3,410,225 shares are underlying warrants issued in private transactions (collectively, the “Shares”). The Company has agreed to include the Shares in this registration statement.

The selling security holders may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of our common stock or interests in shares of our common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. If these shares are sold through underwriters, broker-dealers or agents, the selling security holders will be responsible for underwriting discounts or commissions or agents’ commissions. We will pay the expenses of registering these securities.

Our common stock is quoted on the OTCQB under the symbol “ENSV.” On June 10, 2013, the last reported closing bid price of our common stock was $1.05 per share. These over-the-counter quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. You are urged to obtain current market quotations of the common stock.

Investing in the securities involves a high degree of risk. See “Risk Factors” beginning on page 5 of this prospectus.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities offered hereby or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 12, 2013

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus is offering to sell, and is seeking offers to buy, the securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies, regardless of the time of delivery of this prospectus or of any sale of our common stock.

We may provide a prospectus supplement containing specific information about the terms of a particular offering by the selling security holders, or their transferees. The prospectus supplement may add, update or change information in this prospectus. If information in a prospectus supplement is inconsistent with the information in this prospectus, you should rely on the information in that prospectus supplement. You should read both this prospectus and, if applicable, any prospectus supplement hereto. See “Where You Can Find More Information” for more information.

This prospectus includes industry and market data and other information, which we have obtained from, or is based upon, market research, independent industry publications or other publicly available information. Although we believe each such source to have been reliable as of its respective date, we have not independently verified the information contained in such sources. Any such data and other information is subject to change based on various factors, including those described below under the heading “Risk Factors” and elsewhere in this prospectus.

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Prospectus Summary

This summary highlights information contained elsewhere in this prospectus. It may not contain all of the information that you should consider before investing in our common stock. You should read this entire prospectus carefully, including the “Risk Factors” and the financial statements and related notes included herein. This prospectus includes forward-looking statements that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements.”

About the Company

The Company was incorporated as Aspen Exploration Corporation (“Aspen”) under the laws of the State of Delaware on February 28, 1980 for the primary purpose of acquiring, exploring and developing oil and natural gas and other mineral properties. During the first half of 2009, Aspen disposed of its oil and natural gas producing assets and as a result was no longer engaged in active business operations. On June 24, 2010, Aspen entered into an Agreement and Plan of Merger and Reorganization with Dillco Fluid Service, Inc. (“Dillco”) which set forth the terms by which Dillco became a wholly owned subsidiary of Aspen on July 27, 2010 (the “Merger Transaction”).

On December 30, 2010, Aspen changed its name to “Enservco Corporation.” As such, throughout this prospectus the terms the “Company” and/or “Enservco” and “we” are intended to refer to the Company and its subsidiaries on a post-Merger Transaction basis and as a whole, with respect to both historical and forward looking contexts.

Our principal executive offices are located at 501 South Cherry Street, Suite 320, Denver CO 80246. Our telephone number is (303) 333-3678.

Shares Covered by This Prospectus

This prospectus relates to the resale or other disposition by the selling security holders of 23,431,054 shares of our common stock that are currently outstanding or that will be outstanding upon exercise of certain warrants.

The Offering

Common stock covered hereby:	23,431,054 shares

Common stock outstanding as of June 3, 2013:	32,188,269 shares

Use of Proceeds:	We will not receive any proceeds from the sale of the shares of common stock covered by this prospectus.

Trading Symbol:	ENSV

Risk Factors:	Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 5.

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Cautionary Statement Regarding Forward-Looking Statements

The information discussed in this prospectus includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). All statements, other than statements of historical facts, included herein concerning, among other things, planned capital expenditures, future cash flows and borrowings, pursuit of potential acquisition opportunities, our financial position, business strategy and other plans and objectives for future operations, are forward-looking statements. These forward-looking statements are identified by their use of terms and phrases such as “may,” “expect,” “estimate,” “project,” “plan,” “believe,” “intend,” “achievable,” “anticipate,” “will,” “continue,” “potential,” “should,” “could,” and similar terms and phrases. Although we believe that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties. Our results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, among others:

•	capital requirements and uncertainty of obtaining additional funding on terms acceptable to us;
•	price volatility of oil and natural gas prices, and the effect that lower prices may have on our customer’s demand for our services, the result of which may adversely impact our revenues and stockholders' equity;
•	a decline in oil or natural gas production, and the impact of general economic conditions on the demand for oil and natural gas and the availability of capital which may impact our ability to perform services for our customers;
•	the broad geographical diversity of our operations which, while expected to diversify the risks related to a slow-down in one area of operations, also adds significantly to our costs of doing business;
•	constraints on us as a result of our substantial indebtedness, including restrictions imposed on us under the terms of our credit facility agreement and our ability to generate sufficient cash flows to repay our debt obligations;
•	our history of losses and working capital deficits which, at times, were significant;
•	adverse weather and environmental conditions;
•	reliance on a limited number of customers;
•	our ability to retain key members of our senior management and key technical employees;
•	impact of environmental, health and safety, and other governmental regulations, and of current or pending legislation with which we and our customers must comply;
•	developments in the global economy;
•	changes in tax laws;
•	the effects of competition;
•	the effect of seasonal factors;
•	further sales or issuances of our common stock and the price and volume volatility of our common stock; and
•	our common stock’s limited trading history.

Finally, our future results will depend upon various other risks and uncertainties, including, but not limited to, those detailed in the section entitled “Risk Factors” included elsewhere in this prospectus. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this section and elsewhere in this prospectus. Other than as required under securities laws, we do not assume a duty to update these forward-looking statements, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.

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Risk Factors

Investing in our common stock involves a high degree of risk. You should consider carefully the risks, uncertainties and other factors described below, in addition to the other information set forth in this prospectus, before deciding whether to invest in shares of our common stock. Any of these risks, uncertainties and other factors could materially and adversely affect our business, financial condition, results of operations, cash flows or prospects. In that case, the market price of our common stock could decline, and you may lose all or part of your investment in our common stock. See also “Cautionary Note Regarding Forward-Looking Statements.”

Operations Related Risks

We have historically had losses and working capital deficits, which have at times been significant and we cannot assure that we will operate profitably in the future.

Although we have seen increasing revenues in the last quarter of 2012, during 2012 we operated at a net loss, and we have historically incurred losses from operations during our history. In addition, we have had significant working capital deficits in the past, which deficits were resolved through our November 2012 refinancing with PNC Bank, National Association. However, the Company does show significant balances within adjusted EBITDA, year-over-year, which the Company uses as a more accurate reflection of its operational performance and results, and in current periods it has also shown significant income before and after taxes from its continuing operations.

Our ability to be profitable in the future will depend on successfully implementing our business diversification and acquisition activities, all of which are subject to many risks beyond our control. Because of the risks set forth herein, we cannot assure you that we will successfully implement our business plan or that we will achieve commercial profitability in the future. See, among other things, the Cautionary Note Regarding Forward-Looking Statements in addition to the Risk Factors and the other disclosure contained in this prospectus. Even if we continued to become profitable, especially as a result of our continuing operations, we cannot assure you that our profitability will be sustainable or increase on a periodic basis.

Our success depends on key members of our management, the loss of any of whom could disrupt our business operations.

We depend to a large extent on the services of certain of our executive officers. The loss of the services of Michael D. Herman or Rick D. Kasch or Austin Peitz, or other key personnel, could disrupt our operations. Although we have entered into employment agreements with Messrs. Herman, Kasch and Peitz, that contain, among other things non-compete and confidentiality provisions, we may not be able to enforce the non-compete and/or confidentiality provisions in the employment agreements.

We depend on several significant customers, and a loss of one or more significant customers could adversely affect our results of operations.

Enservco’s customers consist primarily of major and independent oil and natural gas companies. During fiscal year 2012, two of the Company’s customers accounted for more than 10% of consolidated revenues, both at approximately 11%; no other customers exceeded 7% of revenues during 2012. During fiscal year 2011, only one of the Company’s customers accounted for more than 10% of consolidated revenues at approximately 12%; no other customers exceeded 9% of revenues during 2011.

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The Company notes, that though there were two customers in 2012 and only one customer in 2011 that accounted for more than 10% of revenues within these fiscal years, the Company’s top five customers accounted for approximately 40% and 38% of its total annual revenues, respectively. The loss of any one of these customers or a sustained decrease in demand by any of such customers could result in a substantial loss of revenues and could have a material adverse effect on Enservco’s results of operations.

While the Company believes its equipment could be redeployed in the current market environment if Dillco and/or Heat Waves lost any material customers, such loss could have an adverse effect on the Company’s business until the equipment is redeployed. Except as discussed in the preceding sentences, we believe that the market for Enservco’s services is sufficiently diversified that it is not dependent on any single customer or a few major customers.

Our business depends on domestic spending by the oil and natural gas industry, and our business has been, and may continue to be, adversely affected by industry and financial market conditions that are beyond our control.

We depend on our customers’ willingness to make operating and capital expenditures to explore, develop and produce oil and natural gas in the United States. Customers’ expectations for lower market prices for oil and natural gas, as well as the availability of capital for operating and capital expenditures, may cause them to curtail spending, thereby reducing demand for our services and equipment. The generally improving economic conditions and increasing activity in the oil and gas industry in late 2010 and throughout 2011 and 2012 has likely benefitted, and will likely continue to benefit, Enservco.

Industry conditions are influenced by numerous factors over which Enservco has no control, such as the supply of and demand for oil and natural gas, domestic and worldwide economic conditions, weather conditions, political instability in oil and natural gas producing countries (such as currently occurring in the Middle East), and merger and divestiture activity among oil and natural gas producers. The volatility of the oil and natural gas industry and the consequent impact on exploration and production activity could adversely impact the level of drilling and activity by some of our customers. This reduction may cause a decline in the demand for Enservco’s services or adversely affect the price of its services. In addition, reduced discovery rates of new oil and natural gas reserves in Enservco’s market areas also may have a negative long-term impact on its business, even in an environment of stronger oil and natural gas prices, to the extent existing production is not replaced and the number of producing wells for Enservco to service declines.

On-going volatility and uncertainty in the global economic environment has caused the oilfield services industry to experience volatility in terms of demand, and the rate at which demand may slow, or return to former levels, is uncertain. At times the recent volatility in prices for oil and natural gas has led many oil and natural gas producers to announce reductions in their capital budgets for certain periods. Limitations on the availability of capital, or higher costs of capital, for financing expenditures may cause these and other oil and natural gas producers to make on-going or additional reductions to capital budgets in the future even if commodity prices increase from current levels. These cuts in spending will curtail drilling programs as well as discretionary spending on well services, which may result in a reduction in the demand for Enservco’s services, the rates we can charge and our utilization. In addition, certain of Enservco’s customers could become unable to pay their suppliers, including Enservco. Any of these conditions or events could adversely affect our operating results.

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If oil and natural gas prices remain volatile it could have an adverse effect on the demand for our services.

The demand for many of our services is primarily determined by current and anticipated oil and natural gas prices, and the related general production spending and level of drilling activity in the areas in which we have operations.

Though we feel the domestic oil and gas industry has rebounded in 2011 and has continued to push forward in a positive movement in 2012, as compared to prior years, prices for oil and natural gas historically have been extremely volatile in prior years and likely will continue to be volatile. Volatility or weakness in oil and natural gas prices (or the perception that oil and natural gas prices will decrease) affects the spending patterns of our customers and may result in the drilling of fewer new wells or lower production spending on existing wells. This, in turn, could result in lower demand for our services and may cause lower rates and lower utilization of Enservco’s well service equipment.

Higher oil and gas prices do not necessarily result in increased drilling activity because our customers’ expectation of future prices also drives demand for drilling services. Oil and gas prices, as well as demand for Enservco’s services, also depend upon other factors that are beyond Enservco’s control, including the following:

•	demand for oils and natural gas;
•	cost of exploring for, producing, and delivering oil and natural gas;
•	expectations regarding future energy prices;
•	advancements in exploration and development technology;
•	adoption or repeal of laws regulating oil and gas production in the U.S.;
•	imposition or lifting of economic sanctions against foreign companies;
•	weather conditions;
•	rate of discovery of new oil and natural gas reserves;
•	tax policy regarding the oil and gas industry; and
•	development and use of alternative energy sources.

Demand for the majority of our services is substantially dependent on the levels of expenditures by the domestic oil and natural gas industry. Enservco has no influence over its customers’ capital expenditures. On-going economic volatility could have a material adverse effect on our financial condition, results of operations and cash flows.

Demand for the majority of our services depends substantially on the level of expenditures by participants in the domestic (United States) oil and natural gas industry for the exploration, development and production of oil and natural gas reserves. These expenditures are sensitive to the industry’s view of future economic growth in the United States and elsewhere, and the resulting impact on demand for oil and natural gas. The worldwide deterioration in the financial and credit markets, which began in the second half of 2008, resulted in diminished demand for oil and natural gas and significantly lower oil and natural gas prices during 2009 and at least the first half of 2010. This caused many of our customers to reduce or delay their oil and natural gas exploration and production spending in 2009 and the first half of 2010, which consequently reduced their demand for our services, and exerted downward pressure on the prices that we charged for our services and products. Though we feel the domestic oil and gas industry has rebounded in 2011, and has continued to push forward in a positive movement in 2012, as compared to 2009 and 2010, other worldwide political events may result in higher or lower prices for oil and natural gas and impact the demand for our services.

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Furthermore, increasing oil and natural gas prices can lead to increasing costs of exploring for and producing oil and natural gas. Though the addition of frac stimulation into the domestic oil and gas industry has somewhat reduced the overall costs of producing oil and natural gas, the price of drill rigs, pipe, other equipment, fluids, and oil field services and the cost to companies like Enservco of providing those services, has generally increased with significant increases in oil and natural gas prices. The resulting reduction in cash flows being experienced by our customers during the past years due to the general deterioration of the financial and credit markets and the increase of the costs of exploring for and producing oil and natural gas as noted above, together with the reduced availability of credit and increased costs of borrowing funds, could have significant adverse effects on the financial condition of some of our customers. This could result in project modifications, delays or cancellations, general business disruptions, and delay in, or nonpayment of, amounts that are owed to the Company, which could have a material adverse effect on our financial condition, results of operations and cash flows.

Environmental compliance costs and liabilities could reduce our earnings and cash available for operations.

We are subject to increasingly stringent laws and regulations relating to importation and use of hazardous materials and environmental protection, including laws and regulations governing air emissions, water discharges and waste management. We incur, and expect to continue to incur, capital and operating costs to comply with environmental laws and regulations. The technical requirements of these laws and regulations are becoming increasingly complex, stringent and expensive to implement. These laws may provide for “strict liability” for damages to natural resources or threats to public health and safety. Strict liability can render a party liable for damages without regard to negligence or fault on the part of the party. Some environmental laws provide for joint and several strict liability for remediation of spills and releases of hazardous substances.

The Company uses hazardous substances and wastes in its operations. Accordingly, we could become subject to potentially material liabilities relating to the investigation and cleanup of contaminated properties, and to claims alleging personal injury or property damage as the result of exposures to, or releases of, hazardous substances. In addition, stricter enforcement of existing laws and regulations, new laws and regulations, the discovery of previously unknown contamination or the imposition of new or increased requirements could require Enservco to incur costs or become the basis of new or increased liabilities that could reduce its earnings and cash available for operations. The Company believes it is currently in substantial compliance with environmental laws and regulations.

Competition within the well services industry may adversely affect our ability to market our services.

The well services industry is highly competitive and fragmented and includes numerous small companies capable of competing effectively in our markets on a local basis, as well as several large companies that possess substantially greater financial and other resources than Enservco. The Company’s larger competitors have greater resources that could allow those competitors to compete more effectively than can Enservco. The amount of equipment available may exceed demand, which could result in active price competition.

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Our operations are subject to inherent risks, some of which are beyond our control. These risks may be self-insured, or may not be fully covered under our insurance policies but, to the extent not covered, are self-insured by Enservco.

Our operations are subject to hazards inherent in the oil and natural gas industry, such as, but not limited to, accidents, blowouts, explosions, fires and oil spills. These conditions can cause:

▪	Personal injury or loss of life,
▪	Damage to or destruction of property, equipment and the environment, and
▪	Suspension of operations by our customers.

The occurrence of a significant event or adverse claim in excess of the insurance coverage that we maintain or that is not covered by insurance could have a material adverse effect on our financial condition and results of operations. In addition, claims for loss of oil and natural gas production and damage to formations can occur in the well services industry. Litigation arising from a catastrophic occurrence at a location where our equipment and services are being used may result in our being named as a defendant in lawsuits asserting large claims.

The Company maintains insurance coverage that we believe to be customary in the industry against these hazards. However, we do not have insurance against all foreseeable risks, either because insurance is not available or because of the high premium costs. As such, not all of our property is insured. The occurrence of an event not fully insured against, or the failure of an insurer to meet its insurance obligations, could result in substantial losses. In addition, we may not be able to maintain adequate insurance in the future at reasonable rates. Insurance may not be available to cover any or all of the risks to which we are subject, or, even if available, it may be inadequate, or insurance premiums or other costs could rise significantly in the future so as to make such insurance prohibitively expensive. It is likely that, in our insurance renewals, our premiums and deductibles will be higher, and certain insurance coverage either will be unavailable or considerably more expensive than it has been in the recent past. In addition, our insurance is subject to coverage limits, and some policies exclude coverage for damages resulting from environmental contamination.

We may not be successful in identifying, making and integrating business acquisitions, if any, in the future.

We anticipate that a component of our growth strategy may be to make geographic-focused acquisitions aimed to strengthen our presence in selected regional markets. Pursuit of this strategy may be restricted by the on-going volatility and uncertainty within the credit markets which may significantly limit the availability of funds for such acquisitions. In addition to restricted funding availability, the success of this strategy will depend on our ability to identify suitable acquisition candidates and to negotiate acceptable financial and other terms. There is no assurance that we will be able to do so. The success of an acquisition depends on our ability to perform adequate due diligence before the acquisition and on our ability to integrate the acquisition after it is completed. While the Company intends to commit significant resources to ensure that it conducts comprehensive due diligence, there can be no assurance that all potential risks and liabilities will be identified in connection with an acquisition. Similarly, while we expect to commit substantial resources, including management time and effort, to integrating acquired businesses into ours, there is no assurance that we will be successful integrating these businesses. In particular, it is important that the Company be able to retain both key personnel of the acquired business and its customer base. A loss of either key personnel or customers could negatively impact the future operating results of any acquired business.

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Compliance with climate change legislation or initiatives could negatively impact our business.

The U.S. Congress has considered legislation to mandate reductions of greenhouse gas emissions and certain states have already implemented, or may be in the process of implementing, similar legislation. Additionally, the U.S. Supreme Court has held in its decisions that carbon dioxide can be regulated as an “air pollutant” under the Clean Air Act, which could result in future regulations even if the U.S. Congress does not adopt new legislation regarding emissions. At this time, it is not possible to predict how legislation or new federal or state government mandates regarding the emission of greenhouse gases could impact our business; however, any such future laws or regulations could require us or our customers to devote potentially material amounts of capital or other resources in order to comply with such regulations. These expenditures could have a material adverse impact on our financial condition, results of operations, or cash flows.

Debt Related Risks

Our indebtedness, which is currently collateralized by substantially all of our assets, could restrict our operations and make us more vulnerable to adverse economic conditions.

We currently have a significant amount of indebtedness. As of March 31, 2013, the Company owed approximately $13.4 million to banks and financial institutions, of which $1.2 million is due through a revolving letter of credit.

Our current and future indebtedness could have important consequences. For example, it could:

▪	Impair our ability to make investments and obtain additional financing for working capital, capital expenditures, acquisitions or other general corporate purposes,

▪	Limit our ability to use operating cash flow in other areas of our business because we must dedicate a substantial portion of these funds to make principal and interest payments on our indebtedness,

▪	Make us more vulnerable to a downturn in our business, our industry or the economy in general as a substantial portion of our operating cash flow will be required to make principal and interest payments on our indebtedness, making it more difficult to react to changes in our business and in industry and market conditions,

▪	Put us at a competitive disadvantage to competitors that have less debt, and

▪	Increase our vulnerability to interest rate increases to the extent that we incur variable rate indebtedness.

If we are unable to generate sufficient cash flow or are otherwise unable to obtain the funds required to make principal and interest payments on our indebtedness, or if we otherwise fail to comply with the various debt service covenants and/or reporting covenants in the business loan agreements or other instruments governing our current or any future indebtedness, we could be in default under the terms of our credit facilities or such other instruments. In the event of a default, the holders of our indebtedness could elect to declare all the funds borrowed under those instruments to be due and payable together with accrued and unpaid interest, the lenders under our credit facility could elect to terminate their commitments there under and we or one or more of our subsidiaries could be forced into bankruptcy or liquidation. Any of the foregoing consequences could restrict our ability to grow our business and cause the value of our common stock to decline.

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Servicing our debt requires a significant amount of cash, which we may not have available when payments are due, and our ability to service our debt is largely dependent on our receipt of distributions or other payments from our subsidiary.

Our ability to make scheduled payments of the principal of, to pay interest on, or to refinance, our indebtedness, including the notes, will depend upon our future operating performance, which is subject to general economic and competitive conditions and to financial, business and other factors, many of which we cannot control. In addition, because we are a holding company, our ability to service our debt is largely dependent on the earnings of our subsidiaries and the payment of those earnings to us in the form of dividends, loans or advances and through repayment of loans or advances from us. Our subsidiaries are legally distinct from us and have no obligation to make funds available to us for such payment, though they are fully and wholly owned by us. The ability of our subsidiaries to pay dividends, repay intercompany notes or make other advances to us is subject to restrictions imposed by applicable laws, tax considerations and the agreements governing our subsidiaries. In addition, such payment may be restricted by claims against any of our subsidiaries by its creditors, including suppliers, vendors, lessors and employees.

The availability of borrowings under our credit facility is based on a borrowing base which is subject to redetermination by our lender based on a number of factors and the lender’s internal criteria. In the event the amount outstanding under our credit facility at any time exceeds the borrowing base at such time, we may be required to repay a portion of our outstanding borrowings on an accelerated basis. In the future, we may incur additional indebtedness in order to make future acquisitions or to develop our properties, including under our credit facility.

If we do not have sufficient funds on hand to pay our debt, we may be required to seek a waiver or amendment from our lenders, refinance our indebtedness, sell assets or sell additional shares of securities. Our ability to refinance our indebtedness will depend on the capital markets and our financial condition at the time. We may not be able obtain such financing or complete such transactions on terms acceptable to us, or at all. In addition, we may not be able to consummate an asset sale to raise capital or sell assets at prices that we believe are fair, and proceeds that we do receive may not be adequate to meet any debt service obligations then due. Our credit facility restricts, but does not completely prohibit, our ability to use the proceeds from asset sales. Our failure to generate sufficient funds to pay our debts or to undertake any of these actions successfully could result in a default on our debt obligations, which would materially adversely affect our business, results of operations and financial condition.

We may be unable to meet the obligations of various financial covenants that are contained in the terms of our loan agreements with PNC Bank, National Association.

Enservco’s agreements with PNC Bank, National Association impose various obligations and financial covenants on the Company. The outstanding amount under the Revolving Credit, Term Loan, and Security Agreement, entered into with PNC Bank, National Association in November 2012, is due in full in November 2015. The term loan and revolving letter of credit with PNC Bank, National Association have a variable interest rate, of which $3.5 million is guaranteed by the Company’s Chairman and CEO, and are collateralized by substantially all of the assets of the Company and its subsidiaries.

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Further, the related agreements with PNC Bank, National Association impose various financial covenants on Enservco including maintaining a prescribed fixed charge coverage ratio, minimum tangible net worth, and limit the Company’s ability to incur additional debt or operating lease obligations. If Enservco is unable to comply with its obligations and covenants under the loan agreements and it declares an event of default, all of its obligations to PNC Bank, National Association could be immediately due.

We have, in the past and in connection with other debt facilities, failed to meet certain financial covenants. Although we have obtained waivers of those failures in the past, and received modification of these financial covenants in the recent past, there can be no assurance that if we fail to meet any financial covenants in the future we will be able to obtain another waiver or modification of our financial covenants or associated loan agreements.

The variable rate indebtedness with PNC Bank, National Association subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.

Enservco’s borrowings through PNC Bank, National Association bear interest at variable rates, exposing the Company to interest rate risk. Enservco was able to enter into an Interest Rate Swap Agreement with a notional balance of $11 million, in conjunction with the November 2012 Revolving Credit, Term Loan, and Security Agreement entered into with PNC Bank, National Association, and has been able to effectively hedge for a portion of this risk. However, the Company decided not to hedge against the interest rate risk associated with the revolving letter of credit agreement (with a maximum available balance of $5 million).

Our substantial indebtedness, which may increase in the future, reduces our financial and operating flexibility.

As of December 31, 2012, we had approximately $15.0 million of secured indebtedness and no subordinated indebtedness. As of June 10, 2013, we have approximately $5.0 million of borrowing capacity available under our credit facility. In addition, we and our subsidiaries may incur substantial additional indebtedness in the future. If new debt or other liabilities are added to our current debt levels, the related risks that we and our subsidiaries now face would increase.

A high level of indebtedness subjects us to a number of adverse risks. In particular, a high level of indebtedness may make it more likely that a reduction in the borrowing base of our credit facility following a periodic redetermination could require us to repay a portion of outstanding borrowings, may impair our ability to obtain additional financing in the future, and increases the risk that we may default on our debt obligations. In addition, we must devote a significant portion of our cash flows to service our debt, and we are subject to interest rate risk under our credit facility, which bears interest at a variable rate. Any increase in our interest rates could have an adverse impact on our financial condition, results of operations and growth prospects.

Our ability to meet our debt obligations and to reduce our level of indebtedness depends on our future performance. General economic conditions, oil and natural gas prices and financial, business and other factors affect our operations and our future performance. Many of these factors are beyond our control. If we do not have sufficient funds on hand to pay our debt when due, we may be required to seek a waiver or amendment from our lenders, refinance our indebtedness, incur additional indebtedness, sell assets or sell additional shares of securities. We may not be able to complete such transactions on terms acceptable to us, or at all. Our failure to generate sufficient funds to pay our debts or to undertake any of these actions successfully could result in a default on our debt obligations, which would materially adversely affect our business, results of operations and financial condition.

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Risks Attendant with Principal Shareholder’s Guarantee of the Company’s Indebtedness to PNC Bank, National Association.

As a condition of making the loan to the Company, PNC Bank, National Association required Michael D. Herman, beneficial owner of 53.1% of the Company’s outstanding common stock and the chairman of its board of directors, to guarantee $3,500,000 of the amount borrowed from PNC Bank, National Association. Although the guarantee is not collateralized by any of Mr. Herman’s assets, should Enservco default on its obligations to PNC Bank, National Association and the guarantor not meet his contractual obligations, it is possible that PNC Bank, National Association may obtain possession and ownership of a controlling number of shares of the Company’s common stock.

Risks Related to Our Common Stock

Our common stock is subject to the penny stock rules which limits the market for our common stock.

Because our stock is not quoted on an exchange and since the market price of the common stock is less than $5.00 per share, the common stock is classified as a “penny stock”. SEC Rule 15g-9 under the Securities Exchange Act of 1934 (the “1934 Act”) imposes additional sales practice requirements on broker-dealers that recommend the purchase or sale of penny stocks to persons other than those who qualify as an “established customer” or an “accredited investor.” This includes the requirement that a broker-dealer must make a determination that investments in penny stocks are suitable for the customer and must make special disclosures to the customers concerning the risk of penny stocks. Many broker-dealers decline to participate in penny stock transactions because of the extra requirements imposed on penny stock transactions. Application of the penny stock rules to our common stock reduces the market liquidity of our shares, which in turn affects the ability of holders of our common stock to resell the shares they purchase, and they may not be able to resell at prices at or above the prices they paid.

It is likely that any efforts we may make to raise capital or effect a business transaction will result in substantial additional dilution to our stockholders.

As part of our growth strategy we may desire to raise capital and or utilize our common stock to effect strategic business transactions. Either such action will likely require that we issue equity (or debt) securities which would result in dilution to our existing stockholders. Although we will attempt to minimize the dilutive impact of any future capital-raising activities or business transactions, we cannot offer any assurance that we will be able to do so. If we are successful in raising additional working capital, we may have to issue additional shares of our common stock at prices at a discount from the then-current market price of our common stock.

The majority of our common stock is currently considered restricted stock pursuant to Rule 144.

A significant portion of our outstanding common stock has been issued as “restricted securities” under Rule 144 under the Securities Act, including the shares issued to our President and Chairman in July 2010 and in an equity placement completed in November 2012. Aspen issued these shares to Mr. & Mrs. Herman and Mr. Kasch in consideration for their interests in Dillco. As a former shell company, to the extent that any person holds restricted securities of Enservco or otherwise must rely on Rule 144 for resale, Rule 144(i) imposes additional restrictions on the ability of any holder to utilize the exemption from registration for sales contained in Rule 144.

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Because we have no plans to pay dividends on our common stock, investors must look solely to stock appreciation for a return on their investment in us.

We do not anticipate paying any cash dividends on our common stock in the foreseeable future. We currently intend to retain all future earnings to fund the development and growth of our business. Any payment of future dividends will be at the discretion of our board of directors and will depend on, among other things, our earnings, financial condition, capital requirements, level of indebtedness, statutory and contractual restrictions applying to the payment of dividends and other considerations that the board of directors deems relevant. The terms of Dillco’s existing senior credit facility restrict the payment of dividends without the prior written consent of the lenders.

Investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize a return on their investment. Investors seeking cash dividends should not purchase our common stock.

General Corporate Risks

Concentration of ownership in Mr. Herman makes it unlikely that any stockholder will be able to influence the election of directors or engage in a change of control transaction.

Because Mr. Herman directly and indirectly beneficially owns approximately 53.1% of the Company’s outstanding common stock, he has the ability to elect all of our directors when they again stand for reelection. Furthermore, no person seeking control of Enservco through stock ownership will be able to succeed in doing so without negotiating an arrangement to do so with Mr. Herman. For so long as Mr. Herman continues to own a significant percentage of the outstanding shares of Enservco common stock, he will retain such control over the election of the board of directors and the negotiation of any change of control transaction.

Provisions in our charter documents could prevent or delay a change in control or a takeover.

Provisions in our bylaws provide certain requirements for the nomination of directors which preclude a stockholder from nominating a candidate to stand for election at any annual meeting. As described in Section 2.12 of the Company’s bylaws, nominations must be presented to the Company well in advance of a scheduled annual meeting, and the notification must include specific information as set forth in that section. The Company believes that such a provision provides reasonable notice of the nominees to the board of directors, but it may preclude stockholder nomination at a meeting where the stockholder is not familiar with nomination procedures and, therefore, may prevent or delay a change of control or takeover.

Although the Delaware General Corporation Law includes §112 which provides that bylaws of Delaware corporations may require the corporation to include in its proxy materials one or more nominees submitted by stockholders in addition to individuals nominated by the board of directors, the bylaws of Enservco do not so provide. As a result, if any stockholder desires to nominate persons for election to the board of directors, the proponent will have to incur all of the costs normally associated with a contested proxy contest and then, because of Mr. Herman’s controlling ownership, will likely not be able to succeed in its endeavor.

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The Securities and Exchange Commission recently adopted rules that are also intended to help stockholders submit nominees for election, but it is not currently clear when or if these rules will become effective. Therefore, stockholders who desire to nominate directors may not be able to take advantage of certain newly enacted (or contemplated) statutes and regulations that are aimed to help stockholder nominees be elected to boards of directors, which is another factor that may delay or prevent a change of control or a takeover.

Indemnification of officers and directors may result in unanticipated expenses.

The Delaware General Corporation Law and our Amended and Restated Certificate of Incorporation and bylaws provide for the indemnification of our directors, officers, employees, and agents, under certain circumstances, against attorney’s fees and other expenses incurred by them in any litigation to which they become a party arising from their association with us or activities on our behalf. We also will bear the expenses of such litigation for any of their directors, officers, employees, or agents, upon such person’s promise to repay them if it is ultimately determined that any such person shall not have been entitled to indemnification. This indemnification policy could result in substantial expenditures by us that we may be unable to recoup and could direct funds away from our business and products (if any).

We have significant obligations under the 1934 Act.

Because we are a public company filing reports under the Securities Exchange Act of 1934 Act, we are subject to increased regulatory scrutiny and extensive and complex regulation. The Securities and Exchange Commission has the right to review the accuracy and completeness of our reports, press releases, and other public documents. In addition, we are subject to extensive requirements to institute and maintain financial accounting controls and for the accuracy and completeness of our books and records. Normally these activities are overseen by an audit committee consisting of qualified independent directors. A majority of our Board of Directors currently does not consist of directors that are considered “independent.” Consequently, the protections normally provided to stockholders by boards of directors comprised by a majority of persons considered “independent” directors are not available. Although we hope to appoint qualified independent directors in the future should we enter into a business combination or acquire a business, we cannot offer any assurance that we will locate any person willing to serve in that capacity.

Forward-looking statements may prove to be inaccurate.

In our effort to make the information in this report more meaningful, this report contains both historical and forward-looking statements. All statements other than statements of historical fact are forward-looking statements within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the 1934 Act. Forward-looking statements in this report are not based on historical facts, but rather reflect the current expectations of our management concerning future results and events. It should be noted that because we are a “penny stock,” the protections provided by Section 27A of the Securities Act of 1933, and Section 21E of the 1934 Act do not apply to us. We have attempted to qualify our forward-looking statements with appropriate cautionary language to take advantage of the judicially-created doctrine of “bespeaks caution” and other protections.

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Forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance and achievements to be different from any future results, performance and achievements expressed or implied by these statements. These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in the forward-looking statements in this prospectus. Other unknown or unpredictable factors also could have material adverse effects on our future results.

Use of Proceeds

This prospectus relates to the sale or other disposition of shares of our common stock by the selling security holders listed under “Selling Security Holders” and their transferees. We will not receive any proceeds from any sale of the shares by the selling security holders.

SELLING SECURITY HOLDERS

Selling security holders are persons or entities that, directly or indirectly, have acquired shares, or will acquire shares from the Company from time to time upon exercise of certain warrants. This prospectus and any prospectus supplement will only permit the selling security holders to sell the shares identified in the column “Number of Shares of Common Stock Offered Hereby”.

The selling security holders may from time to time offer and sell the securities pursuant to this prospectus and any applicable prospectus supplement. The selling security holders may offer all or some portion of the securities they hold, but only shares of Company common stock that are currently outstanding or are acquired upon the exercise of certain warrants, and in either case included in the “Number of Shares of Common Stock Offered Hereby” column, may be sold pursuant to this prospectus or any applicable prospectus supplement. To the extent that any of the selling security holders are brokers or dealers, they may be deemed to be “underwriters” within the meaning of the Securities Act.

The following table sets forth the name of persons who are offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered. The information appearing in the table below is based on information provided by or on behalf of the named selling security holders. We will not receive any proceeds from the resale of the common stock by the selling security holders

Name	Number of Shares of Common Stock Beneficially Owned Prior to this Offering		Number of Shares of Common Stock Offered Hereby (1)	Number of Shares of Common Stock after Offering(2)
Michael Herman and Debra Herman(3)	18,200,320		13,067,320	5,133,000
Cross River Partners LP(4)	3,214,500		3,214,500	0
Rick D. Kasch(5)	2,764,424	(5)	1,564,424	1,200,000	(5)
R.V. Bailey and Mieko N. Bailey(6)	1,330,855	(6)	1,230,855	100,000	(6)
Hudson Bay Master Fund Ltd(7)	995,813		280,813	715,000
Iroquois Master Fund Ltd(8)	858,000		286,000	572,000
Kyle Krueger	645,000		645,000	0
Alpha Capital Anstalt(9)	518,931		112,931	406,000
Scot Cohen	535,500		535,500	0
Barry Honig	366,080		80,080	286,000
Geoffrey S. Jenkins	428,571		428,571	0
Eric Gagne	428,571		428,571	0
Gerard P. Laheney(10)	338,700	(10)	138,700	200,000	(10)
John “Jay” Pfeiffer(11)	225,000		225,000	0
Geoff High(12)	246,000		225,000	21,000
Mark Rubin(13)	208,000		136,000	72,000
MZHCI, LLC(14)	325,000		325,000	0
Jason Diamond(15)	120,000		120,000	0
Jack Batalion	108,000		108,000	0
Tanglewood Capital Partners(16)	100,000		100,000	0
Nicholas P.S. Killebrew(17)	50,650		50,650	0
John D. Kuhns(18)	56,841		56,841	0
Mary E. Fellows(19)	28,420		28,420	0
Ryan McGaver(20)	25,000		25,000	0
Michael Hartstein(21)	9,659		9,659	0
Palladium Capital Advisors LLC(22)	3,219		3,219	0
Michael Balkman(23)	5,000		5,000	0
TOTAL	32,136,054		23,431,054	8,705,000

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(1)	The beneficial ownership of the common stock by the selling security holder set forth in the table is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling security holder has sole or shared voting power or investment power and also any shares, which the selling security holder has the right to acquire within 60 days.

(2)	Assumes that all securities registered will be sold. Upon this assumption none of the selling security holders will own more than 1% of the outstanding shares of the Company after the Offering, except Mr. Kasch, who will beneficially own 3.4% after the offering.

(3)	Michael Herman and Debra Herman are husband and wife. Debra Herman owns 6,533,660 shares of common stock. Michael D. Herman owns 9,555,660 shares of common stock and warrants to purchase 2,111,000 shares of common stock. Michael Herman is Chairman and CEO of the Company. Since April 1, 2010, Michael Herman has converted debt securities of the Company to equity securities, including warrants, of the Company shares underlying warrants.

(4)	Richard A. Murphy is the Managing Partner of Cross River Partners LP, and he holds the voting and dispositive power of the shares beneficially owned by Cross River Partners LP.

(5)	Rick D. Kasch is the, President and a director of Enservco, and President of all subsidiaries of Enservco. Shares represented here include 1,200,000 shares underlying vested stock options.

(6)	R.V. Bailey and Mieko N. Bailey are husband and wife. R.V. Bailey is a director of Enservco. R.V. Bailey and R.V. Bailey, TTEE, RV Bailey Living Trust U/A DTD 10/19/2010 hold 1,217,656 shares and 100,000 shares underlying stock options. Mieko N. Bailey, TTEE, Mieko N. Bailey Living Trust U/A DTD 10/19/2010 owns 13,199 shares (for the purposes of Section 16b of the Securities Exchange Act of 1934, R.V. Bailey disclaims beneficial ownership of the shares held by Mieko N. Bailey, TTEE, Mieko N. Bailey Living Trust U/A DTD 10/19/2010).

(7)	Hudson Bay Capital Management LP, the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Sander Gerber disclaims beneficial ownership of these securities.

(8)	Iroquois Capital Management L.L.C. is the investment manager of Iroquois Master Fund, Ltd. Consequently, Iroquois Capital Management L.L.C. has voting control and investment discretion over securities held by Iroquois Master Fund, Ltd. As managing members of Iroquois Capital Management L.L.C., Joshua Silverman and Richard Abbe hold the voting and dispositive power over the shares beneficially owned by Iroquois Master Fund, Ltd., and may be deemed to beneficially own the securities held by Iroquois Master Fund, Ltd.

(9)	Konrad Ackermann is a Director of Alpha Capital Anstalt, and he holds the voting and dispositive power of the shares beneficially owned by Alpha Capital Anstalt.

(10)	Gerard P. Laheney is a director of Enservco. Shares represented here include 200,000 shares underlying vested stock options.

(11)	John “Jay” Pfeiffer is an affiliate of Pfeiffer High Investor Relations, Inc., a consulting company which provides consulting services to Enservco.

(12)	Geoff High is an affiliate of Pfeiffer High Investor Relations, Inc., a consulting company which provides consulting services to Enservco.

(13)	Mark Rubin is an employee, and therefore an affiliate, of a registered broker-dealer (previously Kuhns Brothers Securities Corp. and currently Drexel Hamilton, LLC). Mr. Rubin has represented to the Company that he received his warrants or shares on his own behalf in the ordinary course of business, and that at the time he received the shares and warrants and at the time he exercises the warrants, he had (or will have) no agreements or understandings, directly or indirectly, with any party to distribute the shares.

(14)	Matthew Hayden is the Chairman of the Board of MZHCI, LLC, and he holds the voting and dispositive power of the shares beneficially owned by MZHCI, LLC.

(15)	Jason Diamond is an employee, and therefore an affiliate, of a registered broker-dealer (previously Kuhns Brothers Securities Corp. and currently Drexel Hamilton, LLC). Mr. Diamond has represented to the Company that he received his warrants or shares on his own behalf in the ordinary course of business, and that at the time he received the shares and warrants and at the time he exercises the warrants, he had (or will have) no agreements or understandings, directly or indirectly, with any party to distribute the shares.

(16)	Samuel M. Chase, Jr. is the Managing Partner of Tanglewood Capital Partners, and he holds the voting and dispositive power of the shares beneficially owned by Tanglewood Capital Partners.

(17)	Nicholas P.S. Killebrew was an employee, and therefore an affiliate, of a registered broker-dealer (Kuhns Brothers Securities Corp.) at the time he received his warrants. Mr. Killebrew has represented to the Company that he received his warrants or shares on his own behalf in the ordinary course of business, and that at the time he received the shares and warrants and at the time he exercises the warrants, he had (or will have) no agreements or understandings, directly or indirectly, with any party to distribute the shares.

(18)	John D. Kuhns is an affiliate of Kuhns Brothers Securities Corp., a registered broker-dealer. Mr. Kuhns has represented to the Company that he received his warrants or shares on his own behalf in the ordinary course of business, and that at the time he received the shares and warrants and at the time he exercises the warrants, he had (or will have) no agreements or understandings, directly or indirectly, with any party to distribute the shares.

(19)	Mary E. Fellows is an affiliate of Kuhns Brothers Securities Corp., a registered broker-dealer. Ms. Fellows has represented to the Company that she received her warrants or shares on her own behalf in the ordinary course of business, and that at the time she received the shares and warrants and at the time she exercises the warrants, she had (or will have) no agreements or understandings, directly or indirectly, with any party to distribute the shares.

(20)	Ryan McGaver is an employee, and therefore an affiliate, of a registered broker dealer (previously Kuhns Brothers Securities Corp. and currently Drexel Hamilton, LLC). Mr. McGaver has represented to the Company that he received his warrants or shares on his own behalf in the ordinary course of business, and that at the time he received the shares and warrants and at the time he exercises the warrants, he had (or will have) no agreements or understandings, directly or indirectly, with any party to distribute the shares.

(21)	Michael Hartstein is an affiliate of Palladium Capital Advisors, LLC, a registered broker-dealer. Mr. Hartstein has represented to the Company that he received his warrants or shares on his own behalf in the ordinary course of business, and that at the time he received the shares and warrants and at the time he exercises the warrants, he had (or will have) no agreements or understandings, directly or indirectly, with any party to distribute the shares.

(22)	Joel Padowitz is the CEO of Palladium Capital Advisors, LLC (“Palladium”), and he holds the voting and dispositive power of the shares beneficially owned by Palladium. Palladium is a registered broker-dealer, and the shares held by it were received in exchange for investment banking services provided to Enservco. Palladium has represented to the Company that it received its warrants or shares on its own behalf in the ordinary course of business, and that at the time it received the warrants and at the time it exercises the warrants, it had (or will have) no agreements or understandings, directly or indirectly, with any party to distribute the shares.

(23)	Michael Balkman is an employee, and therefore an affiliate, of a registered broker-dealer (previously Kuhns Brothers Securities Corp. and currently Drexel Hamilton, LLC). Mr. Balkman has represented to the Company that he received his warrants or shares on his own behalf in the ordinary course of business, and that at the time he received the shares and warrants and at the time he exercises the warrants, he had (or will have) no agreements or understandings, directly or indirectly, with any party to distribute the shares.

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PLAN OF DISTRIBUTION

Each selling stockholder of our common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the trading market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	settlement of short sales entered into after the date of this prospectus;
•	broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or
•	any other method permitted pursuant to applicable law.

The selling security holders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under the Prospectus.

Broker-dealers engaged by the selling security holders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Each selling stockholder does not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.

The selling security holders and any broker-dealers or agents that are involved in selling our common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that he, she or it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state or provincial securities laws. In addition, in certain states or provinces, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling security holders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling security holders or any other person.

Description of Capital Stock

Description of Our Common Stock

We are authorized to issue up to an aggregate of 100,000,000 shares of our common stock, par value $0.005 per share. As of June 3, 2013, an aggregate of 32,188,269 shares of our common stock were issued and outstanding. Our certificate of incorporation does not provide for cumulative voting. The holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by our board of directors out of legally available funds. However, the current policy of our board of directors is to retain earnings, if any, for our operations and expansion. Upon any liquidation, dissolution or winding-up of our company, the holders of our common stock are entitled to share ratably in all of our assets which are legally available for distribution, after payment of or provision for all liabilities and the preferences of any then outstanding shares of preferred stock. The holders of our common stock have no preemptive, subscription, redemption or conversion rights. All issued and outstanding shares of our common stock are fully-paid and non-assessable.

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Description of the Preferred Stock

We are authorized to issue up to an aggregate of 10,000,000 shares of preferred stock, par value $0.005 per share, in one or more series as may be determined by our board of directors, which may establish from time to time the number of shares to be included in such series, and fix the designations, powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations, or restrictions thereof, including without limitation, the dividend rate, conversion rights, redemption price and liquidation preference thereof. As of June 3, 2013 we did not have any shares of preferred stock issued and outstanding. Any preferred stock established and designated by our board of directors may rank senior to our common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up of us, or both. The issuance of shares of preferred stock, the existence of unissued preferred stock, or the issuance of rights to purchase such shares of preferred stock, may have the effect of delaying or deterring an unsolicited merger or other change of control transaction.

Outstanding Warrants

2010 Warrants

On July 28, 2010, the Company entered into an agreement with an investor relations firm and as part of the compensation paid to this firm, pursuant to that agreement, granted each of the principals of the firm a warrant to purchase 112,500 shares of the Company’s common stock (a total of 225,000 shares). The warrants are exercisable at $0.49 per share for a four year term. Each of the warrants may be exercised on a cashless basis. The warrants also provide that subject to various conditions, the holders have piggy-back registration rights with respect to the shares of common stock that may be acquired upon the exercise of the warrants.

2011 Warrants

On May 9, 2011, Enservco entered into an agreement with a financial advisor and as part of the compensation paid pursuant to that agreement granted the advisor a warrant to purchase 100,000 shares of the Company’s common stock. The warrants are exercisable at $0.77 per share for a five year term. The warrants may be exercised on a cashless basis. The warrants also provide that subject to various conditions, the holders have piggy-back registration rights with respect to the shares of common stock that may be acquired upon the exercise of the warrants.

2012 Warrants

On October 31, 2012, Enservco granted each of the principals of its existing investor relations firm a warrant to purchase 112,500 shares of the Company’s common stock (a total of 225,000 shares) for the firm’s assistance in creating awareness for the Company’s private equity placement, in November 2012. The warrants are exercisable at $0.55 per share for a five year term. Each of the warrants may be exercised on a cashless basis. The warrants also provide that subject to various conditions, the holders have piggy-back registration rights with respect to the shares of common stock that may be acquired upon the exercise of the warrants.

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In November 2012, the Company granted warrants to purchase 2,849,714 shares of the Company’s common stock to equity investors in connection with a private placement offering, exercisable at $0.55 per share for a five year term. Each of the warrants may be exercised on a cashless basis, some of which have already been exercised in this manner. The warrants also provide that subject to various conditions, the holders have piggy-back registration rights with respect to the shares of common stock that may be acquired upon the exercise of the warrants.

Also in November 2012, Enservco granted warrants to purchase 449,456 shares of the Company’s common stock to numerous unaffiliated consultants, for services rendered for the finding and execution of multiple stock subscriptions agreements with several equity investors. These warrants have the same terms and conditions as the warrants issued in conjunction with the stock subscription agreements, as granted on the same date thereof (i.e. exercisable at $0.55 per share for a five year term, piggy-back registration rights, etc).

On November 2, 2012, Mr. Herman was granted warrants to purchase 2,111,000 shares of the Company’s common stock in partial consideration for debt cancellation. These warrants have the same terms and conditions as the warrants issued in conjunction with the stock subscription agreements, as granted on the same date thereof (i.e. exercisable at $0.55 per share for a five year term, piggy-back registration rights, etc).

On November 29, 2012, Enservco entered into an investor relations services agreement with an unaffiliated consultant. Pursuant to this services agreement, the Company granted the consultant a warrant to purchase 200,000 shares of the Company’s common stock, which are subject to specific market condition and other vesting requirements. Due to the terms of the warrants and the underlying service agreement with the service provider, these warrants were not vested or exercisable during the period ending December 31, 2012. The warrants are exercisable on May 31, 2013, at $0.40 per share for a five year term. Each of the warrants may be exercised on a cashless basis. The warrants also provide that subject to various conditions, the holders have piggy-back registration rights with respect to the shares of common stock that may be acquired upon the exercise of the warrants. Per analysis performed by the Company, these warrants will be classified as equity as the related expense is recognized.

Registration Rights

In connection with a private placement completed in November 2012, we entered into a registration rights agreement with the certain of the selling security holders that requires us to file the registration statement of which this prospectus is a part, no later than April 30, 2013, and to use commercially reasonable efforts to have this registration statement declared effective by the SEC no later than one hundred fifty (150) after the initial filing with the SEC. Further, the Company is required to maintain the effectiveness of the registration statement until the earlier of (i) all of the securities underlying the registration statement have been sold, or (ii) two (2) years from the date the registration statement becomes effective. In addition, if we fail to timely file or maintain the effectiveness of the registration statement, we may be required to pay additional liquidated damages to affected holders.

Anti-Takeover Effects of our Amended and Restated Certificate of Incorporation, Bylaws and Delaware Law

We currently have authorized but unissued shares of our common stock which will be available for future issuance without any further vote or action by our stockholders. In addition, pursuant to the terms of our certificate of incorporation, we are authorized to issue, without stockholder approval, up to an aggregate of 10,000,000 shares of preferred stock, par value $0.005 per share, in one or more series as may be determined by our board of directors, which may establish from time to time the number of shares to be included in such series, and fix the designations, powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations, or restrictions thereof, including without limitation, the dividend rate, conversion rights, redemption price and liquidation preference thereof. Any preferred stock so established and designated by our board of directors may rank senior to our common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up of us, or both.

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These shares of common stock and preferred stock may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of our common stock and our preferred stock, and our ability to fix the designations, powers, preferences and rights of shares of our preferred stock, could render more difficult or discourage an attempt to obtain control over us by means of a proxy contest, tender offer or merger, or otherwise.

DESCRIPTION OF THE BUSINESS

The Company was incorporated as Aspen Exploration Corporation under the laws of the State of Delaware on February 28, 1980 for the primary purpose of acquiring, exploring and developing oil and natural gas and other mineral properties. During the first half of 2009, Aspen disposed of its oil and natural gas producing assets and as a result was no longer engaged in active business operations. On June 24, 2010, Aspen entered into an Agreement and Plan of Merger and Reorganization with Dillco Fluid Service, Inc. (“Dillco”) which set forth the terms by which Dillco became a wholly owned subsidiary of Aspen on July 27, 2010 (the “Merger Transaction”).

On December 30, 2010, Aspen changed its name to “Enservco Corporation.” As such, throughout this report the terms the “Company” and/or “Enservco” are intended to refer to the Company on a post-Merger Transaction basis and as a whole, with respect to both historical and forward looking contexts. As a result of the Merger Transaction, the Company’s fiscal year was modified to be the calendar year as described below.

The Company’s executive (or corporate) offices are located at 501 South Cherry St., Ste. 320, Denver, CO 80246. Our telephone number is (303) 333-3678, and our facsimile number is (720) 974-3417. Our website is www.enservco.com.

Corporate Structure

Immediately prior to closing the Merger Transaction and as a result of an internal reorganization that commenced in 2009, Dillco’s assets and the ownership interests of its subsidiaries were held and controlled primarily through a holding company, Enservco LLC (“LLC”). Certain of these reorganizational transactions are further described below.

On July 26, 2010, immediately prior to completion of the Merger Transaction, Dillco merged into LLC, with Dillco being the surviving entity in that transaction. Prior to that transaction, the LLC served as a holding company for Dillco, Heat Waves Hot Oil Service LLC (“Heat Waves”), and other entities that owned assets utilized by the Company in its business operations.

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Immediately prior to the completion of the Merger Transaction, Dillco had two owners, Michael D. Herman (90%) and Rick D. Kasch (10%). Mr. Herman has been a Manager, Chairman, Chief Executive Officer, and control person of the LLC, Dillco, Heat Waves and the other Dillco subsidiaries since the time of their formation and/or acquisition by the LLC. Mr. Kasch has served as the Chief Financial Officer and a Manager for these same entities since the time of their formation and/or acquisition. Messrs. Herman and Kasch became significant shareholders of the Company as a result of the Merger Transaction.

The Company’s business operations are conducted primarily through Dillco and Heat Waves (100% owned by Dillco). The below table provides an overview of the Company’s current subsidiaries and their activities.

Name	State of Formation	Ownership	Business
Dillco Fluid Service, Inc. (“Dillco”)	Kansas	100% by Enservco	Oil and natural gas field fluid logistic services.

Heat Waves Hot Oil Service LLC (“Heat Waves”)	Colorado	100% by Enservco	Oil and natural gas well services, including logistics and stimulation.

HE Services, LLC (“HES”)	Nevada	100% by Heat Waves	No active business operations. Owns construction equipment held for sale by Heat Waves.

Real GC, LLC (“Real GC”)	Colorado	100% by Heat Waves	No active business operations. Owns real property in Garden City, Kansas that is utilized by Heat Waves.

On May 29, 2013, three of the Company’s former subsidiaries, being Trinidad Housing, LLC, Aspen Gold Mining Company, and Heat Waves, LLC, were dissolved and Enservco Frac Services, LLC is being dissolved by operation of law. None of these dissolved subsidiaries was engaged in active business operations prior to dissolution.

Overview of Business Operations

As described above, Enservco primarily conducts its business operations through two subsidiaries, Dillco and Heat Waves, which provide oil field services to the domestic onshore oil and natural gas industry. These services include pressure testing, hot oiling, acidizing, frac heating, freshwater and saltwater hauling, fluid disposal, frac tank rental, well site construction and other general oil field services. As described in the table above, certain assets utilized by Dillco and Heat Waves in their business operations are owned by other subsidiary entities. The Company currently operates in the following geographic regions:

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•	Eastern USA Region, including the southern region of the Marcellus Shale formation (southwestern Pennsylvania and northern West Virginia) and the Utica Shale formation in eastern Ohio. The Eastern USA Region operations are deployed from Heat Waves’ operations center in Carmichaels, Pennsylvania which opened in the first quarter of 2011.

•	Rocky Mountain Region, including western Colorado and southern Wyoming (D-J Basin and Niobrara formations), and western North Dakota and eastern Montana (Bakken formation). The Rocky Mountain Region operations are deployed from Heat Waves’ operations centers in Killdeer, North Dakota and Cheyenne, Wyoming (both of which opened in third quarter of 2011); and Platteville, Colorado.

•	Central USA Region, including southwestern Kansas, Texas panhandle, northwestern Oklahoma, and northern New Mexico. The Central USA Region operations are deployed from operations centers in Garden City, and Hugoton, Kansas.

During 2012, the Company terminated its operations in the Uintah basin in northeastern Utah and sold the real property that it owned in Roosevelt, Utah. The Company redeployed its equipment to its more stable and active operating centers.

Management believes that Enservco is strategically positioned with its ability to provide its services to a large customer base in key oil and natural gas basins in the United States. Management is optimistic that as a result of the significant expenditures the Company has made in new equipment in combination with expanding into new basins and geographical locations, the Company will be able to further grow and develop its business operations.

Historically, the Company focused its growth strategy on strategic acquisitions of operating companies and then expanding operations through additional capital investment consisting of the acquisition and fabrication of property and equipment. That strategy also included expanding the Company’s geographical footprint as well as expanding the services it provides. These strategies are exemplified by the acquisitions of operating entities (described in the Operating Entities section below) and:

(1)	In 2010, 2011 and 2012, Dillco and Heat Waves spent approximately $2.2 million, $5.3 million, and $3.8 million (net of leases of approximately $455,000, $282,000, and $438,000), respectively, for the acquisition and fabrication of property and equipment; and

(2)	To expand its footprint, in early 2010 Heat Waves began providing services in the Marcellus Shale natural gas field in southwestern Pennsylvania and West Virginia, and in September 2011 Heat Waves extended its services into the D-J Basin / Niobrara formation and the Bakken formation through opening new operation centers in southern Wyoming and western North Dakota, respectively. Also, in late 2012 the Company expanded its operations, through its Pennsylvania operation center, into the Utica Shale formation in eastern Ohio.

Going forward, and subject to the availability of adequate financing, the Company expects to continue to pursue its growth strategies of exploring additional acquisitions, potentially expanding the geographic areas in which it operates, and diversifying the products and services it provides to customers, as well as making further investments in its assets and equipment.

Operating Entities

As noted above, the Company conducts its business operations and holds assets primarily through its subsidiary entities. The following describes the operations and assets of Enservco’s subsidiaries through which Enservco conducts its business operations.

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Dillco. From its inception in 1974, Dillco has focused primarily on providing water hauling/disposal/storage services, well site construction services and frac tank rental to energy companies working in the Hugoton gas field in western Kansas and northwestern Oklahoma. Water hauling and disposal services have been the primary sources of Dillco’s revenue. Dillco currently owns and operates a fleet of water hauling trucks and related assets, including specialized tank trucks, frac tanks, water disposal wells, construction and other related equipment. These assets transport, store and dispose of both fresh and salt water, as well as provide well site construction and maintenance services.

Heat Waves. Heat Waves provides a range of well stimulation/maintenance services to a diverse group of independent and major oil and natural gas companies. The primary services provided are intended to:

(1)	Assist in the fracturing of formations for newly drilled oil and natural gas wells; and
(2)	Help maintain and enhance the production of existing wells throughout their productive life.

These services consist of frac heating, hot oiling and acidizing. Heat Waves also provides some water hauling and well site construction services (though limited during 2012, as described within the Construction and Roustabout Services section below). Heat Waves’ operations are currently in southwestern Kansas, Texas panhandle, northwestern Oklahoma, northern New Mexico, southern and central Wyoming (Niobrara formation), Colorado (D-J Basin), southwest Pennsylvania/ northwestern West Virginia (Marcellus Shale) region, eastern Ohio (Utica Shale), and western North Dakota and eastern Montana (Bakken formation).

HES. HES owns construction and related equipment that Heat Waves used in its well site construction and maintenance services, which assets are currently held for sale. However, HES does not currently engage in any business activities itself. HES also owns a disposal well near Garden City, Kansas that Dillco uses for salt water disposal. HES acquired the well from Mr. Herman in March 2010 for $100,000, which amount was paid in September 2010.

Real GC. Real GC owns land in Garden City, Kansas, which Heat Waves uses for the location of an acid dock facility, truck and inventory storage, and other related purposes.

Products and Services

The Company provides a range of services to owners and operators of oil and natural gas wells. Such services can generally be grouped into the three following categories:

(1)	Fluid management services, i.e., water/fluid hauling, frac tank rental, and disposal services;
(2)	Well enhancement services, i.e., hot oiling, acidizing, frac heating, and pressure testing; and

(3)	Well site construction and roustabout services.

Dillco primarily provides fluid management and well site construction services whereas Heat Waves primarily provides well enhancement and fluid services.

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The following map shows the primary areas in which Heat Waves and Dillco currently have active business operations.

The following is a more complete description of the services provided by Enservco through its subsidiaries.

Fluid Services.

Water Hauling – Water hauling has accounted for approximately 30% of the Company’s revenues on a consolidated basis during 2012. The Company currently owns or leases, and operates approximately 70 water hauling trucks equipped with pumps to move water from or into wells, tanks and other storage facilities in order to assist customers in managing their water-cost needs. Each truck has a hauling capacity of up to 130 barrels (each barrel being equal to 42 U.S. gallons). The trucks are used to:

(1)	Transport water to fill frac tanks on well locations,
(2)	Transport contaminated water produced as a by-product of producing wells to disposal wells, including disposal wells that we own and operate, and
(3)	Transport drilling and completion fluids to and from well locations; following completion of fracturing operations, the trucks are used to transport the flow-back produced as a result of the fracturing process from the well site to disposal wells.

Most wells produce residual salt or fresh water in conjunction with the extraction of the oil or natural gas. The Company’s trucks pick up water at the well site and transport it to a disposal well for injection or to other environmentally sound surface recycling facilities. This is regular maintenance work that is done on a periodic basis depending on the volume of water a well produces. Water-cost management is an ongoing need for oil and natural well gas operators throughout the life of a well.

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The Company’s ability to outperform competitors in this segment is primarily dependent on logistical factors such as the proximity between areas where water is produced or used and the strategic placement and/or access to both disposal wells and recycling facilities. Dillco, Heat Waves and HES own three water disposal wells in Kansas and Oklahoma. It is management’s intent to maintain Enservco’s disposal well holdings and access to recycling facilities, but also to use disposal wells and other facilities owned by third parties where appropriate.

Typically the Company and a customer enter into a contract for services after that customer has completed a competitive bidding process. Requirements for minor or incidental water hauling services are usually purchased on a “call out” basis and charged according to a published schedule of rates. The Company competes for services both on a call out and contractual basis.

Workover, completion, and remedial activities also provide the opportunity for higher operating margins from tank rentals and water hauling services. Drilling and workover jobs typically require water for multiple purposes. Completion and workover procedures often also require large volumes of water for fracturing operations, a process of stimulating a well hydraulically to increase production. All fluids are required to be transported from the well site to an approved disposal facility.

Competitors in the water hauling business, where the Company provides this service, are mostly small, regionally focused companies. The level of water hauling activity is comprised of a relatively stable demand for services related to the maintenance of producing wells and a highly variable demand for services used in the drilling and completion of new wells. As a result, the level of domestic onshore drilling activity significantly affects the level of the Company’s activity in this service area, and may vary from region to region and from season to season.

Disposal Well Services – The Company owns three disposal wells in Kansas and Oklahoma that allow for the injection of salt water and incidental non-hazardous oil and natural gas wastes.

Our trucks frequently transport fluids to be disposed of into these disposal wells. The Company’s disposal wells are located in southwestern Kansas and northwestern Oklahoma in areas in proximity to our customers’ producing wells. Most oil and natural gas wells produce varying amounts of water throughout their productive lives. In the states in which we operate, oil and natural gas wastes and water produced from oil and natural gas wells are required by law to be disposed of in authorized facilities, including permitted water disposal wells. These disposal wells are licensed by state authorities pursuant to guidelines and regulations imposed by the Environmental Protection Agency and the Safe Drinking Water Act and are completed in an environmentally sound manner in permeable formations below the fresh water table.

Frac Tank Rental – The Company also generates an immaterial amount of revenues from the rental of frac tanks. The Company currently owns approximately 20 frac tanks, which can store up to 500 barrels of water and are used by oilfield operators to store fluids at the well site, including fresh water, salt water, and acid for frac jobs, flowback, temporary production and mud storage. Frac tanks are used during all phases of the life of a producing well. The Company generally rents frac tanks at daily rates and charges hourly rates for the transportation of the tanks to and from the well site.

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Well Enhancement Services.

Well enhancement services consist of frac heating, acidizing, hot oiling services, and pressure testing. These services are provided primarily by Heat Waves which currently utilizes a fleet of approximately 130 custom designed trucks and other related equipment. Heat Waves’ operations are currently in southwestern Kansas, northwestern Oklahoma, Texas panhandle, northern New Mexico, southern Wyoming (Niobrara), Colorado (D-J Basin), southwestern Pennsylvania/northwestern West Virginia (Marcellus Shale) region, eastern Ohio (Utica Shale), and western North Dakota and eastern Montana (Bakken formation). Well enhancement services accounted for approximately 65% of the Company’s total revenues for its 2012 fiscal year on a consolidated basis.

Frac Heating - Fracturing services are intended to enhance the production from oil and natural gas wells where the natural flow has been restricted by underground formations through the creation of conductive flowpaths to enable the hydrocarbons to reach the wellbore. The fracturing process consists of pumping a fluid slurry, which largely consists of fresh water and a “proppant” (explained below), into a cased well at sufficient pressure to fracture (i.e. create conductive flowpaths) the producing formation. Sand, bauxite or synthetic proppants are suspended in the fracturing fluid slurry and are pumped into the well under great pressure to fracture the formation. To ensure these solutions are properly mixed (gel frac) or that plain water (used in slick water fracs) can flow freely, the water frequently needs to be heated to a sufficient temperature as determined by the well owner/operator. Heat Waves owns and operates approximately 30 frac heaters designed to heat large amounts of water stored in reservoirs or frac tanks.

Acidizing - Acidizing is most often used for any of three functions:

•	Increasing permeability throughout the formation,
•	Cleaning up formation damage near the wellbore caused by drilling, and
•	For removing buildup of materials restricting the flow in the formation or through perforations in the well casing.

Acidizing entails pumping large volumes of specially formulated acids and/or chemicals into a well to dissolve materials blocking the flow of the oil or natural gas. The acid is pumped into the well under pressure and allowed time to react. The spent fluids are then flowed or swabbed out of the well, after which the well is put back into production.

Heat Waves provides acidizing services by utilizing its fleet of five mobile acid transport and pumping trucks. For most customers, Heat Waves supplies the acid solution and also pumps that solution into a given well. There are customers who provide their own solutions and hire Heat Waves to pump the solution.

Hot Oil Services – Hot oil services involve the circulation of a heated fluid, typically oil, to dissolve / melt or dislodge paraffin or other hydrocarbon deposits from the tubing of a producing oil or natural gas well. These deposits build up over a period of time from normal production operations, although the rate at which these products build up depends on the chemical character of the oil and natural gas being produced. This is performed by circulating the hot oil down the casing and back up the tubing to remove the deposits from the well bore.

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Hot oil servicing also includes the heating of oil storage tanks. The heating of storage tanks is done:

(1)	To eliminate water and other soluble waste in the tank for which the operator’s revenue is reduced at the refinery; and
(2)	Because heated oil flows more efficiently from the tanks to transports taking oil to the refineries in colder weather.

Heat Waves currently owns and operates approximately 30 hot oil trucks in its fleet.

Pressure Testing – Pressure testing consist of pumping fluids into new or existing wells or other components of the well system such as flow lines to detect leaks. Hot oil trucks and pressure trucks are used to perform this service.

Construction and Roustabout Services.

Dillco and Heat Waves derived an immaterial amount of revenue from its well-site construction and roustabout services during fiscal year 2012. As discussed throughout this report, during the year ended December 31, 2012, the Company decided to exit this line of service for its Heat Waves subsidiary; the Company continues to recognize an immaterial amount of construction and roustabout revenues through its Dillco subsidiary. For further discussion, please see Note 3, Discontinued Operations, within the Notes to the Consolidated Financial Statements within this report.

Ownership of Company Assets

As described above, Enservco owns and uses a fleet of trucks, frac tanks, disposal wells and other assets to provide its services and products. Substantially all of the equipment and personal property assets owned by Dillco and Heat Waves are subject to a security interest to secure loans made to Enservco and its subsidiary companies.

Historically, during portions of our fiscal year as supply and demand requires, Enservco has leased additional trucks and equipment. A portion of these leases are treated as operating leases, for accounting purposes, and the rent expense associated with these leases is reported in the period in which the assets were utilized and in accordance with the lease. The Company also has several capital leases, which for accounting purposes are recorded as fixed assets and are depreciated over the useful life of the leased assets.

Competitive Business Conditions

The markets in which Enservco currently operates are highly competitive. Competition is influenced by such factors as price, capacity, the quality and availability of equipment, availability of work crews, and reputation and experience of the service provider. Enservco believes that an important competitive factor in establishing and maintaining long-term customer relationships is having an experienced, skilled, and well-trained work force that is responsive to our customers’ needs. Although we believe customers consider all of these factors, price is often the primary factor in determining which service provider is awarded the work.

The demand for our services fluctuates primarily in relation to the worldwide commodity price (or anticipated price) of oil and natural gas which, in turn, is largely driven by the worldwide supply of, and demand for, oil and natural gas, political events, as well as speculation within the financial markets. Demand and prices are often volatile and difficult to predict and depends on events that are not within our control. Generally, as supply of those commodities decreases and demand increases, service and maintenance requirements increase as oil and natural gas producers drill new wells and attempt to maximize the productivity of their existing wells to take advantage of the higher priced environment.

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Enservco’s competition primarily consists of small regional or local contractors. Enservco attempts to differentiate itself from its competition in large part through its superior equipment and the range and quality of services it has the capability to provide. Enservco invests a significant amount of capital into purchasing, developing, and maintaining a fleet of trucks and other equipment that are critical to the services it provides. Further, Enservco concentrates on providing services to a diverse group of large and small independent oil and natural gas companies. We believe we have been successful using this business model and believe it will enable us to continue to grow our business.

Dependence on One or a Few Major Customers

Enservco serves numerous major and independent oil and natural gas companies that are active in its core areas of operations.

•	During the fiscal year ended December 31, 2012, two of the Company’s customers accounted for more than 10% of consolidated revenues, both at approximately 11%; no other customers exceeded 7% of revenues. Nevertheless, the Company’s top five customers in 2012 accounted for approximately 40% of its total revenues. The loss of any one of these customers or a sustained decrease in demand by any of such customers could result in a substantial loss of revenues and could have a material adverse effect on Enservco’s results of operations.

•	During the fiscal year ended December 31, 2011, only one of the Company’s customers accounted for more than 10% of consolidated revenues at approximately 12% and no other customers exceeded 9% of revenues. Nevertheless, the Company’s top five customers in 2011 accounted for approximately 38% of its total revenues.

While the Company believes its equipment could be redeployed in the current market environment if Dillco and/or Heat Waves lost any material customers, such loss could have an adverse effect on the Company’s business until the equipment is redeployed. Except as discussed in the preceding sentences, we believe that the market for Enservco’s services is sufficiently diversified that it is not dependent on any single customer or a few major customers.

Seasonality

Portions of Enservco’s operations are impacted by seasonal factors, particularly with regards to its frac heating and hot oiling services. In regards to frac heating, because customers rely on Heat Waves to heat large amounts of water for use in fracturing formations, demand for this service is much greater in the colder months. Similarly, hot oiling services are in higher demand during the colder months when they are needed for maintenance of existing wells and to heat oil storage tanks.

Acidizing and pressure testing are done primarily during non-winter months.

The hauling of water from producing wells is not as seasonal as our other services since wells produce water whenever they are pumping regardless of weather conditions. Hauling of water for the drilling or fracturing of wells is also not seasonal but dependent on when customers decide to drill or complete wells.

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Raw Materials

Enservco purchases a wide variety of raw materials, parts, and components that are made by other manufacturers and suppliers for our use. Enservco is not dependent on any single source of supply for those parts, supplies or materials. However, there are a limited number of vendors for certain acids and chemicals. Enservco utilizes a limited number of suppliers and service providers available to fabricate and/or construct the trucks and equipment used in its hot oiling, frac heating, and acid related services.

Patents, Trademarks, Licenses, Franchises, Concessions, Royalty Agreements or Labor Contracts

Enservco (through Heat Waves and Dillco) enters into agreements with local property owners where its disposal wells are located by which the Company generally agrees to pay those property owners a fixed amount per month plus a percentage of revenues derived from utilizing those wells. The terms of these agreements are separately negotiated with the given property owner, and during its 2012 and 2011 fiscal years the total amount paid under these various agreements by the Company was immaterial to the Company and its business operations.

Government Regulation

Enservco (as a result of Heat Waves’ and Dillco’s business operations) is subject to a variety of government regulations ranging from environmental to OSHA to the Department of Transportation. The Company does not believe that it is in material violation of any regulations that would have a significant negative impact on Enservco’s operations.

Through the routine course of providing services, Enservco (through Heat Waves and Dillco) handles and stores bulk quantities of hazardous materials. If leaks or spills of hazardous materials handled, transported or stored by us occur, Enservco may be responsible under applicable environmental laws for costs of remediating any damage to the surface or sub-surface (including aquifers).

Heat Waves’ and Dillco’s operations are subject to stringent federal, state and local laws regulating the discharge of materials into the environment or otherwise relating to health and safety or the protection of the environment. These federal, state, and local laws and regulations relating to protection of the environment, wildlife protection, historic preservation, and health and safety are extensive and changing. The recent trend in environmental legislation and regulation is generally toward stricter standards, and we expect that this trend will continue.

Numerous governmental agencies, such as the U.S. Environmental Protection Agency, commonly referred to as the “EPA,” issue and amend regulations to implement and enforce these laws, which often require difficult and costly compliance measures. Failure to comply with these laws and regulations may result in the assessment of substantial administrative, civil and criminal penalties, as well as the issuance of injunctions limiting or prohibiting activities. In addition, some laws and regulations relating to the protection of the environment may, in certain circumstances, impose strict liability for environmental contamination, rendering a person liable for environmental damages and cleanup costs without regard to negligence or fault on the part of that person. Strict adherence with these regulatory requirements increases our cost of doing business and consequently affects our profitability. Enservco believes that it is in substantial compliance with current applicable environmental laws and regulations and that continued compliance with existing requirements will not have a material adverse impact on the Company’s operations. However, environmental laws and regulations have been subject to frequent changes over the years, and the imposition of more stringent requirements could have a materially adverse effect upon Enservco’s capital expenditures, earnings or our competitive position.

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The Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), also known as “Superfund,” and comparable state statutes impose strict, joint and several liability on owners and operators of sites and on persons who disposed of or arranged for the disposal of “hazardous substances” found at such sites. It is not uncommon for the government to file claims requiring cleanup actions, demands for reimbursement for government-incurred cleanup costs, or natural resource damages, or for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by hazardous substances released into the environment. The Federal Resource Conservation and Recovery Act, or RCRA, and comparable state statutes govern the disposal of “solid waste” and “hazardous waste” and authorize the imposition of substantial fines and penalties for noncompliance, as well as requirements for corrective actions. Although CERCLA currently excludes petroleum from its definition of “hazardous substance,” state laws affecting our operations may impose clean-up liability relating to petroleum and petroleum-related products. In addition, although RCRA classifies certain oil field wastes as “non-hazardous,” such exploration and production wastes could be reclassified as hazardous wastes thereby making such wastes subject to more stringent handling and disposal requirements. CERCLA, RCRA and comparable state statutes can impose liability for clean-up of sites and disposal of substances found on drilling and production sites long after operations on such sites have been completed. Other statutes relating to the storage and handling of pollutants include the Oil Pollution Act of 1990, or OPA, which requires certain owners and operators of facilities that store or otherwise handle oil to prepare and implement spill response plans relating to the potential discharge of oil into surface waters. The OPA contains numerous requirements relating to prevention of, reporting of, and response to oil spills into waters of the United States. State laws mandate oil cleanup programs with respect to contaminated soil. A failure to comply with OPA’s requirements or inadequate cooperation during a spill response action may subject a responsible party to civil or criminal enforcement actions.

In the course of Enservco’s operations (being those of Heat Waves and Dillco), it does not typically generate materials that are considered “hazardous substances.” One exception, however, would be spills that occur prior to well treatment materials being circulated down hole. For example, if Heat Weaves or Dillco spills acid on a roadway as a result of a vehicle accident in the course of providing well enhancement/stimulation services, or if a tank with acid leaks prior to down hole circulation, the spilled material may be considered a “hazardous substance.” In this respect, Enservco may occasionally be considered to “generate” materials that are regulated as hazardous substances and, as a result, may incur CERCLA liability for cleanup costs. Also, claims may be filed for personal injury and property damage allegedly caused by the release of hazardous substances or other pollutants.

The Clean Water Act (the “CWA”), and comparable state statutes, impose restrictions and controls on the discharge of pollutants, including spills and leaks of oil and other substances, into waters of the United States. The discharge of pollutants into regulated waters is prohibited, except in accordance with the terms of a permit issued by the Environmental Protection Agency (the “EPA”) or an analogous state agency. The CWA regulates storm water run-off from oil and natural gas facilities and requires a storm water discharge permit for certain activities. Such a permit requires the regulated facility to monitor and sample storm water run-off from its operations. The CWA and regulations implemented thereunder also prohibit discharges of dredged and fill material in wetlands and other waters of the United States unless authorized by an appropriately issued permit. The CWA and comparable state statutes provide for civil, criminal and administrative penalties for unauthorized discharges of oil and other pollutants and impose liability on parties responsible for those discharges for the costs of cleaning up any environmental damage caused by the release and for natural resource damages resulting from the release.

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The Safe Drinking Water Act (the “SDWA”), and the Underground Injection Control (“UIC”) program promulgated thereunder, regulate the drilling and operation of subsurface injection wells. EPA directly administers the UIC program in some states and in others the responsibility for the program has been delegated to the state. The program requires that a permit be obtained before drilling a disposal well. Violation of these regulations and/or contamination of groundwater by oil and natural gas drilling, production, and related operations may result in fines, penalties, and remediation costs, among other sanctions and liabilities under the SWDA and state laws. In addition, third party claims may be filed by landowners and other parties claiming damages for alternative water supplies, property damages, and bodily injury.

The Company (through Heat Waves and Dillco) operates facilities that are subject to requirements of the CWA, the SWDA, the UIC program, and analogous state laws that impose restrictions and controls on the discharge of pollutants into navigable waters. Spill prevention, control and counter-measure requirements under the CWA require implementation of measures to help prevent the contamination of navigable waters in the event of a hydrocarbon spill. Regulations in the states in which Enservco owns and operates wells (Kansas and Oklahoma) require us to obtain a permit to operate each of our disposal wells. The applicable regulatory agency may suspend or modify one of our permits if Enservco’s well operations are likely to result in pollution of freshwater, substantial violation of permit conditions or applicable rules, or if the well leaks into the environment.

Our operations provide fluids (primarily fresh water) for hydraulic fracturing techniques to stimulate natural gas, and oil, production from unconventional geological formations. Hydraulic fracturing entails the injection of pressurized fracturing fluids into a well bore. The federal Energy Policy Act of 2005 amended the SDWA to exclude hydraulic fracturing from the definition of “underground injection” under certain circumstances. However, the repeal of this exclusion has been advocated by certain advocacy organizations and others in the public. Legislation to amend the SDWA to repeal this exemption and require federal permitting and regulatory control of hydraulic fracturing, as well as legislative proposals to require disclosure of the chemical constituents of the fluids used in the fracturing process, was introduced during the previous session of Congress and may be reintroduced during the current session of Congress. In addition, the EPA at the request of Congress is currently conducting a national study examining the potential impacts of hydraulic fracturing on drinking water resources, with a draft of the final report expected to be released in 2014.

On May 11, 2012, the BLM published proposed rules to regulate hydraulic fracturing on federal public lands and Indian lands. The proposed rules would address well stimulation operations, including requiring agency approval for certain activities, and would require the disclosure of well stimulation fluids, as well as address issues relating to flowback water. The rules are expected to be finalized in the first half of 2013. In addition, some states and localities have adopted, and others are considering adopting, regulations or ordinances that could restrict hydraulic fracturing in certain circumstances, or that would impose higher taxes, fees or royalties on natural gas production. If new federal or state laws or regulations that significantly restrict hydraulic fracturing are adopted, such legal requirements could result in delays, eliminate certain drilling and injection activities, make it more difficult or costly for our customers to perform fracturing and increase their and our costs of compliance and doing business. It is also possible that drilling and injection operations utilizing our services could adversely affect the environment, which could result in a requirement to perform investigations or clean-ups or in the incurrence of other unexpected material costs or liabilities.

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Legislation targeting air emissions from hydraulic fracturing activities was introduced during the previous session of Congress and may be reintroduced during the current session of Congress. New legislation and regulations governing emissions of air pollutants may increase the costs of compliance for some facilities or the cost of transportation or processing of produced oil and natural gas which may affect our operating costs and our customers’ willingness to continue to engage in such activities. In addition, new facilities may be required to obtain permits before work can begin, and existing facilities may be required to incur capital costs in order to remain in compliance, all of which may adversely impact our business.

Significant studies and research have been devoted to climate change and global warming, and climate change has developed into a major political issue in the United States and globally. Certain research suggests that greenhouse gas emissions contribute to climate change and pose a threat to the environment. Recent scientific research and political debate has focused in part on carbon dioxide and methane incidental to oil and natural gas exploration and production. Many state governments have enacted legislation directed at controlling greenhouse gas emissions, and future state and federal legislation and regulation could impose additional restrictions or requirements in connection with our operations and favor use of alternative energy sources, which could increase operating costs and decrease demand for oil products. As such, our business could be materially adversely affected by domestic and international legislation targeted at controlling climate change.

We are also subject to a number of federal and state laws and regulations, including the federal Occupational Safety and Health Act, or OSHA, and comparable state laws, whose purpose is to protect the health and safety of workers. In addition, the OSHA hazard communication standard, the EPA community right-to-know regulations under Title III of the federal Superfund Amendment and Reauthorization Act and comparable state statutes require that information be maintained concerning hazardous materials used or produced in our operations and that this information be provided to employees, state and local government authorities and citizens.

Because Heat Waves’ and Dillco’s trucks travel over public highways to get to customer’s wells, Enservco is subject to the regulations of the Department of Transportation. These regulations are very comprehensive and cover a wide variety of subjects from the maintenance and operation of vehicles to driver qualifications to safety. Violations of these regulations can result in penalties ranging from monetary fines to a restriction on the use of the vehicles. Under regulations effective July 1, 2010, the continued violation of regulations could result in a shutdown of all of the vehicles of either Dillco or Heat Waves. Enservco does not believe it is in significant violation of Department of Transportation regulations at this time that would result in a shutdown of vehicles.

Employees

As of June 3, 2013, Enservco employed approximately 134 full time employees. Of these employees, 9 are employed by Enservco Corporation, approximately 40 by Dillco, and approximately 85 by Heat Waves.

Available Information

We maintain a website at http://www.enservco.com. The information contained on, or accessible through, our website is not part of this prospectus. Our Annual Report on Form 10-K (which includes our audited financial statements), Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to reports filed or furnished pursuant to Sections 13(a) and 15(d) of the Exchange Act, are available on our website, free of charge, as soon as reasonably practicable after we electronically file such reports with, or furnish those reports to, the SEC. We do not intend to send security holders our Annual Report, since it is available online.

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We maintain a Code of Business Conduct and Ethics for Directors, Officers and Employees (“Code of Conduct”). A copy of our Code of Conduct may be found on our website in the Corporate Governance section under the main title “Investors”. Our Code of Conduct contains information regarding whistleblower procedures. We also maintain our Insider Trading Policy on our website.

Properties

The following table sets forth real property owned and leased by the Company and its subsidiaries. Unless otherwise indicated, the properties are used in Heat Waves’ operations.

Owned Properties:

Location/Description	Approximate Size
Killdeer, ND(1) • Shop • Land – shop • Housing • Land – housing	10,000 sq. ft. 8 acres 5,000 sq. ft. 2 acres
Garden City, KS • Shop(1) • Land – shop(1) • Land – acid dock, truck storage, etc.	11,700 sq. ft. 1 acre 10 acres
Trinidad, CO (1) (2) • Shop • Land – shop	9,200 sq. ft. 5 acres 5,734 sq. ft. 0.4 acre
Hugoton, KS (Dillco) • Shop/Office/Storage • Land – shop/office/storage • Land - office	9,367 sq. ft. 3.3 acres 10 acres

(1) Property is collateral for debt incurred at time of purchase.

(2) Currently under a short term sublease, $2,300 monthly rents.

Leased Properties:

Location/Description	Approximate Size	Monthly Rental	Lease Expiration
Platteville, CO • Shop • Land	3,200 sq. ft. 1.5 acres	$3,000	Month-to-month
Cheyenne, WY(3) • Shop • Land	5,400 sq. ft. 5 acres	$6,500	June 2016
Carmichaels, PA • Shop • Land	5,000 sq. ft. 12.1 acres	$9,000	April 2015
Denver, CO(4) Corporate offices	3,497 sq. ft.	$5,755	October 2016

(3) Lease commenced on April 25, 2011

(4) Lease commenced on September 1, 2011

Note - All leases have renewal clauses

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LEGAL PROCEEDINGS

As of June 3, 2013, we are not a party to any legal proceedings that could have a material adverse effect on the Company’s business, financial condition or operating results. Further, to the Company’s knowledge no such proceedings have been threatened against the Company.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is quoted on the Over-the-Counter Bulletin Board (“OTCBB”) and the OTCQB under the symbol “ENSV.” Prior to January 4, 2011 our common stock was quoted under symbol “ASPN”. The rules of both market places provide that companies not current in their reporting requirements under the 1934 Act will be removed from the quotation service. At present and at December 31, 2012 we believe we were in full compliance with these rules.

The table below sets forth the high and low closing prices of the Company’s Common Stock during the periods indicated as reported by the Internet source Yahoo Finance (http://finance.yahoo.com). The quotations reflect inter-dealer prices without retail mark-up, mark-down or commission and may not reflect actual transactions.

	2013		2012		2011
	Price Range		Price Range		Price Range
	High	Low	High	Low	High	Low
First Quarter	$1.27	$0.63	$1.19	$0.62	$0.85	$0.39
Second Quarter	—	—	0.75	0.42	0.98	0.60
Third Quarter	—	—	0.60	0.32	1.39	0.80
Fourth Quarter	—	—	0.74	0.32	1.35	1.02

The closing sales price of the Company’s common stock as reported on June 3, 2013, was $1.02 per share.

Holders

As of June 3, 2013, there were approximately 800 holders of record of Company common stock. This does not include an indeterminate number of persons who hold our common stock in brokerage accounts and otherwise in “street name”. The registration of shares in this prospectus will have no effect on beneficial ownership set forth herein.

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Dividends

Holders of common stock are entitled to receive such dividends as may be declared by the Company’s Board of Directors. The Company did not declare or pay dividends during its fiscal years ended December 31, 2012 or 2011, and has no plans at present to declare or pay any dividends.

Decisions concerning dividend payments in the future will depend on income and cash requirements. However, in its agreements with PNC Bank, National Association the Company represented that it would not pay any cash dividends on its common stock until its obligations to PNC Bank, National Association are satisfied. Furthermore, to the extent Enservco has any earnings, it will likely retain earnings to expand corporate operations and not use such earnings to pay dividends.

Securities Authorized for Issuance Under Equity Compensation Plans

The following is provided with respect to compensation plans (including individual compensation arrangements) under which equity securities are authorized for issuance as of December 31, 2012:

Equity Compensation Plan Information
				Number of Securities
				Remaining Available
	Number of Securities			for Future Issuance
	to be Issued Upon		Weighted-Average	Under Equity
	Exercise of		Exercise Price of	Compensation Plans
	Outstanding Options,		Outstanding Options,	(Excluding Securities
Plan Category	Warrants, and Rights		Warrants, and Rights	Reflected in Column (a))
and Description	(a)		(b)	(c)

Equity Compensation Plans
Approved by Security Holders (1)	2,585,000		$0.64	2,188,794	(3)

Equity Compensation Plans Not
Approved by Security Holders	6,650,601	(2)	0.57	-

Total	9,235,601		$0.59	2,188,794

(1)	Represents options granted pursuant to the Company’s 2010 Stock Incentive Plan.

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(2)	Consists of: (i) options to acquire 490,431 shares of Company common stock granted pursuant to Aspen’s 2008 Equity Plan; (ii) warrants issued in 2010 to acquire 225,000 shares of Company common stock exercisable at $0.49 per share; (iii) warrants issued in 2011 to acquire 100,000 shares of Company common stock exercisable at $0.77 per share, (iv) warrants issued October 2012 to the principals of the Company’s existing investor relations firm to acquire 225,000 shares of Company common stock exercisable at $0.55 per share, (v) warrants issued November 2012 in conjunction with stock subscription agreements executed with equity investors to acquire 2,849,714 shares of Company common stock exercisable at $0.55 per share; (vi) warrants issued November 2012 to various service providers, for services rendered in conjunction with the execution of multiple stock subscription agreements, to acquire 449,456 shares of Company common stock exercisable at $0.55 per share; (vii) warrants issued November 2012 to a related party to acquire 2,111,000 shares of Company stock, pursuant to the party’s conversion of subordinated debt to shares of the Company’s common stock as required by the PNC Bank, National Association Revolving Credit, Term Loan, and Security Agreement, exercisable at $0.55 per share, and (viii) warrants issued November 2012 to a single service provider, for investor relation services, to acquire 200,000 shares of Company common stock exercisable at $0.40 per share.

(3)	Calculated as 4,773,794 shares of common stock reserved per the 2010 Stock Incentive Plan (being 15% of 31,825,294 shares issued and outstanding at January 1, 2013 per the renewal clause noted within the plan) less the 2,585,000 shares of common stock noted in Column (a).

Description of the 2008 Equity Plan:

On February 27, 2008 Aspen’s Board of Directors adopted the 2008 Equity Plan (the “2008 Plan”). One million shares of common stock were initially reserved for the grant of stock options or issuance of stock bonuses under the 2008 Plan. The 2008 Plan was not approved by Aspen’s stockholders and therefore none of the options granted under the 2008 Plan qualify as incentive stock options under Section 422 of the Internal Revenue Code. The exercise period for options granted under the 2008 Plan did not exceed ten years from the date of grant. The 2008 Plan provides that an option may be exercised through the payment of cash, in accordance with the Plan’s cashless exercise provision, or in property or in a combination of cash, shares and property. On July 27, 2010, the 2008 Plan was terminated, although persons holding vested options under the 2008 Plan will continue to hold those options in accordance with the terms of their contractual agreement(s).

Description of the 2010 Stock Incentive Plan:

On July 27, 2010 the Company’s Board of Directors adopted the 2010 Stock Incentive Plan (the “2010 Plan”). The 2010 Plan permits the granting of equity-based awards to our directors, officers, employees, consultants, independent contractors and affiliates. Equity-based awards are intended to be determined by a compensation committee (or, in the absence of a compensation committee, the Board of Directors and in either case referred to herein as the “Committee”) and are granted only in compliance with applicable laws and regulatory policy.

The 2010 Plan was approved by the Company’s stockholders in October 2010 and permits the issuance of options that qualify as Incentive Stock Options pursuant to Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). In the absence of a compensation committee, the Board of Directors administers the 2010 Plan. Any employee, officer, consultant, independent contractor or director providing services to the Company or any of its affiliates, who is selected by the Committee, is eligible to receive an award under the 2010 Plan.

The aggregate number of shares of our common stock that may be issued was 3,500,000 shares of common stock. Beginning on January 1, 2012 and on January 1 of each subsequent year that the 2010 Plan is in effect, the aggregate number of Shares that may be issued under the 2010 Plan shall be automatically adjusted to equal 15% of the Company’s issued and outstanding shares of common stock, calculated as of January 1 of the respective year. As a result of the January 1, 2013 adjustment, the maximum number of shares that are subject to equity awards under the 2010 Plan was increased to 4,773,794. The maximum number of shares that may be awarded under the 2010 Plan pursuant to grants of restricted stock, restricted stock units, and stock awards will be 2,000,000.

The 2010 Plan permits the granting of:

•	Stock options (including both incentive and non-qualified stock options);

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•	Stock appreciation rights (“SARs”);
•	Restricted stock and restricted stock units;
•	Performance awards of cash, stock, other securities or property;
•	Other stock grants; and
•	Other stock-based awards.

Unless discontinued or terminated by the Board, the 2010 Plan will expire on July 27, 2020. No awards may be made after that date. However, unless otherwise expressly provided in an applicable award agreement, any award granted under the 2010 Plan prior to expiration may extend beyond the expiration of the 2010 Plan through the award’s normal expiration date.

Without the approval of the Company’s stockholders, the Committee will not re-price, adjust or amend the exercise price of any options or the grant price of any SAR previously awarded, whether through amendment, cancellation and replacement grant or any other means, except in connection with a stock dividend or other distribution, including a stock split, merger or other similar corporate transaction or event, in order to prevent dilution or enlargement of the benefits, or potential benefits intended to be provided under the 2010 Plan.

Other Compensation Arrangements:

On July 28, 2010, Enservco entered into an agreement with an investor relations firm and as part of the compensation paid pursuant to that agreement granted each of the principals of the firm a warrant to purchase 112,500 shares of the Company’s common stock (a total of 225,000 shares). The warrants are exercisable at $0.49 per share for a four year term. Each of the warrants may be exercised on a cashless basis. The warrants also provide that subject to various conditions, the holders have piggy-back registration rights with respect to the shares of common stock that may be acquired upon the exercise of the warrants.

On May 9, 2011, Enservco entered into an agreement with a financial advisor and as part of the compensation paid pursuant to that agreement granted the advisor a warrant to purchase 100,000 shares of the Company’s common stock. The warrants are exercisable at $0.77 per share for a five year term. The warrants may be exercised on a cashless basis. The warrants also provide that subject to various conditions, the holders have piggy-back registration rights with respect to the shares of common stock that may be acquired upon the exercise of the warrants.

On October 31, 2012, Enservco granted each of the principals of its existing investor relations firm a warrant to purchase 112,500 shares of the Company’s common stock (a total of 225,000 shares) for the firm’s part in creating awareness for the Company’s upcoming private equity placement, in November 2012, as discussed herein. The warrants are exercisable at $0.55 per share for a five year term. Each of the warrants may be exercised on a cashless basis. The warrants also provide that subject to various conditions, the holders have piggy-back registration rights with respect to the shares of common stock that may be acquired upon the exercise of the warrants.

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In November 2012, Enservco entered into stock subscription agreements with numerous equity investors in order to raise approximately $2.0 million in equity, issuing 5,699 Units or 5,699,428 shares of common stock at $0.35 per share, as required by the Revolving Credit, Term Loan, and Security Agreement entered into with PNC Bank, National Association (the agreement required a minimum $1.25 million equity raise as a perquisite to the agreement’s execution). In conjunction with the stock subscription agreements executed by the equity investors, the Company and each equity investor also entered into a registration rights agreement; which agreement requires the payment of penalty fees to the equity investor in the event the Company is unable to timely register the shares of common stock acquired by the equity investor pursuant to the stock subscription agreement. The Company notes that it fully expects to register the underlining shares of common stock issued through the November 2012 private equity placement through filing a timely Form S-1 registration statement with the Securities Exchange Commission (“SEC”). Due to its expectation to timely file the registration statement with the SEC, the Company does not believe it will pay any penalties pursuant to the registration rights agreement and therefore has not recorded a liability for the penalties.

Also in conjunction with these stock subscription agreements, the Company granted a one-half share warrant for every full share of common stock acquired by the equity investors. As such, the Company granted warrants to purchase 2,849,714 shares of the Company’s common stock, exercisable at $0.55 per share for a five year term. Each of the warrants may be exercised on a cashless basis. The warrants also provide that subject to various conditions, the holders have piggy-back registration rights with respect to the shares of common stock that may be acquired upon the exercise of the warrants.

Also in November 2012, Enservco granted warrants to purchase 449,456 shares of the Company’s common stock to numerous unaffiliated consultants, for services rendered for the finding and execution of multiple stock subscriptions agreements with several equity investors. These warrants have the same terms and conditions as the warrants issued in conjunction with the stock subscription agreements, as granted on the same date thereof (i.e. exercisable at $0.55 per share for a five year term, piggy-back registration rights, etc).

On November 2, 2012, pursuant to conditions within the PNC Bank, National Association Revolving Credit, Term Loan, and Security Agreement, Mr. Herman (the Company’s Chairman and CEO) was required to convert his $1,477,760 outstanding subordinated debt into 4,222,000 shares of the Company’s common stock. Similar to the provisions within the stock subscription agreements executed on the same date thereof, Mr. Herman was granted warrants to purchase 2,111,000 shares of the Company’s common stock. These warrants have the same terms and conditions as the warrants issued in conjunction with the stock subscription agreements, as granted on the same date thereof (i.e. exercisable at $0.55 per share for a five year term, piggy-back registration rights, etc).

As noted above, in conjunction with the stock subscription agreements executed by the equity investors, which provide for the issuance of the warrants described above, the Company and each equity investor also entered into a registration rights agreement. The Company notes that though each of the warrants described above contain piggy-back provisions that allows the warrant holder to include its shares in any registration of shares of common stock by the Company, the warrants issued do not contain any penalties for failure to register the shares available under the warrant agreements.

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On November 29, 2012, Enservco entered into an investor relations services agreement with an unaffiliated consultant. Pursuant to this services agreement, the Company issued the consultant 125,000 shares of common stock, at $0.40 per share, in lieu of cash fees. The Company also granted the consultant a warrant to purchase 200,000 shares of the Company’s common stock. The warrants are exercisable on May 31, 2013, based on certain conditions as set forth in the warrant agreement, at $0.40 per share for a five year term. Each of the warrants may be exercised on a cashless basis. The warrants also provide that subject to various conditions, the holders have piggy-back registration rights with respect to the shares of common stock that may be acquired upon the exercise of the warrants.

Management’s Discussion and Analysis of Financial Condition and Results
of Operations

The following discussion provides information regarding the results of operations for the three months ended March 31, 2013 and 2012 , and our financial condition, liquidity and capital resources as of March 31, 2013 and December 31, 2012. The financial statements and the notes thereto contain detailed information that should be referred to in conjunction with this discussion.

The following discussion and analysis should be read in conjunction with and our historical consolidated financial statements and the accompanying notes included elsewhere in this prospectus, as well as the Risk Factors and the Cautionary Note Regarding Forward-Looking Statements included above.

Company Overview and Overview of the Information Presented

The Company was incorporated as Aspen Exploration Corporation under the laws of the State of Delaware on February 28, 1980 for the primary purpose of acquiring, exploring and developing oil and natural gas and other mineral properties. On June 30, 2009, Aspen disposed of all of its remaining oil and natural gas producing assets and as a result was no longer engaged in active business operations. On June 24, 2010, Aspen entered into an Agreement and Plan of Merger and Reorganization with Dillco Fluid Service, Inc. (“Dillco”) which set forth the terms by which Dillco became a wholly owned subsidiary of Aspen on July 27, 2010 (the “Merger Transaction”).

On December 30, 2010, Aspen changed its name to “Enservco Corporation.” As such, throughout this report the terms the “Company” and/or “Enservco” are intended to refer to the Company on a post Merger Transaction basis and as a whole, with respect to both historical and forward looking contexts. As a result of the Merger Transaction, the Company’s fiscal year was modified to be the calendar year as described below.

Going forward, and subject to the availability of adequate financing, the Company expects to continue to pursue its growth strategies of exploring additional acquisitions, potentially expanding the geographic areas in which it operates, and diversifying the products and services it provides to customers, as well as making further investments in its assets and equipment. The Company will require additional debt or equity financing to fund the costs necessary to expand the services it offers. There can be no assurance that the Company will be able to raise outside capital or have access to outside funding on reasonable terms, if at all.

Accounting Treatment of the Merger

The Merger Transaction, by which Dillco became a wholly-owned subsidiary of Enservco, was treated as a "reverse acquisition" for accounting purposes. In a reverse acquisition, although Aspen was considered to be the "legal acquirer" (that is, Aspen (now Enservco Corporation) survived as the parent corporation), Dillco was the "accounting acquirer" (that is because Dillco's and its subsidiaries' business was undeniably the more significant business).

Dillco’s fiscal year end was December 31, whereas prior to the Merger Transaction Aspen’s fiscal year end was June 30. Because Dillco was the accounting acquirer, the Merger Transaction resulted in the Company’s fiscal year end being deemed to change to December 31. Thus, starting with its Form 10-Q filed for the quarter ended September 30, 2010, the Company began filing annual and quarterly reports based on the December 31 fiscal year end of Dillco rather than the former (pre-acquisition) June 30 fiscal year end of Aspen. Although not required to complete the change of the fiscal year, more than a majority of the Company’s stockholders approved that change (as well as a change to the Company’s tax year) by consent.

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Because of the business combination by which Dillco became a wholly owned subsidiary of Enservco, no separate discussion regarding Aspen’s financial condition or results of operations are included in this report.

Discussion of Operations for the Three Months ended March 31, 2013 and 2012

The following table shows the results of operations for the periods noted. Please see information following the table for management’s discussion of significant changes.

	Three Months Ended March 31,
	2013	% of Revenue	2012	% of Revenue

Revenues	$18,567,166	100%	$9,527,955	100%
Cost of Revenue	10,401,143	56%	6,579,429	69%
Gross Profit	8,166,023	44%	2,948,526	31%

Operating Expenses
General and administrative expenses	907,073	5%	903,360	9%
Depreciation and amortization	563,836	3%	1,323,797	14%
Total operating expenses	1,470,909	8%	2,227,157	23%

Income from Operations	6,695,114	36%	721,369	8%
Other Income (Expense)	6,518	0%	(138,765)	(2)%

Income From Continuing Operations Before Tax Expense	6,701,632	36%	582,604	6%
Income Tax Expense	(2,695,061)	(14)%	(203,847)	(2)%
Income From Continuing Operations	4,006,571	22%	378,757	4%

Discontinued Operations
Loss from discontinued operations	(118,918)	(1)%	(165,361)	(2)%
Income tax benefit	46,378	0%	64,491	1%
Loss on discontinued operations, net of tax	(72,540)	(1)%	(100,870)	(1)%

Net Income	$3,934,031	21%	$277,887	3%

Earnings per Common Share – Basic
Income from continuing operations	$0.12		$0.01
Discontinued operations	-		-
Net Income	$0.12		$0.01

Earnings per Common Share – Diluted	$0.11		$0.01
Income from continuing operations	-		-
Discontinued operations	$0.11		$0.01
Net Income

Basic weighted average number of common shares outstanding	31,825,294		21,778,866
Add: Dilutive shares assuming exercise of options and warrants	3,172,940		1,240,747
Diluted weighted average number of common shares outstanding	34,998,234		23,019,613

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Although Enservco does not have segmented business operations, which would require segment reporting within the notes of its financial statements per accounting standards, we believe that revenue by service offering may be useful to readers of our financials. The following tables set forth revenue from continuing operations for the Company’s three service offerings during the three months ending March 31, 2013 and 2012:

	Three Months Ended March 31,
	2013	2012
BY SERVICE OFFERING:
Fluid Management (1)	$1,928,595	$2,111,226

Well Enhancement Services (2)	16,529,380	7,333,854

Well Site Construction and Roustabout Services(6)	109,191	82,875

Total Revenues	$18,567,166	$9,527,955

Enservco has also determined that an understanding of the diversity of its operations by geography is important to an understanding of its business operations. Enservco only does business in the United States, in what it believes are three geographically diverse regions. The following table sets forth revenue from continuing operations for the Company’s three geographic regions during the three months ending March 31, 2013 and 2012:

	Three Months Ended March 31,
	2013	2012
BY GEOGRAPHY:
Eastern USA Region (3)	$4,324,196	$1,298,110

Rocky Mountain Region (4)	10,510,435	5,517,073

Central USA Region (5)	3,732,535	2,712,772

Total Revenues	$18,567,166	$9,527,955

Notes to tables:

(1)	Water hauling/disposal and frac tank rental.
(2)	Services such as frac heating, acidizing, hot oil services, and pressure testing.
(3)	Consists of operations and services performed in the southern region of the Marcellus Shale formation (southwestern Pennsylvania and northern West Virginia) and the Utica Shale formation (eastern Ohio). Heat Waves is the only Company subsidiary operating in this region.
(4)	Consists of western Colorado, southeastern Wyoming, western North Dakota, and eastern Montana. Heat Waves is the only Company subsidiary operating in this region.
(5)	Consists of southwestern Kansas, northwestern Oklahoma, Texas panhandle, and northern New Mexico. Both Dillco and Heat Waves engage in business operations in this region.
(6)	Amounts herein represent our Dillco construction and roustabout services. During 2012, the Heat Waves’ construction and roustabout service line was discontinued. See Note 3 to our consolidated financial statements accompanying the Form 10K within this report for more details.

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Revenues :

The approximately $9.0 million or 95% increase in our revenues from continuing operations for the three months ended March 31, 2013, as compared to the same period in 2012, is primarily due to (i) a normal winter season during the 2012-2013 heating season (as compared to the higher-than-average temperatures and moderate weather during the prior year’s winter), and (ii) due to increased heating capacity through the purchase and fabrication of additional trucks and equipment to service our well enhancement services. These factors are discussed in detail throughout this section; this section focuses on key increases in our revenues from continuing operations from our service line offerings and geographical regions, with additional discussions for any offsetting decreases.

In general, on a service offering basis, the increase in revenues during the first quarter of 2013 included significant increases within our well enhancement services, and a slight reduction in revenues during the same period in our fluid management services. Revenues from well site construction services remained approximately the same during the three month period.

In general, on a geographical basis, revenues from the Rocky Mountain region increased significantly during the first quarter of 2013, as did revenues from operations in the eastern USA region. Revenues from operations in the Central USA region showed a slight increase during the three month period.

Specific factors that increased revenues during the three months ended March 31, 2013, as compared to 2012:

(1)	During 2012 and the beginning of 2013, the Company expanded its heating capacity by investing in additional trucks and equipment to meet the growing demand for our frac heating and hot oiling services. As part of this expansion of trucks and equipment, the Company purchased and fabricated two new hot oil units and five double-burner frac heating units which were deployed into our Rocky Mountain region ;

(2)	Though the Company’s Well Enhancement services of frac heating and hot oiling were affected by higher-than-average temperatures and moderate weather during the first quarter of 2012, weather patterns returned to normal during the first quarter of 2013, which is in the middle of the 2012-2013 heating season, thus increasing the demand for our frac heating and hot oiling services;

(3)	Revenues in the Eastern USA region (the southern Marcellus Shale formation covering southwestern Pennsylvania and northern West Virginia) increased by approximately $3.0 million during the first quarter of 2013, as compared to the same period in 2012, with the majority of this increase associated with Well Enhancement services (more specifically, frac heating and hot oiling). This increase is due weather patterns in this area returning to normal during the winter of 2012-2013, and is also due to our expansion into the Utica shale (located in northern West Virginia) where exploration and production in this oil-field play is beginning to see increased activity and demand for our services; and

(4)	Due to our expansion and organic growth within our Rocky Mountain and Central USA regions we were also able to execute additional Fluid Management agreements with key customers during 2012, continuing these services through the beginning of 2013. These new agreements resulted in the Company investing in additional water transports. In total, the Company purchased and fabricated two new water transports, and also leased an additional seven water transports, which were deployed into our Rocky Mountain and Central USA regions during 2012. See below for a discussion around the decreases in Fluid Management services within our Dillco Fluid Service, Inc operations which offset the increase in revenues from our Rocky Mountain and other Central USA operations.

Specific factors that decreased revenues during the three months ended March 31, 2013, as compared to 2012:

(1)	In spite of the expansion and organic growth within our Rocky Mountain and Central USA regions as explained above, Fluid Management services within our Dillco Fluid Service, Inc. operations (part of our Central USA region) decreased by approximately $500,000 during the first quarter of 2013, as compared to the same period in 2012. This decrease was due to losing a member of our Dillco Fluid Service, Inc. operations management team near the end of the first quarter of 2012; this member took his small number of fluid service trucks and equipment and certain small, independent-customers to explore his own business opportunities.

Historical Seasonality of Revenues. Because of the seasonality of our frac heating and hot oiling business, the second and third quarters are historically our lowest revenue generating periods of our fiscal year. In addition, the revenue mix of our service offerings also changes as our Well Enhancement services (which includes frac heating and hot oiling) decrease as a percentage of total revenues and Fluid Management services and other services increase. The first and fourth quarters of our fiscal year, covering the months during what is known as our “heating season”, have historically made up approximately 60% or more of our total fiscal year revenues, with the remaining 40% historically split evenly between the second and third quarters. Thus, the revenues recognized in our quarterly financials in any given period are not indicative of the annual or quarterly revenues through the remainder of that fiscal year.

As an indication of this quarter-to-quarter seasonality, the Company earned approximately $5.5 million and $5.2 million of its 2012 revenues during the second and third quarters of 2012, respectively, while earning approximately $9.5 million and $11.3 million during the first and fourth quarters of 2012, respectively. The 2011 comparison was similar; $4.2 million and $4.3 million in revenues during the second and third quarters of 2011, respectively, as compared to approximately $9.1 million and $6.3 million during the first and fourth quarters of 2011, respectively. While the Company is pursuing various strategies to lessen these quarterly fluctuations by increasing non-seasonal business opportunities, there can be no assurance that we will be successful in doing so.

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Costs of Revenues and Gross Profit:

Although revenues from continuing operations increased during the three months ended March 31, 2013, as compared to the same period in 2012, cost of revenues from continuing operations as a percentage of revenues decreased by approximately fifteen percentage points. This resulted in an increased gross profit margin of approximately $5.2 million or 177% for the first quarter in 2013, when compared to the same period in 2012.

The decrease in cost of revenues and increased profitability rate for the period is primarily due to the following factors:

(1)	Historically, our revenue mix has consisted of approximately 55% of our consolidated revenues generated through our Well Enhancement services and approximately 40% from our Fluid Management services; the remaining 5% of consolidated revenues has historically been generated from Well Site Construction and other services. During the first quarter of 2013, our revenue mix consisted of approximately 90% of consolidated revenues from Well Enhancement services. This significant change to our revenue mix is due to new frac heating and hot oiling customers in our Rocky Mountain, Eastern USA, and Central USA regions. To address this increase in demand, during the first quarter of 2013 we allocated all available resources (resulting in parking of water transports and redeploying water transport operators) to meet the demand of our Well Enhancement services; specifically our frac heating and hot oiling service. As we have historically experienced higher gross profit margins for Well Enhancement services, this change in revenue mix through focusing on our core heating services significantly increased our gross profit margins and our overall gross profit during the first quarter of 2013; and

(2)	In prior periods the Company has benefited from a reduction in cost of revenues through the implementation and maintenance of several cost-reduction programs and policies. Due to the significant increase in revenues from continuing operations during the first quarter of 2013, the Company was able to benefit from these cost-reduction programs and policies and our gross profit margins from each incremental dollar of revenue showed a significant increase in profitability.

General and Administrative Expenses:

For the three months ended March 31, 2013, general and administrative expenses as a percentage of revenues decreased by four percentage points, as compared to the same period 2012, due to the substantial increase in revenues. However, the dollar amount spent on our general and administrative expenses remained relatively consistent during the period as there have not been any significant changes in general and administrative expenses, period-over-period.

Going forward, we anticipate that our general and administrative expenses will continue to be consistent, or may in certain periods have a slight increase, as we maintain efforts to appropriately invest in the infrastructure and overhead needed to support operations, as our operations continue to grow. We expect to be able to maintain our general and administrative expenses as a reasonable and consistent percentage of revenues.

Depreciation and Amortization:

Our depreciation and amortization expenses decreased as a percentage of revenues for the three months ended March 31, 2013, as compared to the same period in 2012, by approximately eleven percentage points, or a decrease in depreciation and amortization expense of approximately $760,000 or 57%. During the second quarter of 2012, the Company reassessed the estimated useful lives of its trucks and equipment (including its well servicing units and equipment, fluid services equipment, construction equipment, and other vehicles) as well as the estimated useful lives of its disposal wells. Through this assessment, the Company increased the useful lives of its trucks and equipment and of its disposal wells. This change in accounting estimate decreased depreciation for the three months ended March 31, 2013 by approximately $860,000 (pre-tax difference), as compared to the same period in 2012. This decrease in depreciation due to the change in accounting estimate noted above was offset by an increase in depreciation by approximately $100,000 due to property and equipment purchases during fiscal year 2011 of approximately $5.6 million and another $4.2 million in purchases during 2012 (purchase amounts include leases of approximately $282,000 and $438,000, respectively).

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Results of Operations:

For the three months ended March 31, 2013, the Company recognized income from operations of approximately $6.7 million. For the same period in 2012, the Company recognized income from operations of approximately $720,000. As discussed within the Cost of Revenues and Gross Profit, General and Administrative Expenses, and Depreciation and Amortization sections above, the approximate $6.0 million positive swing in our results from operations during the first quarter of 2013, as compared to 2012, was primarily a result of an approximate $9.0 million or 95% increase in revenues, with the cost of revenues from continuing operations as a percentage of revenues decreasing by approximately 15% (or an increased gross profit margin of approximately $5.2 million or 177%) period-over-year, and an approximate $760,000 or 57% decrease in depreciation expense.

Management believes that this improvement in our results of operations reflects the beneficial effect of our expanded and increased operations (as discussed throughout this report), a focus on obtaining profitability, and the benefit of a normal winter and increased heating capacity in the first quarter of the year. We believe that as long as we are able to control our costs and increase our revenues as a result of our expanding geographical regions and service areas, our financial performance will continue to improve over the long run, although on a quarter-to-quarter basis, there may still be periods of loss due to the seasonality of our operations, as discussed several times herein.

Income Taxes:

For the three months ended March 31, 2013, the Company recognized income from continuing operations before taxes of approximately $6.7 million. The Company recognized a tax expense on this income from continuing operations of approximately $2.7 million. This resulted in an effective tax rate on income from continuing operations of approximately 40%. This high effective tax rate, as compared to a generally expected federal corporate tax rate of 34%, is primarily due to permanent book income vs. taxable income differences and state and local income tax.

Adjusted EBITDA*

Management believes that, for the reasons set forth below, adjusted EBITDA (even though a non-GAAP measure) is a valuable measurement of the Company's liquidity and performance and is consistent with the measurements offered by other companies in Enservco's industry. The following table presents a reconciliation of our net income to our Adjusted EBITDA for each of the periods indicated:

	Three Months Ended March 31,
	2013	2012

EBITDA* From Continuing Operations:
Income From Continuing Operations	$4,006,571	$378,757
Add (Deduct):
Interest expense	314,052	208,991
Income tax expense	2,695,061	203,847
Depreciation and amortization	563,836	1,323,797
EBITDA* From Continuing Operations	7,579,520	2,115,392
Add (Deduct):
Stock-based compensation	38,696	44,636
Warrants issued	30,023	-
Gain on disposal of equipment	(306,457)	-
Gain on sale of investments	-	(11,762)
Other income	(14,113)	(58,464)
Adjusted EBITDA* From Continuing Operations	$7,327,669	$2,089,802

EBITDA* From Discontinued Operations:
Loss From Discontinued Operations	$(72,540)	$(100,870)
Add (Deduct):
Interest expense	963	750
Income tax benefit	(46,378)	(64,491)
Depreciation and amortization	-	77,395
EBITDA* and Adjusted EBITDA* From Discontinued Operations	$(117,955)	$(87,216)

*Note: See below for discussion of the use of non-GAAP financial measurements.

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Use of Non-GAAP Financial Measures: Non-GAAP results are presented only as a supplement to the financial statements and for use within management’s discussion and analysis based on U.S. generally accepted accounting principles (GAAP). The non-GAAP financial information is provided to enhance the reader's understanding of the Company’s financial performance, but no non-GAAP measure should be considered in isolation or as a substitute for financial measures calculated in accordance with GAAP. Reconciliations of the most directly comparable GAAP measures to non-GAAP measures are provided herein.

EBITDA is defined as net income plus or minus net interest plus taxes, depreciation and amortization. Adjusted EBITDA excludes from EBITDA stock-based compensation and, when appropriate, other items that management does not utilize in assessing the Company’s operating performance (see list of these items to follow below). None of these non-GAAP financial measures are recognized terms under GAAP and do not purport to be an alternative to net income as an indicator of operating performance or any other GAAP measure. Management uses these non-GAAP measures in its operational and financial decision-making, believing that it is useful to eliminate certain items in order to focus on what it deems to be a more reliable indicator of ongoing operating performance and the Company’s ability to generate cash flow from operations. Management also believes that investors may find non-GAAP financial measures useful for the same reasons, although investors are cautioned that non-GAAP financial measures are not a substitute for GAAP disclosures.

All of the items included in the reconciliation from Net Income to EBITDA and from EBITDA to Adjusted EBITDA are either (i) non-cash items (e.g., depreciation, amortization of purchased intangibles, stock-based compensation, etc.) or (ii) items that management does not consider to be useful in assessing the Company’s operating performance (e.g., income taxes, gain on sale of investments, loss on disposal of assets, etc.). In the case of the non-cash items, management believes that investors can better assess the Company’s operating performance if the measures are presented without such items because, unlike cash expenses, these adjustments do not affect the Company’s ability to generate free cash flow or invest in its business.

Because not all companies use identical calculations, the Company’s presentation of non-GAAP financial measures may not be comparable to other similarly titled measures of other companies. However, these measures can still be useful in evaluating the Company’s performance against its peer companies because management believes the measures provide users with valuable insight into key components of GAAP financial disclosures.

Changes in Adjusted EBITDA*

For the three months ended March 31, 2013, Adjusted EBITDA From Continuing Operations increased by approximately $5.2 million, as compared to the same period in 2012.

The increase of Adjusted EBITDA From Continuing Operations during the first quarter of 2013, as compared to 2012, was primarily due to an increase in revenues from our well enhancement services within our Rocky Mountain and Central USA regions, due to new frac heating and hot oiling customers in those regions.

Liquidity and Capital Resources

The following table summarizes our statements of cash flows for the three months ended March 31, 2013 and 2012 and (combined with working capital from the above table and discussion below) are important for understanding our liquidity:

	For the Three Months Ended
	March 31,
	2013	2012
	(Unaudited)	(Unaudited)

Net cash provided by operating activities	$654,580	$583,291
Net cash provided (used) in investing activities	1,210,580	(1,311,450)
Net cash (used) provided by financing activities	(1,595,516)	1,230,547
Net Decrease in Cash and Cash Equivalents	269,644	502,388

Cash and Cash Equivalents, Beginning of Period	533,627	417,005

Cash and Cash Equivalents, End of Period	$803,271	$919,393

Note: As discussed within Note 1 – Basis of Presentation within the Notes to the Condensed Consolidated Financial Statements, the Company has elected to not separately disclose cash flows pertaining to discontinued operations within the accompanying statements of cash flows for the three months ending March 31, 2013 and 2012.

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The following table sets forth a summary of certain aspects of our balance sheet at March 31, 2013 and December 31, 2012:

	March 31, 2013	December 31, 2012
	(Unaudited)

Current Assets	$15,919,455	$9,553,558
Total Assets	30,853,345	25,857,026
Current Liabilities	8,507,279	7,997,228
Total Liabilities	20,024,012	19,040,678
Working Capital (Current Assets net of Current Liabilities)	7,412,176	1,556,330
Stockholders’ equity	10,829,333	6,816,348

Note: As discussed within Note 1 – Basis of Presentation within the Notes to the Consolidated Financial Statements, the Company has classified fixed assets associated with discontinued operations as Fixed assets held for sale in our consolidated balance sheet as of March 31, 2013 and December 31, 2012. The Company elected to present and disclose all other major classifications of assets and liabilities associated with these discontinued operations, other than the Fixed assets held for sale, within the notes to the financial statements; see Note 3 within the Notes to the Condensed Consolidated Financial Statements for further details.

In current and prior periods, we have relied on cash generated from operations and borrowings under our credit facility to satisfy our liquidity needs. Our ability to fund operating cash flow shortfalls, fund capital expenditures, and make acquisitions will depend upon our future operating performance, and more broadly, on the availability of equity and debt financing, of which there can be no assurance and which will be affected by prevailing economic conditions in our industry and financial, business and other factors, some of which are beyond our control. At March 31, 2013, we had approximately $3.5 million available under our asset based, revolving credit facility.

On November 2, 2012, the Company and PNC Bank, National Association (“PNC”) entered into a Credit Agreement and other documents by which the Company and its subsidiaries refinanced substantially all of its existing indebtedness with Great Western Bank. This refinancing has positively bolstered our working capital position, as well as provided for an increased revolving credit facility. Based on our existing operating performance, coupled with the recent refinancing, we believe we will have adequate funds to meet operational and capital expenditure needs for the remainder of fiscal year 2013 and beyond. However, if our estimates about our future operating performance turn out to be inaccurate, or if we are unable to raise additional capital in the absence of positive future operating performance, the Company will adjust its capital expenditures accordingly.

The credit agreements evidencing our debt facilities contain standard covenants regarding leverage, minimum net worth, debt service coverage, capital expenditures, additional lease arrangements, and additional debt limitations and loan to value ratios. At March 31, 2013, the Company did not meet one of the covenants imposed by the loan agreements with PNC, associated with limits imposed on the aggregate amount of lease expense allowed on an annual basis, which resulted in an event of default under the loan documents. PNC has waived the effect of this event of default and has agreed to modify the debt covenants of the loan agreements for future reporting periods for the covenant which was in default at March 31, 2013. As a result of the waiver, no default was declared. The Company believes that it is in line to meet the modified debt covenant and all other future covenant requirements.

As of March 31, 2013 we had working capital of approximately $7.4 million, an increase in working capital of approximately $5.9 million as compared to our 2012 fiscal year end. There were various components contributing to the increase in the working capital during the first quarter of 2013:

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Factors that increased our working capital –

(1)	An increase in accounts receivable balances of approximately $5.6 million due to an approximate $7.1 million increase in first quarter 2013 revenues as compared to the fourth quarter of 2012;

(2)	A decrease in the line of credit balance of approximately $920,000 due to our ability to pay down the line of credit balance through cash flows from operations during the first quarter of 2013; again, due to the approximate $7.1 million increase in first quarter 2013 revenues as compared to the fourth quarter of 2012; and

(3)	An increase in prepaids and other current assets of approximately $490,000.

Factors that had a negative effect on our working capital –

(1)	An increase in income taxes payable of $1.5 million due to the increased profitability experienced during the first quarter 2013.

Investing and Financing Activities

Our capital expenditures for the first quarter of 2013 were approximately $592,000, as compared to approximately $1.4 million during the first quarter of 2012. During the first quarter of 2013, we sold or disposed of trucks and equipment resulting in proceeds of approximately $1.6 million, and also sold two disposal wells and a property within our Dillco Fluid Service, Inc operations center, located in southwest Kansas, for combined cash proceeds of approximately $192,000. These items, combined, explain the significant increase of approximately $2.5 million in the cash provided by investing activities during the first quarter of 2013, as compared to the same period in 2012.

During the first quarter of 2012, the Company entered into several equipment loans with its primary lender and received proceeds from the issuance of long-term debt of approximately $1.4 million. The Company also had net payments on its line of credit of approximately $920,000 during the first quarter of 2013, as compared to net borrowings under its line of credit facility of approximately $725,000 during the first quarter of 2012 . These items, combined, explain the significant increase of approximately $2.8 million in the cash used in financing activities during the first quarter of 2013, as compared to the same period in 2012.

As of December 31, 2012 we have executed commitments for approximately $900,000 for additional heating equipment. A majority of these assets were purchased, or financed, and delivered as of the date of this filing. The Company has no other commitments as of March 31, 2013.

Capital Commitments and Obligations

The Company’s capital commitments and obligations as of March 31, 2013 consisted of the PNC Term Loan, the PNC Revolving Line of Credit, a Great Western Bank Real Estate Loan entered into to fund the new operation center in North Dakota, as well as other bank debt and certain capital and operating leases.  General terms and conditions for, and amounts due under, these commitments and obligations are summarized in the notes to the financial statements.

Going forward, and subject to the availability of adequate financing, the Company hopes to expand its business operations by acquiring additional equipment, increasing the volume of services we currently offer, expanding the services we offer to our customers, and engaging in strategic transactions with companies that offer services that are similar or complementary to those that the Company offers.

Management has taken various preliminary steps to explore geographical and service offering expansion. To fully implement certain of these activities the Company likely will need to raise additional capital or borrow funds from its existing lender(s) or from other third parties. The Company believes that it can utilize cash flows, its existing line of credit, and remaining equipment and other loan balances to finance its current plans. However, should the Company desire to engage in certain strategic transactions or other significant expansions of its business operations it will likely have to obtain outside financing. There can be no assurance that financing will be available to the Company ion reasonable terms, if at all.

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Discussion of Operations for the years ended December 31, 2012 and 2011

The following tables show the results of operations for the periods noted. Please see information following the table for management’s discussion of significant changes.

	Years Ended December 31,
	2012	% of Revenue	2011	% of Revenue

Revenues	$31,497,787	100%	$23,904,384	100%
Cost of Revenue	23,286,561	74%	17,828,834	75%
Gross Profit	8,211,226	26%	6,075,550	25%

Operating Expenses
General and administrative expenses	3,550,438	11%	3,515,213	15%
Depreciation and amortization	2,960,153	10%	4,188,052	17%
Total operating expenses	6,510,591	21%	7,703,265	32%

Income (Loss) from Operations	1,700,635	5%	(1,627,715)	(7)%
Other Expense	(872,368)	(3)%	(868,018)	(4)%

Income (Loss) From Continuing Operations Before Tax (Expense) Benefit	828,267	2%	(2,495,733)	(11)%
Income Tax (Expense) Benefit	(426,779)	(1)%	897,923	4%
Income (Loss) From Continuing Operations	$401,488	1%	$(1,597,810)	(7)%

Discontinued Operations
Loss from discontinued operations	(797,636)	(3)%	(605,650)	(2)%
Income tax benefit	311,078	1%	236,204	1%
Loss on discontinued operations, net of tax	$(486,558)	(2)%	$(369,446)	(1)%

Net Loss	$(85,070)	(1)%	$(1,967,256)	(8)%

Earnings (Loss) per Common Share – Basic
Income from continuing operations	$0.02		$(0.07)
Discontinued operations	$(0.02)		$(0.02)
Net Loss	$(0.00)		$(0.09)

Earnings (Loss) per Common Share – Diluted
Income from continuing operations	$0.02		$(0.07)
Discontinued operations	$(0.02)		$(0.02)
Net Loss	$(0.00)		$(0.09)

Basic weighted average number of common shares outstanding	23,389,151		21,778,866
Add: Dilutive shares assuming exercise of options and warrants	927,718		-
Diluted weighted average number of common shares outstanding	24,316,869		21,778,866

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	Years Ended December 31,
	2012	2011
EBITDA* From Continuing Operations:
Income (Loss) From Continuing Operations	$401,488	$(1,597,810)
Add (Deduct):
Interest expense	902,152	699,230
Income tax expense (benefit)	426,779	(897,923)
Depreciation and amortization	2,960,153	4,188,052
EBITDA* From Continuing Operations	4,690,572	2,391,549
Add (Deduct):
Stock-based compensation	279,362	576,498
Warrants issued	-	46,353
Loss on disposal of equipment	5,739	119,023
Gain on sale of investments	(24,653)	-
Other (income) expense	(10,870)	49,765
Adjusted EBITDA* From Continuing Operations	$4,940,150	$3,183,188

EBITDA* From Discontinued Operations:
Loss From Discontinued Operations	$(486,558)	$(369,446)
Add (Deduct):
Interest expense	1,770	7,714
Income tax benefit	(311,078)	(236,204)
Depreciation and amortization	128,935	511,588
EBITDA* From Discontinued Operations	(666,931)	(86,348)
Add (Deduct):
Stock-based compensation	-	-
Warrants issued	-	-
Loss on disposal of equipment	-	-
Gain on sale of investments	-	-
Other (income) expense	-	-
Adjusted EBITDA* From Discontinued Operations	$(666,931)	$(86,348)

*Note: See below for discussion of the use of non-GAAP financial measurements.

Although Enservco does not have segmented business operations, which would require segment reporting within the notes of its financial statements per accounting standards, we believe that revenue by service offering may be useful to readers of our financials. The following tables set forth revenue from continuing operations for the Company’s three service offerings during the years ending December 31, 2012 and 2011 (for discussion around revenue from discontinued operations, see the Discontinued Operations section below as well as Note 3 to our consolidated financial statements within the Form 10K accompanying this report):

	Years Ended December 31,
	2012	2011
BY SERVICE OFFERING:
Fluid Management (1)	$9,503,952	$9,568,718

Well Enhancement Services (2)	21,601,870	13,776,450

Well Site Construction and Roustabout Services(6)	391,965	559,216

Total Revenues	$31,497,787	$23,904,384

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Enservco has also determined that an understanding of the diversity of its operations by geography is important to an understanding of its business operations. Enservco only does business in the United States, in what it believes are three geographically diverse regions. The following table sets forth revenue from continuing operations for the Company’s three geographic regions during the years ending December 31, 2012 and 2011 (again, for discussion around revenue from discontinued operations, see the Discontinued Operations section below as well as Note 3 to our consolidated financial statements included within this prospectus):

	Years Ended December 31,
	2012	2011
BY GEOGRAPHY:
Eastern USA Region (3)	$3,566,082	$6,690,568

Rocky Mountain Region (4)	16,299,862	6,837,628

Central USA Region (5)	11,631,843	10,376,188

Total Revenues	$31,497,787	$23,904,384

Notes to tables:

(1)	Water hauling/disposal and frac tank rental.
(2)	Services such as frac heating, acidizing, hot oil services, and pressure testing.
(3)	Consists of operations and services performed in the southern region of the Marcellus Shale formation (southwestern Pennsylvania and northern West Virginia) and the Utica Shale formation (eastern Ohio). Heat Waves is the only Company subsidiary operating in this region.
(4)	Consists of western Colorado, southeastern Wyoming, western North Dakota, and eastern Montana. Heat Waves is the only Company subsidiary operating in this region.
(5)	Consists of southwestern Kansas, northwestern Oklahoma, Texas panhandle, and northern New Mexico. Both Dillco and Heat Waves engage in business operations in this region.
(6)	Amounts herein represent our Dillco construction and roustabout services. During 2012, the Heat Waves’ construction and roustabout service line was discontinued. See Note 3 to our consolidated financial statements accompanying the Form 10K within this report for more details.

Revenues:

The approximately $7.6 million or 32% increase in our revenues from continuing operations in fiscal year 2012 as compared to fiscal year 2011 is primarily due to (i) a normal winter season during the 2012-2013 heating season (as compared to the higher-than-average temperatures and moderate weather during the prior year’s winter), and (ii) due to increased heating capacity through the purchase and fabrication of additional trucks and equipment to service our well enhancement services. These factors are discussed in detail throughout this section; this section focuses on key increases in our revenues from continuing operations from our service line offerings and geographical regions, with additional discussions for any offsetting decreases. (See the Discontinued Operations section below for details of the revenues from discontinued operations.)

In general, on a service offering basis, the increase in revenues during 2012 included significant increases within our well enhancement services, and a slight reduction in revenues during the same period in our well site construction services. Revenues from fluid management services remained approximately the same during the twelve month period (though the revenues within this service line changed significantly on a regional level, as discussed further below).

In general, on a geographical basis, revenues from the eastern USA region decreased significantly during 2012, while revenues from operations in the Rocky Mountain region increased significantly during the same period. Revenues from operations in the Central USA region showed a slight increase during the twelve month period.

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Specific factors that increased revenues during 2012, as compared to 2011:

(1)	During September 2011 the Company opened two new operation centers in a) Cheyenne, Wyoming (to expand service coverage within the D-J Basin and Niobrara formation), and b) Killdeer, North Dakota (to provide new service coverage within the Bakken formation of western North Dakota and eastern Montana);

(2)	During 2012 the Company expanded its heating capacity by investing in additional trucks and equipment to meet the growing demand for our frac heating and hot oiling services. As part of this expansion of trucks and equipment, the Company purchased and fabricated two new hot oil units and five double-burner frac heating units which were deployed into our Rocky Mountain region;

(3)	Though the Company’s Well Enhancement services of frac heating and hot oiling were affected by higher-than-average temperatures and moderate weather during the first quarter of 2011, weather patterns returned to normal during the end of the 2011-2012 heating season and again during the third and fourth quarters of 2012 which are the start of the 2012-2013 heating season. Also, due to our expansion and organic growth within our Rocky Mountain region where the winter season has a tendency to begin sooner in the fall and extend longer through the spring and summer, we were able to realize a longer heating season lasting into the summer of 2012 and we were also able to start the 2012 through 2013 heating season approximately two months sooner (beginning in mid-September 2012), as compared to prior years; and

(4)	Due to our expansion and organic growth within our Rocky Mountain and Central USA regions we were also able to execute additional Fluid Management agreements with key customers during 2012. These new agreements resulted in the Company investing in additional water transports. In total, the Company purchased and fabricated two new water transports, and also leased an additional seven water transports, which were deployed into our Rocky Mountain and Central USA regions during 2012. This factor, standing on its own and not taking into account any other changes in revenues period-over-period, accounted for an increase of approximately $1.7 million of revenues generated from our Fluid Management services within these regions during 2012, as compared to 2011. See below for a discussion around the decreases in Fluid Management services within our Dillco Fluid Service, Inc. operations which offset the increase in revenues from our Rocky Mountain and other Central USA operations.

Specific factors that decreased revenues during 2012, as compared to 2011:

(1)	Revenues in the Eastern USA region (the southern Marcellus Shale formation covering southwestern Pennsylvania and northern West Virginia) decreased by approximately $3.1 million during 2012, as compared to 2011. Of the decrease in 2012, approximately $2.3 million relates to Well Enhancement services and $840,000 relates to Fluid Management services. These decreases are due to;

a.	Higher-than-average temperatures and moderate weather during the 2011-2012 winter season (what has been called one of the warmest winters on record); and

b.	A decrease in activity and demand due to low natural gas prices in the region.

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Therefore, starting late in the fourth quarter of 2011 and continuing through the first quarter of 2012, we redeployed a majority of our equipment from our operation center in the Eastern USA region to operation centers within other regions.

(2)	In spite of the expansion and organic growth within our Rocky Mountain and Central USA regions during 2012 as explained above, Fluid Management services within our Dillco Fluid Service, Inc. operations (part of our Central USA region) decreased by approximately $1.0 million during 2012, as compared to 2011, due to losing a member of our Dillco Fluid Service, Inc. operations management team who took his small number of fluid service trucks and equipment and certain small, independent-customers to explore his own business opportunities.

Historical Seasonality of Revenues. Because of the seasonality of our frac heating and hot oiling business, the second and third quarters are historically our lowest revenue generating periods of our fiscal year. In addition, the revenue mix of our service offerings also changes as our Well Enhancement services (which includes frac heating and hot oiling) decrease as a percentage of total revenues and Fluid Management services and other services increase. The first and fourth quarters of our fiscal year, covering the months during what is known as our “heating season”, have historically made up approximately 60% or more of our total fiscal year revenues, with the remaining 40% historically split evenly between the second and third quarters. Thus, the revenues recognized in our quarterly financials in any given period are not indicative of the annual or quarterly revenues through the remainder of that fiscal year.

As an indication of this quarter-to-quarter seasonality, the Company earned approximately $5.5 million and $5.2 million of its 2012 revenues during the second and third quarters of 2012, respectively, while earning approximately $9.5 million and $11.3 million during the first and fourth quarters of 2012, respectively. The 2011 comparison was similar; $4.2 million and $4.3 million in revenues during the second and third quarters of 2011, respectively, as compared to approximately $9.1 million and $6.3 million during the first and fourth quarters of 2011, respectively. While the Company is pursuing various strategies to lessen these quarterly fluctuations by increasing non-seasonal business opportunities, there can be no assurance that we will be successful in doing so.

Costs of Revenues and Gross Profit:

Although revenues from continuing operations increased during fiscal year 2012, cost of revenues from continuing operations as a percentage of revenues remained relatively consistent when compared to the same period in 2011, resulting in consistent gross profit margins for both periods. (See the Discontinued Operations section below for details of the costs of revenues and gross profit from discontinued operations.)

This relatively consistent cost of revenues and consistent profitability rate for the two periods is primarily due to the following factors:

(1)	Although historically we experience higher gross profit margins for Well Enhancement services and have historically derived approximately 55% of our consolidated revenues from this line of service, in 2012, due to new frac heating and hot oiling customers in our Rocky Mountain and Central USA regions, our Well Enhancement services consisted of approximately 65% of our 2012 consolidated revenues. The change in revenue mix increased our profitability in this service line during 2012; and
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(2)	Though new frac heating and hot oiling customers in our Rocky Mountain and Central USA regions provided for an increase to our revenue mix from Well Enhancement services during 2012, resulting in a positive swing in our profitability, this increased profitability was primarily realized only during the fourth quarter of 2012. As discussed throughout this report, the Company relies heavily on the ability to generate the majority of its revenues and gross profit during the heating season during the first and fourth quarters of our fiscal year (when temperatures are colder) through its frac heating and hot oiling services. As such, during the third and fourth quarters of 2011, in order to provide sufficient drivers and operators for the 2011-2012 heating season, the Company began fully staffing its operational centers with drivers and operators in order to meet the expected demand during the heating season. However, due to higher-than-expected temperatures during the 2011-2012 heating season, the expected demand for our heating services (frac heating and hot oiling) was delayed for several months. As such, during the first and second quarters of 2012, the lower-than expected revenues generated in those periods were not able to produce the same historical profit margins for those periods due to the increased direct costs incurred.

General and Administrative Expenses:

For the twelve months ended December 31, 2012, general and administrative expenses as a percentage of revenues decreased by 4%, as compared to the same period 2011. However, the dollar amount spent on our general and administrative expenses remained relatively consistent during the period. This consistency from 2012 to 2011 in dollars spent on general and administrative expenses is explained by the following factors:

Factors that increased general and administrative expenses during 2012, as compared to 2011:

(1)	Professional fees and other expenses incurred in 2012 in connection with efforts to refinance our debt obligations;

(2)	Costs incurred to hire outside consultants to manage and oversee our human resources and investor relations activities; and

(3)	Costs incurred in order to employ and retain experienced personnel to meet corporate management and staff needs; which included increased salary, benefits, and bonus expenses during the period.

Factors that decreased general and administrative expenses during 2012, as compared to 2011:

(1)	Termination of a key corporate employee during early 2012 which resulted in decreased salary and wages expense for 2012; and

(2)	Elimination of non-cash expenses for stock options granted to terminated employees, primarily due to the termination of the key corporate employee noted above. (All future expenses associated with terminated employees were eliminated in the current period due to forfeiture or cancellation of the option agreements upon termination of the employees and all expenses related to any unvested stock options were reversed, resulting in a net decrease to general and administrative expense for 2012.)

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Depreciation and Amortization:

Our depreciation and amortization expenses decreased as a percentage of revenues for 2012, as compared to 2011, by approximately 7%, or a decrease in depreciation and amortization expense of approximately $1.2 million or 29%. During the second quarter of 2012, the Company reassessed the estimated useful lives of its trucks and equipment (including its well servicing units and equipment, fluid services equipment, construction equipment, and other vehicles) as well as the estimated useful lives of its disposal wells. Through this assessment, the Company increased the useful lives of its trucks and equipment and of its disposal wells. This change in accounting estimate decreased depreciation for 2012 by approximately $2.6 million (pre-tax difference), as compared to 2011. This decrease in depreciation for 2012 due to the change in accounting estimate noted above was offset by an increase in depreciation by approximately $1.4 million due to property and equipment purchases during fiscal year 2011 of approximately $5.6 million and another $4.2 million in purchases during 2012 (purchase amounts include leases of approximately $282,000 and $438,000, respectively).

Results of Operations:

For 2012, the Company recognized income from operations of approximately $1.7 million. For the same period in 2011, the Company recognized a loss from operations of approximately $1.6 million. As discussed within the Cost of Revenues and Gross Profit, General and Administrative Expenses, and Depreciation and Amortization sections above, the approximate $3.3 million positive swing in our results from operations during 2012, as compared to 2011, was primarily a result of an approximate $7.6 million or 32% increase in revenues, with the cost of revenues from continuing operations as a percentage of revenues remaining relatively consistent year-over-year, and an approximate $1.2 million or 29% decrease in depreciation expense.

Management believes that this improvement in our results of operations reflects the beneficial effect of our expanded and increased operations (as discussed throughout this report), a focus on obtaining profitability, and the benefit of the colder weather in the first and last quarters of the year. We believe that as long as we are able to control our costs and increase our revenues as a result of our expanding geographical regions and service areas, our financial performance will continue to improve over the long run, although on a quarter-to-quarter basis, there may still be periods of loss due to the seasonality of our operations, as discussed several times herein.

Income Taxes:

For 2012, the Company recognized income from continuing operations before taxes of approximately $830,000. The Company recognized a tax expense on this income from continuing operations of approximately $430,000. This resulted in an effective tax rate on income from continuing operations of approximately 52%. This high effective tax rate, as compared to a generally expected corporate tax rate of 34%, is primarily due to permanent book income vs. taxable income differences and state and local income tax. See Note 13 Taxes on Income from Continuing Operations in the notes to the consolidated financial statements within the Form 10K accompanying this report for further details.

Discontinued Operations:

During the year ended December 31, 2012, the Company made the decision to discontinue its Heat Waves’ well-site construction and roustabout line of service. The Company, in accordance with US GAAP, has delineated all results of operations as continuing operations or discontinued operations, from the well-site construction and roustabout line of service, for the years ending December 31, 2012 and 2011. As such, the operating results of this line of service are reported as Loss on discontinued operations, net of tax in our consolidated statements of income for all periods presented. As permitted under US GAAP, the Company has elected to not separately disclose cash flows pertaining to discontinued operations within the accompanying statements of cash flows for the years ending December 31, 2012 and 2011.

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The following table provides the components, as presented in our consolidated statements of income, of discontinued operations, net of tax:

	For the Years Ended
	December 31,
	2012	2011

Revenues	$617,406	$766,287
Cost of Revenue	1,284,337	852,635

Gross Profit	(666,931)	(86,348)

Operating Expenses
Depreciation and amortization	128,935	511,588

Loss from Operations	(795,866)	(597,936)

Other Expense
Interest expense	1,770	7,714

Loss from discontinued operations	(797,636)	(605,650)
Income tax benefit	311,078	236,204
Loss on discontinued operations, net of tax	$(486,558)	$(369,446)

Overall discussion of the declining Revenues, Profitability, and Results of Operations, and the increasing Cost of Revenue from Discontinued Operations:

During 2011, Heat Waves’ construction division, which operates Heat Waves’ well-site construction and roustabout line of service, was dispatched out of our Garden City, Kansas location. Due to the declining revenues and profitability at this location, due to a significant decrease in the number of new wells being drilled in the Garden City area (revenues were primarily generated from construction and maintenance of new well pads, well lease roads, etc.), the construction assets were redeployed to our North Dakota location; located in the Killdeer, ND area to service the Bakken Shale formation.

Throughout the spring and early summer of 2012, as our equipment sat idle, the Company reassessed its ability to capture the desired and expected market share, and determined that the demand for construction crews in the ND area had decreased significantly since Heat Waves’ redeployed its assets to the ND area, as compared to preliminary forecasts, due to the number of construction companies that flooded the ND area soon after Heat Waves’ arrival.

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Due to the inability to capture the early market share and the overall limited construction contracts awarded by E&P operators, Heat Waves was unable to realize the forecasted revenues and gross margins to make its construction division profitable, and due to the lack of profitable alternatives, decided to exit the well-site construction and roustabout line of service completely and focus its efforts and capital on its frac heating, hot oiling, and water hauling divisions. As such, in December 2012 plans were initiated to close the North Dakota – construction operations and sell off all of Heat Waves’ owned construction equipment to third parties.

Depreciation and Amortization from Discontinued Operations:

The depreciation expense from discontinued operations was associated with the fixed assets (trucks and equipment) utilized within the Heat Waves construction division, which operates Heat Waves’ well-site construction and roustabout line of service. As discussed above, during the second quarter of 2012, the Company reassessed the estimated useful lives of its trucks and equipment (including its construction equipment). Through this assessment, the Company increased the useful lives of its trucks and equipment. This change in accounting estimate decreased depreciation on Heat Waves’ construction division for 2012 by approximately $380,000 (pre-tax difference), as compared to 2011. Though the construction division leased trucks and equipment (through operating leases) to meet customer demand, as discussed above, Heat Waves’ did not purchase a significant amount of new trucks and equipment to be utilized within its construction division; see the major classes of assets and liabilities from discontinued operations table and discussion below, and Note 6 in the notes to the consolidated financial statements within the Form 10K accompanying this report, for further details.

As part of the Company’s decision to discontinue its Heat Waves’ well-site construction and roustabout line of service, the Company had the intent and made plans during 2012 to sell off the trucks and equipment used in this line of service. As such, in accordance with US GAAP, the Company has classified these fixed assets as Fixed assets held for sale in our consolidated balance sheet as of December 31, 2012; see Note 6 in the notes to the consolidated financial statements within the Form 10K accompanying this report for further details. In accordance with US GAAP, as permitted, the Company elected to present and disclose all other major classifications of assets and liabilities associated with these discontinued operations, other than the Fixed assets held for sale, within the notes to the financial statements.

The following table provides the major classes of assets and liabilities from discontinued operations, as of:

	December 31,
	2012	2011

Accounts Receivable	$153,754	$87,740
Fixed Assets Held for Sale, net	304,429	412,831

Total Discontinued Assets	$458,183	$500,571

Accounts payable and accrued liabilities	219,882	29,637

Total Discontinued Liabilities	$219,882	$29,637

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Fixed Assets Held for Sale

The 2012 and 2011 balances within Fixed Assets Held for Sale in the table above represent trucks and equipment association with Heat Waves’ well-site construction and roustabout line of service. See Note 6 in the notes to the consolidated financial statements within the Form 10K accompanying this report for further details.

Accounts Receivable

The 2012 and 2011 balances within Accounts Receivable in the table above represent trade accounts receivable recorded in association with Heat Waves’ well-site construction and roustabout line of service. These receivable balances were deemed fully collectible by the Company and no significant allowance for doubtful accounts was associated with these accounts receivable balances at December 31, 2012 and 2011.

Accounts Payable

The 2012 and 2011 balances within Accounts Payable in the table above represent trade accounts payable recorded in association with Heat Waves’ well-site construction and roustabout line of service. During 2012, the majority of these payable balances were amounts owed on the leased construction equipment.

Adjusted EBITDA*:

Management believes that, for the reasons set forth below, adjusted EBITDA (even though a non-GAAP measure) is a valuable measurement of the Company's liquidity and performance and is consistent with the measurements offered by other companies in Enservco's industry. The following table presents a reconciliation of our net income to our Adjusted EBITDA for each of the periods indicated:

	Years Ended December 31,
	2012	2011

EBITDA* From Continuing Operations:
Income (Loss) From Continuing Operations	$401,488	$(1,597,810)
Add (Deduct):
Interest expense	902,152	699,230
Income tax expense (benefit)	426,779	(897,923)
Depreciation and amortization	2,960,153	4,188,052
EBITDA* From Continuing Operations	4,690,572	2,391,549
Add (Deduct):
Stock-based compensation	279,362	576,498
Warrants issued	-	46,353
Loss on disposal of equipment	5,739	119,023
Gain on sale of investments	(24,653)	-
Other (income) expense	(10,870)	49,765
Adjusted EBITDA* From Continuing Operations	$4,940,150	$3,183,188

EBITDA* From Discontinued Operations:
Loss From Discontinued Operations	$(486,558)	$(369,446)
Add (Deduct):
Interest expense	1,770	7,714
Income tax benefit	(311,078)	(236,204)
Depreciation and amortization	128,935	511,588
EBITDA* From Discontinued Operations	(666,931)	(86,348)
Add (Deduct):
Stock-based compensation	-	-
Warrants issued	-	-
Loss on disposal of equipment	-	-
Gain on sale of investments	-	-
Other (income) expense	-	-
Adjusted EBITDA* From Discontinued Operations	$(666,931)	$(86,348)

*Note: See discussion to follow below for use of non-GAAP financial measurements.

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Use of Non-GAAP Financial Measures: Non-GAAP results are presented only as a supplement to the financial statements and for use within management’s discussion and analysis based on U.S. generally accepted accounting principles (GAAP). The non-GAAP financial information is provided to enhance the reader's understanding of the Company’s financial performance, but no non-GAAP measure should be considered in isolation or as a substitute for financial measures calculated in accordance with GAAP. Reconciliations of the most directly comparable GAAP measures to non-GAAP measures are provided within the schedules attached herein.

EBITDA is defined as net income plus interest expense, income taxes, and depreciation and amortization. Adjusted EBITDA excludes from EBITDA stock-based compensation and, when appropriate, other items that management does not utilize in assessing the Company’s operating performance (see list of these items to follow below). None of these non-GAAP financial measures are recognized terms under GAAP and do not purport to be an alternative to net income as an indicator of operating performance or any other GAAP measure. Management uses these non-GAAP measures in its operational and financial decision-making, believing that it is useful to eliminate certain items in order to focus on what it deems to be a more reliable indicator of ongoing operating performance and the company’s ability to generate cash flow from operations. Management also believes that investors may find non-GAAP financial measures useful for the same reasons, although investors are cautioned that non-GAAP financial measures are not a substitute for GAAP disclosures.

All of the items included in the reconciliation from Net Income to EBITDA and from EBITDA to Adjusted EBITDA are either (i) non-cash items (e.g., depreciation, amortization of purchased intangibles, stock-based compensation, warrants issued, etc.) or (ii) items that management does not consider to be useful in assessing the Company’s operating performance (e.g., income taxes, gain on sale of investments, loss on disposal of assets, etc.). In the case of the non-cash items, management believes that investors can better assess the company’s operating performance if the measures are presented without such items because, unlike cash expenses, these adjustments do not affect the Company’s ability to generate free cash flow or invest in its business.

Because not all companies use identical calculations, the Company’s presentation of non-GAAP financial measures may not be comparable to other similarly titled measures of other companies. However, these measures can still be useful in evaluating the company’s performance against its peer companies because management believes the measures provide users with valuable insight into key components of GAAP financial disclosures.

Changes in Adjusted EBITDA*

For 2012, Adjusted EBITDA From Continuing Operations increased by approximately $1.8 million and Adjusted EBITDA Loss From Discontinued Operations increased by approximately $580,000, as compared to 2011.

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The increase of Adjusted EBITDA From Continuing Operations during 2012, as compared to 2011, was primarily due to an increase in revenues from our well enhancement services within our Rocky Mountain and Central USA regions, due to new frac heating and hot oiling customers in those regions.

The increase to Adjusted EBITDA Loss From Discontinued Operations during 2012, as compared to 2011, was primarily due to the decline in revenues in 2012, as the construction division sat idle for many months in North Dakota waiting out the winter freeze and spring thaw laws and the Company was unable to enter into any long-term contracts until the end of the summer of 2012. The decline was also due to the increase in cost of revenues associated with leasing equipment to meet customer demands and for transporting the heavy construction equipment to North Dakota when the construction division assets were redeployed in first quarter of 2011.

Liquidity and Capital Resources:

The following table summarizes our statements of cash flows for the years ended December 31, 2012 and 2011 and (combined with the working capital table and discussion below) is important for understanding our liquidity:

	Years Ended December 31,
	2012	2011

Net cash provided from operating activities	$232,887	$2,963,149
Net cash used in investing activities	(2,480,043)	(5,016,089)
Net cash provided from financing activities	2,363,778	832,138
Net Increase (Decrease) in Cash and Cash Equivalents	116,622	(1,220,802)

Cash and Cash Equivalents, Beginning of Period	417,005	1,637,807

Cash and Cash Equivalents, End of Period	$533,627	$417,005

Note: As discussed within Note 1 – Basis of Presentation within the Notes to the Consolidated Financial Statements, the Company has elected to not separately disclose cash flows pertaining to discontinued operations within the accompanying statements of cash flows for the years ending December 31, 2012 and 2011.

The following table sets forth a summary of certain aspects of our balance sheets at December 31, 2012 and 2011:

	Years Ended December 31,
	2012	2011

Current Assets	$9,553,558	$6,402,945
Total Assets (including assets of discontinued operations)	25,857,026	22,120,672
Current Liabilities	7,997,228	9,085,572
Total Liabilities	19,040,678	18,993,298
Working Capital (Current Assets net of Current Liabilities)	1,556,330	(2,682,627)
Stockholders’ equity	6,816,348	3,127,374

Note: As discussed within Note 1 – Basis of Presentation within the Notes to the Consolidated Financial Statements, the Company has classified fixed assets associated with discontinued operations as Fixed assets held for sale in our consolidated balance sheet as of December 31, 2012. The Company elected to present and disclose all other major classifications of assets and liabilities associated with these discontinued operations, other than the Fixed assets held for sale, within the notes to the financial statements; see Note 3 within the Notes to the Consolidated Financial Statements for further details.

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In current and prior periods, we have relied on cash generated from operations and borrowings under our credit facility to satisfy our liquidity needs. Our ability to fund operating cash flow shortfalls, fund capital expenditures, and make acquisitions will depend upon our future operating performance, and more broadly, on the availability of equity and debt financing, of which there can be no assurance and which will be affected by prevailing economic conditions in our industry and financial, business and other factors, some of which are beyond our control. At December 31, 2012, we had approximately $2.8 million available under our asset based, revolving credit facility.

As noted within Footnote 8 to the Consolidated Financial Statements as disclosed within this Form 10K, on November 2, 2012, the Company and PNC Bank, National Association (“PNC”) entered into a Credit Agreement and other documents by which the Company and its subsidiaries refinanced substantially all of its existing indebtedness with Great Western Bank. This refinancing has positively bolstered our working capital position, as well as provided for an increased revolving credit facility. Based on our existing operating performance, coupled with the recent refinancing, we believe we will have adequate funds to meet operational and capital expenditure needs for fiscal year 2013 and beyond. However, if our estimates about our future operating performance turn out to be inaccurate, or if we are unable to raise additional capital in the absence of positive future operating performance, the Company will adjust its capital expenditures accordingly.

As of December 31, 2012 we had working capital of approximately $1.6 million, an increase in working capital of approximately $4.3 million as compared to our 2011 fiscal year end. There were various components contributing to the 2012 increase in the working capital:

Factors that increased our working capital –

1.	An increase in accounts receivable balances of approximately $3.3 million due to an approximate $5.1 million increase in fourth quarter 2012 revenues as compared to the same period in 2011.

2.	A decrease in the current portion of the long-term debt of approximately $1.6 million due to the refinancing of our Term Loan with PNC on November 2, 2012.

Factors that had a negative effect on our working capital –

1.	A decrease in inventories of approximately $275,000 due to the Company closing its yard in the Uintah basin in northeastern Utah that included an acidizing operation that utilized inventory of acid and chemicals.

2.	An increase in accounts payable and accrued bonuses of approximately $630,000 directly related to the significant increases in well enhancement revenues during the fourth quarter of 2012 as compared to the same period in 2011; and

3.	A decrease in marketable securities of approximately $150,000 due to the sale of securities at approximately $180,000, offset by the gain on the sale of these securities by approximately $30,000.

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Investing and Financing Activities

Our capital expenditures for 2012 were approximately $4.2 million, as compared to approximately $5.6 million during 2011 (purchase amounts include leases of approximately $438,000 and $282,000, respectively). Also, in order to fund some of our capital expenditures we sold some of our marketable securities during the first six months of 2012 resulting in proceeds of approximately $180,000. During 2012, we disposed of obsolete or retired trucks and equipment resulting in proceeds of approximately $530,000, and also sold two properties from our Utah operations center, located in the Uintah basin, for combined cash proceeds of $625,000. These items, combined, explain the significant decrease of approximately $2.5 million in the cash used in investing activities during 2012, as compared to 2011.

On November 2, 2012, the Company refinanced its Term Loan debt and its revolving line of credit through PNC . As part of the additional, private equity placement in November 2012, pursuant to the PNC Credit Facility, the Company received cash proceeds from the issuance of stock of approximately $2.0 million. The Company had net proceeds from the issuance of long-term debt (i.e. net of long-term debt repayments) of approximately $480,000. The Company also had net payments on its line of credit of approximately $100,000. These items, combined, explain the significant increase of approximately $1.5 million in the cash provided from financing activities during 2012, as compared to 2011.

As of December 31, 2011 we had outstanding purchase orders of approximately $500,000 for heating and other units to meet the demand of our customers. We purchased this equipment in the first and second quarters of 2012. As of December 31, 2012 we have executed commitments for approximately $900,000 for additional heating equipment. A majority of these assets were purchased and delivered as of the date of this filing.

Capital Commitments and Obligations

The Company’s capital commitments and obligations as of December 31, 2012 consisted of the PNC Term Loan, the PNC Revolving Line of Credit, a Great Western Bank Real Estate Loan entered into to fund the new operation center in North Dakota, as well as other bank debt and certain capital and operating leases.  General terms and conditions for, and amounts due under, these commitments and obligations are summarized in the notes to the financial statements.  Although all these obligations are not obligations of Enservco itself, as of the date of this report they are obligations and commitments of the Company on a consolidated basis and may affect the Company’s liquidity and financial obligations going forward.

Going forward, and subject to the availability of adequate financing, the Company hopes to expand its business operations by acquiring additional equipment, increasing the volume of services we currently offer, expanding the services we offer to our customers, and engaging in strategic transactions with companies that offer services that are similar or complementary to those that the Company offers.

Management has taken various preliminary steps to explore geographical and service offering expansion. To fully implement certain of these activities the Company likely will need to raise additional capital or borrow funds from its existing lender(s) or from other third parties. The Company believes that it can utilize cash flows, its existing line of credit, and remaining equipment and other loan balances to finance its current plans. However, should the Company desire to engage in certain strategic transactions or other significant expansions of its business operations it will likely have to obtain outside financing. There can be no assurance that financing will be available to the Company on reasonable terms, if at all.

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Off-balance Sheet Arrangements

Other than the guarantees made by Enservco (as the parent Company) and by Mr. Herman on various loan agreements, the Company had no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to our stockholders.

Critical Accounting Policies

The preparation of financial statements in conformity with U. S. generally accepted accounting principles requires management to make a variety of estimates and assumptions that affect (i) the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements, and (ii) the reported amounts of revenues and expenses during the reporting periods covered by the financial statements.

Our management routinely makes judgments and estimates about the effect of matters that are inherently uncertain. As the number of variables and assumptions affecting the future resolution of the uncertainties increase, these judgments become even more subjective and complex. Although we believe that our estimates and assumptions are reasonable, actual results may differ significantly from these estimates. Changes in estimates and assumptions based upon actual results may have a material impact on our results of operation and/or financial condition. Our significant accounting policies are disclosed in Note 2 to the Financial Statements included in this prospectus.

While all of the significant accounting policies are important to the Company’s financial statements, the following accounting policies and the estimates derived there from have been identified as being critical.

Accounts Receivable:

Accounts receivable are stated at the amount billed to customers. The Company provides a reserve for doubtful accounts based on a review of outstanding receivables, historical collection information and existing economic conditions. The provision for uncollectible amounts is continually reviewed and adjusted to maintain the allowance at a level considered adequate to cover future losses. The allowance is management's best estimate of uncollectible amounts and is determined based on historical performance that is tracked by the Company on an ongoing basis. The losses ultimately incurred could differ materially in the near term from the amounts estimated in determining the allowance.

Inventory:

Inventory consists primarily of diesel fuel and chemicals that are used in the servicing of oil wells and is carried at the lower of cost or market in accordance with the first in, first out method. The company periodically reviews the value of items in inventory and provides write-downs or write-offs of inventory based on its assessment of market conditions. Write-downs and write-offs are charged to cost of goods sold.

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Property and Equipment:

Property and equipment consists of (1) trucks, trailers and pickups; (2) trucks that are in various stages of fabrication; (3) real property which includes land and buildings used for office and shop facilities and wells used for the disposal of water; and (4) other equipment such as tools used for maintaining and repairing vehicles, office furniture and fixtures, and computer equipment. Property and equipment is stated at cost less accumulated depreciation. The Company charges repairs and maintenance against income when incurred and capitalizes renewals and betterments, which extend the remaining useful life or expand the capacity of the assets. Depreciation is recorded on a straight-line basis over estimated useful lives of 5 to 30 years.

During fiscal year 2012, the Company reassessed the estimated useful lives of its trucks and equipment (including its well servicing units and equipment, fluid services equipment, construction equipment, and other vehicles) as well as the estimated useful lives of its disposal wells. Through this assessment, the Company increased the useful lives of its trucks and equipment from 5-7 years to 10 years, and increased the useful lives of its disposal wells from 7-10 years to 15 years. The Company has determined that this adjustment to its useful lives is a change in accounting estimate and has accounted for the change prospectively; i.e. the accounting change impacts interim reporting periods within fiscal year 2012 and future periods. For the twelve months ended December 31, 2012, the change in accounting estimate decreased depreciation for the period by approximately $2.6 million (pre-tax difference), decreasing Loss from Operations and Net Loss by this amount, or by approximately $0.11 earnings per basic and diluted common share, respectively.

Long-Lived Assets:

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recovered. The Company looks primarily to the discounted future cash flows in its assessment of whether or not long-lived assets have been impaired. No impairments were recorded during the years ended December 31, 2012 or 2011.

Intangible Assets:

Non-Competition Agreements. The non-competition agreements with the sellers of Heat Waves and Dillco have finite lives and are being amortized over the five-year contractual periods. Amortization expense is expected to be recognized through June 2013.

Goodwill. Goodwill represents the excess of the cost over the fair value of net assets acquired, including identified intangible assets, recorded in connection with the acquisitions of Heat Waves. Goodwill is not amortized but is assessed for impairment at least annually.

Impairment. The Company assesses goodwill and intangible assets with indefinite lives for impairment at the reporting unit level on an annual basis and between annual tests if events occur or circumstances change that would more likely than not reduce the fair value below its carrying amount. Guidance allows a qualitative assessment of impairment to determine whether it is more-likely-than-not that the intangible asset is impaired. If it is determined that it is more-likely-than-not that and impairment exists, accounting guidance requires that the impairment test be performed through the application of a two-step fair value test. The Company utilizes this method and recognizes a goodwill impairment loss in the event that the fair value of the reporting unit does not exceed its carrying value. During fiscal years ending December 31, 2012 and 2011, the Company performed the annual impairment test as of the date ending at each of these fiscal years and determined in both fiscal years that no impairment existed.

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Income Taxes:

The Company recognizes deferred tax liabilities and assets based on the differences between the tax basis of assets and liabilities and their reported amounts in the financial statements that will result in taxable or deductible amounts in future years. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and liabilities will be recognized in income in the period that includes the enactment date.

The Company accounts for any uncertainty in income taxes by recognizing the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The Company measures the tax benefits recognized in the financial statements from such a position based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate resolution. The application of income tax law is inherently complex. Laws and regulations in this area are voluminous and are often ambiguous.  As such, the Company is required to make many subjective assumptions and judgments regarding income tax exposures. Interpretations of and guidance surrounding income tax law and regulations change over time and may result in changes to the Company’s subjective assumptions and judgments which can materially affect amounts recognized in the consolidated balance sheets and consolidated statements of income. The result of the reassessment of the Company’s tax positions did not have an impact on the consolidated financial statements.

Interest and penalties associated with tax positions are recorded in the period assessed as general and administrative expenses. No interest or penalties have been assessed as of December 31, 2012 or 2011. The Company files tax returns in the United States, in the states of Colorado, Kansas, North Dakota, and Pennsylvania. The tax years 2009 through 2012 remain open to examination in the taxing jurisdictions to which the Company is subject.

Fair Value:

The Company has adopted the authoritative guidance that applies to all financial assets and liabilities required to be measured and reported on a fair value basis. The Company also applies the guidance to non-financial assets and liabilities measured at fair value on a nonrecurring basis, including non-competition agreements and goodwill. The guidance defines fair value as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the measurement date.  The guidance establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available.

Observable inputs are inputs that market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions of what market participants would use in pricing the asset or liability based on the best information available in the circumstances. The financial and nonfinancial assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurement.

The hierarchy is broken down into three levels based on the reliability of the inputs as follows:

Level 1:	Quoted prices are available in active markets for identical assets or liabilities;

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Level 2:	Quoted prices in active markets for similar assets and liabilities that are observable for the asset or liability; or
Level 3:	Unobservable pricing inputs that are generally less observable from objective sources, such as discounted cash flow models or valuations.

Stock-based Compensation:

The Company uses the fair value method of accounting for stock-based compensation, where Stock-based compensation costs are measured at fair value, determined using the stock price on the date of grant, and charged to expense over the requisite service period.

Loan Fees and Other Deferred Costs:

In the normal course of business, the Company often enters into loan agreements with its primary lending institutions. The majority of these lending agreements require origination fees and other fees in the course of executing the agreements. For all costs associated with the execution of the lending agreements, the Company recognizes these as capitalized costs and defers the expensing of these costs over the term of the loan agreement using the effective interest method. These deferred costs are classified on the balance sheet as current or long-term assets based on the contractual terms of the loan agreements.

Revenue Recognition:

The Company recognizes revenue when evidence of an arrangement exists, the fee is determinable, and services are provided and collection is reasonably assured.

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Management

Identification of Directors and Executive Officers

As of June 3, 2013, the names, titles, and ages of the members of the Company’s Board of Directors and its executive officers are as set forth in the below table.

Name	Age	Position

Michael D. Herman	55	Chief Executive Officer and Chairman of the Board of Directors

Rick D. Kasch	62	Director and President

R.V. Bailey	80	Director

Gerard Laheney	75	Director

Steven P. Oppenheim	66	Director

Austin Peitz	34	Vice President of Field Operations

Robert J. Devers	50	Chief Financial Officer and Treasurer

In the agreement for the 2010 Merger Transaction, Aspen agreed to appoint two persons designated by Dillco to the Board of Directors – being Messrs. Herman and Laheney. Both were reelected during 2011 and 2012 at the annual meetings of shareholders held during July of each year. Mr. Kasch was first elected as a member of the Board of Directors during the July 2012 annual meeting. Except for that agreement, there is no agreement or understanding between Company and any director or executive officer pursuant to which he was selected as an officer or director.

The following sets forth a brief description of the business experience of each director and executive officer of the Company:

Michael D. Herman. Mr. Herman was appointed as the Company’s Chief Executive Officer, President and as Chairman of the Board of Directors on July 27, 2010. On August 23, 2010 he ceased serving as President, but continues to serve as the Company’s Chief Executive Officer and Chairman of the Board of Directors. Mr. Herman has served as the Chairman and control person of Dillco since December 2007 and Heat Waves since March 2006. Since 2005, Mr. Herman has served as the Chairman of Pyramid Oil Company (NYSE Amex: PDO), a California corporation involved in acquiring and developing oil and natural gas wells. Mr. Herman was the Chairman and owner of Key Food Ingredients LLC (“Key Food”) from January 1, 2005 until October, 2007. Key Food supplies dehydrated vegetables from its factory in Qingdao, China to customers worldwide. Mr. Herman was Chairman and owner of Telematrix, Inc. from October 1992 until December 1998, when that company was sold to a major hospitality company, and he repurchased a majority ownership interest in December 2004 and held that majority ownership interest until April 2006. Telematrix, Inc. designs and distributes communications products and telephones to hospitality and business customers globally.

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Rick D. Kasch . Mr. Kasch was appointed as the Company’s Executive Vice President and Chief Financial Officer on July 27, 2010. On July 19, 2011 he was appointed as the President, Treasurer, and Chief Financial Officer of the Company, and he was reappointed to those positions at the July 28, 2011 board meeting. Mr. Kasch served as Chief Financial Officer until the appointment of Robert J. Devers to that position in April 2013. On July 25, 2012 Mr. Kasch was elected by the shareholders as a member of the Board of Directors. Mr. Kasch served as the principal financial officer of the Company’s predecessor (Enservco LLC) since its inception in May 2007. Mr. Kasch also served as the principal financial officer, Secretary and Treasurer of Dillco since December 2007. Further, he has served as a manager and the principal financial officer for Heat Waves since March 2006. Since 2004, Mr. Kasch has also served as the Chief Financial Officer of Key Food Ingredients LLC, a company that distributes dehydrated vegetables. Additionally, Mr. Kasch has served as the Chief Financial Officer for various other companies, including software development companies and internet based companies. Mr. Kasch does not serve as a director of any public companies. Mr. Kasch received a BBA - Accounting degree from the University of South Dakota. Mr. Kasch is a CPA but does not hold an active license.

R. V. Bailey . Mr. Bailey has served as a Company director since 1980 and has continued to serve as a director since the completion of the Merger Transaction on July 27, 2010. Additionally, he previously served as an officer and director of Aspen from its inception, including as Aspen’s Chief Executive Officer from January 2008 until July 27, 2010. Mr. Bailey obtained a Bachelor of Science degree in Geology from the University of Wyoming in 1956. He has more than 45 years of experience in exploration and development of mineral deposits, primarily gold, uranium, coal, and oil and natural gas. His experience includes basic conception and execution of mineral exploration projects. Mr. Bailey is a member of several professional societies, including the Society for Mining and Exploration, the Society of Economic Geologists and the American Association of Petroleum Geologists, and has written a number of papers concerning mineral deposits in the United States. He is the co-author of a 542-page text published in 1977 concerning applied exploration for mineral deposits. Mr. Bailey is not a director of any other public companies. Mr. Bailey decided (for personal reasons) not to stand for re-election to Board at the 2013 annual shareholder meeting.

Gerard P. Laheney. Mr. Laheney was appointed to the Company’s Board of Directors on July 27, 2010 and continues to serve as a director.  Mr. Laheney has approximately twenty-seven years of experience in the financial industry as he has long served as a financial adviser and asset manager. Since 1993, Mr. Laheney has served as the President of Aegis Investment Management Company, an investment advisory firm specializing in global investment portfolio management.  Mr. Laheney previously served in other positions in the financial industry, including serving as a Vice President of Dean Witter Reynolds from April 1990 to December 1993. Mr. Laheney served on the Board of Directors of Reading International, Inc. (NASDAQ RDI) from 2001 through 2011 and is currently employed by RDI as a consultant in the area of global markets and currencies.

Steven P. Oppenheim . Mr. Oppenheim, age 66, has 40 years of accounting, securities, tax and finance experience. He served as an independent member of the Board of Directors of Sunair Services Corporation (AMEX SNR) from January 2004 to mid-December 2009 at which time SNR’s business was sold to a private competitor and SNR’s entire Board ceased to serve. He served on SNR’s Audit Committee during his term as a director and interacted with SEC counsel and outside accountants relating to 1933 Act and Exchange Act filings and compliance, acquisitions and divestitures. Mr. Oppenheim also served as Chairs of SNR’s Compensation Committee and Nominating Committee from 2006 to mid-December 2009, handling stock option grants, employee plans and executive compensation, and with nominating process of new directors and director independence review. SNR operated a global telecommunications division and a Florida statewide lawn-pest control division.

Mr. Oppenheim obtained both his Juris Doctor and Bachelor of Business Administration -Accounting Degrees from the University of Miami, emphasizing accounting, finance, tax and securities. He currently works as a corporate officer of three separate private business enterprises and has done so for the past 15 years. These businesses include a high-end European men-women fashion stores in the United States and Canada, a company involved with dinner theater entertainment with children-parent interactive themed adventure and variety shows in Florida and California, and a digital media-advertising provider in Latin America. In each of these cases Mr. Oppenheim is involved with ongoing work in accounting and financial statements, and employee compensation and benefits, and he interacts with outside counsel and accountants.

Mr. Oppenheim previously served as Tax Supervisor at Coopers & Lybrand CPA firm, with audit and tax staff for accounting systems, audit work papers, financial statements and tax matters. Also more than 25 years ago, he represented a private oil refinery and independent oil dealer, reviewed oil and gas private placement ventures, and served as personal advisor to a former President of Texaco Inc. He is not a director of any other public companies.

Austin Peitz. Mr. Peitz has been Vice President – Field Operations since January 2013 and has been a significant employee of the Company for a substantial period of time. Mr. Peitz has worked for Heat Waves since October 1999 and has been involved in nearly all aspects of operations since that time. In his current position as Vice President – Field Operations, Mr. Peitz is in charge of overseeing and coordinating field operations.

Robert J. Devers . Mr. Devers, age 50, is a Certified Public Accountant in the State of Colorado and has more than 20 years of financial management experience. Prior to joining the Company, Mr. Devers spent the last two years as an independent consultant providing finance and accounting services to public companies in the mining and beverage distribution sectors. From June 2007 to April 2011, Mr. Devers served as Chief Financial Officer of Silver Bull Resources, a mineral exploration company that was listed on both the NYSE MKT and TSX. Additionally, Mr. Devers served as Senior Director – Financial Analysis and Internal Audit of The Broe Companies Inc., a large privately held international company in the Denver area with investments in real estate, transportation, mining, and oil and gas exploration. He has also served as a corporate officer and financial executive for several other privately-held and publicly traded companies.

Earlier in his career, Mr. Devers spent three years in public accounting with a regional firm that specialized in publicly held oil and gas exploration and production companies. Mr. Devers received a Bachelor of Arts degree in Accounting from Western State College.

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There are no other significant employees than those already discussed herein.

Family Relationships

There are no family relationships among the directors or executive officers of the Company.

Involvement in Certain Legal Proceedings

During the past ten years none of the persons serving as executive officers and/or directors of the Company has been the subject matter of any of the following legal proceedings that are required to be disclosed pursuant to Item 401(f) of Regulation S-K including: (a) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (b) any criminal convictions; (c) any order, judgment, or decree permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; (d) any finding by a court, the SEC or the CFTC to have violated a federal or state securities or commodities law, any law or regulation respecting financial institutions or insurance companies, or any law or regulation prohibiting mail or wire fraud; or (e) any sanction or order of any self-regulatory organization or registered entity or equivalent exchange, association or entity. Further, no such legal proceedings are believed to be contemplated by governmental authorities against any director or executive officer.

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Executive Compensation

The following table sets out the compensation received for the fiscal years December 31, 2012 and 2011 in respect to each of the individuals who served as the Company’s chief executive officer at any time during the last fiscal year, as well as the Company’s most highly compensated executive officers:

SUMMARY COMPENSATION TABLE

						(1)	Non-Equity	Non-Qualified
Name and	Fiscal		Bonus		Stock	Option	Incentive Plan	Deferred Plan	All Other
Principal Position	Year	Salary	and Other		Awards	Awards	Compensation	Compensation	Compensation		Total

Michael D. Herman, CEO and Chairman (2)	2012	$-	$187,500	(2)	$-	$-	$-	$-	$61,723	(2)	$249,223
	2011	$-	$90,000	(2)	$-	$-	$-	$-	$93,061	(2)	$183,061
Rick D. Kasch, Director, President, Treasurer, and CFO	2012	$225,866	$50,000		$-	$231,183	$-	$-	$43,099	(3)	$550,148
	2011	$200,721	$65,000		$-	$373,726	$-	$-	$28,309	(3)	$667,756
Austin Peitz, Vice President of Field Operations	2012	$156,635	$95,595		$-	$47,891	$-	$-	$40,852	(3)	$340,973
	2011	$120,000	$97,763		$-	$48,093	$-	$-	$27,170	(3)	$293,026

(1)    Amounts represent the calculated fair value of stock options granted to the named executive officers based on provisions of ASC 718-10, Stock Compensation. See note 15 to the consolidated financial statements for discussion regarding assumptions used to calculate fair value under the Black-Scholes–Merton valuation model.

(2)    In both fiscal 2012 and fiscal 2011 Mr. Herman elected not to receive any base compensation because he believed that the funds that would have been used to pay his salary were better devoted to helping to grow and develop the Company’s business operations. Mr. Herman’s compensation from the company during 2012 and 2011 consisted of (i) a discretionary bonus awarded, as approved by the board, (ii) payment of accrued interest on the related party subordinated debt as loaned to the Company by Mr. Herman, (iii) the Company paying for his health, life, dental and vision insurance premiums, and (iv) Starting February 1, 2012, pursuant to consent by the board dated February 10, 2012, the Company agreed to pay Mr. Herman a continuing guarantee fee of $150,000 per year (paid out as $12,500 per month); such payment would continue for so long as Mr. Herman is liable as guarantor of Company debt. Mr. Herman is not involved in the day-to-day operations of the Company but serves as CEO to provide strategic guidance on an as needed basis.  The Company evaluated the services provided by Mr. Herman during the years ended December 31, 2012 and 2011 and determined that it was not necessary to impute compensation for financial reporting purposes.

(3)    Represents: (i) automobile expenses; (ii) health, life, dental and vision insurance premiums; and (iii) matching contributions to the Company’s 401(k) plan incurred on behalf of Mr. Kasch and Mr. Peitz by the Company.

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Narrative Disclosure to Summary Compensation Table

The Board of Directors acting in lieu of a compensation committee, is charged with reviewing and approving the terms and structure of the compensation of the Company’s executive officers. To date, the Company has not retained an independent compensation consultant to assist the Company in reviewing and analyzing the structure and terms of the Company’s executive officers.

The Company considers various factors when evaluating and determining the compensation terms and structure of its executive officers, including the following:

1.	The executive’s leadership and operational performance and potential to enhance long-term value to the Company’s stockholders;
2.	The Company’s financial resources, results of operations, and financial projections;
3.	Performance compared to the financial, operational and strategic goals established for the Company;
4.	The nature, scope and level of the executive’s responsibilities;
5.	Competitive market compensation paid by other companies for similar positions, experience and performance levels; and
6.	The executive’s current salary, the appropriate balance between incentives for long-term and short-term performance.

Company management is responsible for reviewing the base salary, annual bonus and long-term compensation levels for other Company employees, and the Company expects this practice to continue going forward. The entire Board of Directors remains responsible for significant changes to, or adoption, of new employee benefit plans.

The Company believes that the compensation environment for qualified professionals in the industry in which we operate is highly competitive. In order to compete in this environment, the compensation of our executive officers is primarily comprised of the following four components:

▪	Base salary;
▪	Stock option awards and/or equity based compensation;
▪	Discretionary cash bonuses; and
▪	Other employment benefits.

Base Salary. Base salary, paid in cash, is the first element of compensation to our officers. In determining base salaries for our key executive officers, the Company aims to set base salaries at a level we believe enables us to hire and retain individuals in a competitive environment and to reward individual performance and contribution to our overall business goals. The Board of Directors believes that base salary should be relatively stable over time, providing the executive a dependable, minimum level of compensation, which is approximately equivalent to compensation that may be paid by competitors for persons of similar abilities. The Board of Directors believes that base salaries for our executive officers are appropriate for persons serving as executive officers of public companies similar in size and complexity similar to the Company.

The Company’s Chief Executive Officer is not paid a base salary as he has elected to forego the receipt of a salary. Starting February 1, 2012, pursuant to consent by the board dated February 10, 2012, the Company agreed to pay the Chief Executive Officer a continuing guarantee fee of $150,000 per year (paid out $12,500 monthly, at the beginning of the month); such payment would continue for so long as the Chief Executive Officer is liable as guarantor of Company. This annual payment is not viewed as a base salary; it is deemed a fee paid to the Chief Executive Officer for risks associated with the personal guarantees given on behalf of the Company for various debt agreements held by the Company.

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The Company’s other executive officers receive their base salaries in accordance with the terms of their respective employment agreements (which are described below).

Stock Option Plan Benefits – Each of the Company’s executive officers is eligible to be granted awards under the Company’s equity compensation plans. The Company believes that equity based compensation helps align management and executives’ interests with the interests of our stockholders. Our equity incentives are also intended to reward the attainment of long-term corporate objectives by our executives. We also believe that grants of equity-based compensation are necessary to enable us to be competitive from a total remuneration standpoint. At the present time, we have one equity incentive plan for our management and employees, the 2010 Stock Incentive Plan. The material terms, and administration of the 2010 Stock Incentive Plan are further described under herein.

We have no set formula for granting awards to our executives or employees. In determining whether to grant awards and the amount of any awards, we take into consideration discretionary factors such as the individual’s current and expected future performance, level of responsibilities, retention considerations, and the total compensation package.

The Company has granted each of its executive officers stock options, with the exception of our Chief Executive Officer. Our Chief Executive Officer expressed to the Company that he did not wish to receive such a grant because he believes that, given his significant stock ownership, it was more appropriate to allocate the options to other employees.

In conjunction with entering into an employment agreement on July 27, 2010, Rick Kasch, the Company’s Director, President, and Chief Financial Officer, was granted an option to acquire 300,000 shares of Company common stock. Subsequent to this first issuance, on July 19, 2011 and again on February 10, 2012 and on June 6, 2012, Mr. Kasch was granted options to acquire 600,000, 400,000, and 425,000 shares of the Company’s common stock, respectively. Due to vesting terms that would never be realized, the Board of Directors terminated Mr. Kasch’s February 2012 options and subsequently approved Mr. Kasch’s June 2012 options. The exercise price of the non-terminated options is $0.49, $1.10, and $0.46 per share, respectively. All three options are exercisable for a five year term. The option granted on July 27, 2010 had one third of the options vesting immediately upon grant with the remaining portion of the options to vest on a pro-rata basis on each of the first two anniversary dates of the option grant date. The options granted on July 19, 2011 had one half of the options vesting immediately with the second half to vest on the first anniversary of the option grant date. The options granted on June 6, 2012 had 150,000 shares vesting immediately upon grant with another 150,000 shares to vest on the first anniversary and the remaining 125,000 shares to vest on the second anniversary of the option grant date.

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In conjunction with entering into an employment agreement on July 27, 2010, Austin Peitz, the Company’s Vice President of Field Operations, was granted an option to acquire 450,000 shares of Company common stock. Subsequent to this first issuance, on June 6, 2012 Mr. Peitz was granted options to acquire 300,000 shares of the Company’s common stock. These options are exercisable for a five year term with an exercise price of $0.49 and $0.46 per share, respectively. The shares granted on July 27, 2010 had one third of the options vesting immediately at the time of grant, with the remaining portion of the option to vest on a pro-rata basis on each of the first two anniversary dates of the option grant date. The shares granted on June 6, 2012 vest on a pro-rata basis (one-third, or 100,000 shares each year) on each of the three anniversary dates of the option grant date.

Discretionary Annual Bonus. Discretionary cash bonuses are another prong of our compensation plan. The Board of Directors believes that it is appropriate that executive officers and other employees have the potential to receive a portion of their annual cash compensation as a cash bonus to encourage performance to achieve key corporate objectives and to be competitive from a total remuneration standpoint.

We have no set formula for determining or awarding discretionary cash bonuses to our other executives or employees. In determining whether to award bonuses and the amount of any bonuses, we have taken and expect to continue to take into consideration discretionary factors such as the individual’s current and expected future performance, level of responsibilities, retention considerations, and the total compensation package, as well as the Company’s overall performance including cash flow and other operational factors.

The employment agreements we have entered into with certain of our executive officers provide that each is eligible to receive a discretionary cash bonus. Such bonuses are to be considered and determined by the Board of Directors, and paid during the ninety day period beginning February 1 of the year following that year for which the bonus was earned. After the end of our 2012 fiscal year the Board of Directors awarded cash bonuses to the following Company executive:

▪	Michael Herman – Mr. Herman was rewarded a cash bonus of $50,000 for fiscal year 2012 with the entire bonus being paid to Mr. Herman in January 2013.
▪	Rick Kasch – Mr. Kasch was rewarded a cash bonus of $50,000 for fiscal year 2012 with the entire bonus being paid to Mr. Kasch in January 2013.
▪	Austin Peitz – Mr. Peitz was awarded a cash bonus of $95,595 for fiscal year 2012 with the entire bonus being paid to Mr. Peitz throughout 2012.

Other Compensation/Benefits. Another element of the overall compensation is through providing our executive officers various employment benefits, such as the payment of health and life insurance premiums on behalf of the executive officers. Additionally, the Company provides its executive officers with an automobile allowance (other than Mr. Herman as discussed above). Our executive officers are also eligible to participate in our 401(k) plan on the same basis as other employees and the Company historically has made matching contributions to the 401(k) plan, including for the benefit of our executive officers.

Employment Agreements

We have entered into employment agreements with certain Company officers and key employees, including Messrs. Herman, Peitz and Kasch (all of whom are listed in the executive compensation table above).

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Michael Herman – Mr. Herman’s employment agreement is for a term through June 30, 2013. The agreement provides for no base salary, and Mr. Herman does not receive payment of a base salary; although he does receive a fee for personally guaranteeing a portion of the Company’s indebtedness. However, Mr. Herman will be eligible for an annual discretionary cash bonus based on Mr. Herman’s performance and the performance of the Company as a whole, with any bonus ultimately to be determined by the Board of Directors. Mr. Herman is entitled to receive standard employment benefits. If Mr. Herman is terminated without cause he will be entitled to health benefits for a period of eighteen months. The employment agreement also contains other standard provisions contained in agreements of this nature including confidentiality and non-competition provisions.

Starting February 1, 2012, pursuant to consent by the board dated February 10, 2012, the Company agreed to pay Mr. Herman a continuing guarantee fee of $150,000 per year; such payment would continue for so long as Mr. Herman is liable as guarantor of Company debt. This annual payment is not viewed as a base salary; it is deemed a fee paid to Mr. Herman for risks associated with the personal guarantees given on behalf of the Company for various debt agreements held by the Company.

Mr. Herman’s employment agreement was amended to extend his term of employment to June 30, 2015, and thereafter continue on a year-to-year basis ending on June 30 of the following year, unless the Company provides notice of non-renewal at least 60 days prior to the last day of the then-current term or the employment agreement is otherwise terminated.

Rick Kasch – Mr. Kasch’s employment agreement is for a term through June 30, 2014. The agreement provides for an annual salary of $225,000. Pursuant to the agreement the Company agreed to grant Mr. Kasch an option to acquire 300,000 shares of Company common stock in accordance with the Company’s 2010 Stock Incentive Plan. Mr. Kasch is also entitled to standard employment benefits and the use of a Company automobile or alternatively a car allowance of at least $1,000. The employment agreement contains other standard provisions contained in agreements of this nature including confidentiality and non-competition provisions.

Mr. Kasch’s employment agreement also provides for severance compensation if his employment is terminated for the following two reasons:

1.	A termination without cause - If Mr. Kasch is terminated without cause he will be entitled to all salary that would have been paid through the remaining term of the agreement, or if the agreement is terminated without cause during the final eighteen months of the agreement term Mr. Kasch will be entitled to receive a lump sum payment equal to eighteen months of his base salary. Additionally, if Mr. Kasch is terminated without cause, he will be entitled to health benefits for a period of eighteen months; and

2.	A termination upon a change of control event or a management change - If Mr. Kasch resigns within ninety days following a change of control event or a management change (being the person to whom he directly reports) he will be entitled to a severance payment equal to eighteen months of his base salary with the amount being paid either in a lump sum payment or in accordance with the Company’s payroll practices. Further, Mr. Kasch will be entitled to health benefits for a period of eighteen months.

Mr. Kasch’s employment agreement was amended to extend his term of employment to June 30, 2015, and thereafter continue on a year-to-year basis ending on June 30 of the following year, unless the Company provides notice of non-renewal at least 60 days prior to the last day of the then-current term or the employment agreement is otherwise terminated. Additionally, Mr. Kasch’s employment agreement was amended to reflect that he will serve as President of the Company.

Austin Peitz – Mr. Peitz’s employment agreement is for a term through June 30, 2015. The agreement provides for an annual salary of $175,000. Pursuant to the agreement the Company agreed to grant Mr. Peitz an option to acquire 300,000 shares of Company common stock in accordance with the Company’s 2010 Stock Incentive Plan. Mr. Peitz is also entitled to standard employment benefits and the use of a Company automobile or alternatively a car allowance of at least $1,000. If Mr. Peitz is terminated without cause he is entitled to a severance payment equal to six months of his salary. The employment agreement contains other standard provisions contained in agreements of this nature including confidentiality and non-competition provisions.

Robert J. Devers – Mr. Devers’s employment agreement is for a term through April 29, 2014 and automatically renews unless either party provides not less than 60 says’ notice. The agreement provides for an annual salary of $150,000. Pursuant to the agreement the Company granted Mr. Devers an option to acquire 150,000 shares of Company common stock in accordance with the Company’s 2010 Stock Incentive Plan. Mr. Devers is also entitled to standard employment benefits, and the agreement contains other standard provisions such as confidentiality and non-competition provisions.

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Stock Option, Stock Awards and Equity Incentive Plans

In accordance with the Company’s 2010 Stock Incentive Plan the Company granted certain of its executive officers stock options during the Company’s 2012 fiscal year; no other equity based awards were granted to executive officers during the fiscal year.

The following table sets forth the outstanding equity awards for each named executive officer at December 31, 2012:

	Option Awards

	Number of Securities
	Underlying Unexercised
	Options (#)		Option	Option
			Exercise	Expiration
Name and Principal Position	Exercisable	Nonvested	Price	Date

Rick Kasch, President, Treasurer, and CFO (1)	300,000	-0-	$0.49	07/30/2015
	600,000	-0-	$1.10	07/19/2016
	150,000	275,000	$0.46	06/05/2017
Rick Kasch Totals	1,050,000	275,000

Austin Peitz, Vice President of Field Operations (2)	450,000	-0-	$0.49	07/30/2015
	-0-	300,000	$0.46	06/30/2017
	-0-	50,000	$0.70	01/23/2018
Austin Peitz Totals	450,000	350,000

(1)	On July 30, 2010 Mr. Kasch was granted an option to acquire 300,000 shares of the Company’s common stock. The exercise price of the option is $0.49, and the option has a five year term. 100,000 shares underlying the option vested upon grant, with 100,000 shares vesting on each of July 30, 2011 and July 30, 2012. On July 19, 2011 Mr. Kasch was granted an option to acquire 600,000 shares of the Company’s common stock. The exercise price of the option is $1.10, and the option has a five year term. 300,000 shares underlying the option vested upon grant, with the remaining 300,000 shares vesting on July 19, 2012. Also, on June 6, 2012 Mr. Kasch was granted an option to acquire 425,000 shares of the Company’s common stock. The exercise price of the option is $0.46, and the option has a five year term. 150,000 shares underlying the option vested upon grant, with another 150,000 shares to vest on June 5, 2013 and the remaining 125,000 shares to vest on June 5, 2014.

(2)	On July 30, 2010 Mr. Peitz was granted an option to acquire 450,000 shares of the Company’s common stock. The exercise price of the option is $0.49, and the option has a five year term. 150,000 shares underlying the option vested upon grant, with 150,000 shares vesting on each of July 30, 2011 and July 30, 2012. On June 6, 2012 Mr. Peitz was granted an option to acquire 300,000 shares of the Company’s common stock. The exercise price of the option is $0.46, and the option has a five year term. The shares granted on June 6, 2012 vest on a pro-rata basis (one-third, or 100,000 shares each year) on each of the three anniversary dates of the option grant date. Subsequent to December 31, 2012, on January 23, 2013, Mr. Peitz was granted an option to acquire 50,000 shares of the Company’s common stock. The exercise price of the option is $0.70, and the option has a five year term. 16,667 shares underlying the option vest on January 1, 2014 and 2015, respectively, with the remaining 16,666 shares vesting on January 1, 2016.

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Compensation of Directors

Originally, on July 27, 2010 the Company’s Board of Directors determined that each of the Company’s non-employee directors would receive $5,000 per fiscal quarter plus travel costs. Additionally, each of our non-employee directors was granted a stock option on July 27, 2010. Also on July 27, 2011, and again on July 25, 2012, the $5,000 quarterly director fee for non-employee directors was reapproved. As such, the table below reflects compensation paid to the members of the board during 2012.

				Non-Equity	Non-Qualified
	Fees Earned	Stock		Incentive	Deferred
	or Paid	Non-Qualified	Option	Plan	Compensation	All
Name	in Cash	Awards	Awards	Compensation	on Earnings	Other	Total

R.V. Bailey(1)	$20,000	$-	$-	$-	$-	$-	$20,000

Gerard Laheney (2)	$20,000	$-	$-	$-	$-	$-	$20,000

(1)	Mr. Bailey received fees in the amount of $20,000 in 2012 for serving on the Board of Directors. Prior to the Merger Transaction, Mr. Bailey served as an officer and director of Aspen and was paid an annual salary and also granted an option in February 2010. The remuneration received by Mr. Bailey as an officer and director of Aspen was disclosed in Aspen’s Annual Report on Form 10-K for its fiscal year ended June 30, 2010. The Company did not recognize any costs associated with these options granted by Aspen as they were fully vested upon change of control (as of the Merger Transaction date). The February 2010 options expire on February 15, 2015.

(2)	Mr. Laheney received fees in the amount of $ 20,000 in 2012 for serving on the Board of Directors. On July 30, 2010 Mr. Laheney was granted an option to acquire 200,000 shares of Company common stock. The option is exercisable for a five year term at $0.49 per share, and vested in full as of July 30, 2010. As such, no costs were incurred by the Company in 2012 for these options.

Frequency of the Advisory Vote on Executive Compensation

At the 2011 Annual Meeting of Stockholders, held on July 28, 2011, an advisory vote was held on the frequency of the advisory vote on the compensation program for Enservco’s named executive officers. More than a majority of the votes cast at the annual meeting approved holding an advisory vote on the compensation program for named executive officers on a triennial basis (that is, each three years). In line with this recommendation by the Company’s stockholders, the Board of Directors has determined that it will next include an advisory stockholder vote regarding named executive officer compensation in the proxy materials for the 2014 Annual Meeting. The next required advisory vote regarding the frequency of an advisory vote on named executive officer compensation at the Annual Meeting of Stockholders will be in 2017.

76

Risks of Compensation Programs

The Company’s equity-based compensation is performance based in that the issued stock options become valuable as the shareholders’ returns (measured by stock price) increase. Furthermore, in all cases, options granted to the Company’s employees are time-based vesting. The Company believes that this vesting, coupled with the internal controls and oversight of the risk elements of its business, have minimized the possibility that the compensation programs and practices will have a material adverse effect on the Company and its financial, and operational, performance.

As described above, the Board of Directors has general oversight responsibility with respect to risk management, and exercises appropriate oversight to insure that risks are not viewed in isolation and are appropriately controlled. The Company’s compensation programs are designed to work within this system of oversight and control, and the Board considers whether these compensation programs reward reasonable risk-taking and achieve the proper balance between the desire to appropriately reward employees and protecting the Company.

Security Ownership of Certain Beneficial Owners and Management

Security Ownership of Management

As of June 3, 2013 the Company had 32,188,269 shares of its common stock issued and outstanding. The following table sets forth the beneficial ownership of the Company’s common stock as of June 3, 2013 by each person who serves as a director and/or an executive officer of Enservco on that date, and the number of shares beneficially owned by all of the Company’s directors and named executive officers as a group:

Name and Address of Beneficial Owner	Position	Amount and Nature of Beneficial Ownership (1)		Percent of Common Stock
Michael D. Herman 501 South Cherry Street, Suite 320 Denver, CO 80246	Chief Executive Officer and Chairman	18,200,320	(2)	53.1%
R.V. Bailey 501 South Cherry Street, Suite 320 Denver, CO 80246	Director	1,330,855	(3)	4.1%
Gerard Laheney 501 South Cherry Street, Suite 320 Denver, CO 80246	Director	338,700	(4)	1.1%
Rick D. Kasch 501 South Cherry Street, Suite 320 Denver, CO 80246	Director and President	2,764,424	(5)	8.3%
Steven P. Oppenheim 501 South Cherry Street, Suite 320 Denver, CO 80246	Director	200,000	(6)	*
Austin Peitz 501 South Cherry Street, Suite 320 Denver, CO 80246	VP of Operations	550,000	(7)	1.7%
Robert J. Devers 501 South Cherry Street, Suite 320 Denver, CO 80246	Chief Financial Officer and Treasurer	0	(8)	0%
All current directors, executive officers and named executive officers as a group (7 persons)		23,384,299		64.0%

* Less than 1%.

Notes to Security Ownership of Management table shown above:

(1)	Calculated in accordance with 1934 Act Rule 13d-3.

(2)	Consists of:

(i)	6,533,660 shares acquired by Mr. Herman at the closing of the Merger Transaction;
(ii)	6,533,660 shares held by Mr. Herman’s spouse acquired at the closing of the Merger Transaction;
(iii)	3,022,000 shares Issued to Mr. Herman pursuant to conversion of subordinate debt to shares of common stock; and
(iv)	Warrants to purchase 2,111,000 shares of common stock at $0.55 per share acquired by Mr. Herman as a result of converting the subordinated debt owed to him by the Company on the same terms as other private equity placements made by investors.

(3)	Consists of:

(i)	1,215,676 shares of stock held of record in the name of R. V. Bailey;
(ii)	3,959 shares of stock held jointly with Mr. Bailey’s spouse;
(iii)	11,220 shares of record in the name of Mieko Nakamura Bailey, his spouse (For the purposes of Section 16b of the Securities Exchange Act of 1934 Mr. Bailey disclaims beneficial ownership of the shares held by his spouse); and
(iv)	Stock options to purchase 100,000 shares of common stock at $0.4125 per share that vested on July 27, 2010.

(4)	Consists of:

(i)	Options to acquire 200,000 shares of common stock that were granted on July 30, 2010 and are exercisable for a five-year term;
(ii)	Held by Mr. Laheney.

(5)	Consists of:

(i)	1,451,924 shares acquired upon the closing of the Merger Transaction;
(ii)	Options to acquire 300,000 shares of common stock granted on July 30, 2010 and that are exercisable for a five-year term at $0.49 per share;
(iii)	Options to acquire 600,000 shares of common stock granted on July 19, 2011 and that are exercisable for a five-year term at $1.10 per share;
(iv)	Options to acquire 300,000 shares of common stock granted on June 6, 2012 and that are exercisable for a five-year term at $0.46 per share (does not include the unvested options to acquire 125,000 shares of common stock granted on June 6, 2012);
(v)	75,000 shares issued pursuant to additional equity raised in conjunction with PNC Credit Facility agreement; and
(vi)	Warrants to purchase 37,500 shares of common stock at $0.55 per share.

(6)	Consists of options to acquire 200,000 shares of common stock granted on April 29, 2013 that are exercisable for a five-year term at $1.27 per share.

(7)	Consists of:
(i)	Options to acquire 450,000 shares of common stock granted on July 30, 2010 and that are exercisable for a five-year term at $0.49 per share;
(ii)	Options to acquire 100,000 shares of common stock granted on July 6, 2012 and that are exercisable for a five-year term at $0.46 per share (not including options to acquire the remaining 200,000 shares one-half of which vest on June 6, 2014 and the other one-half on June 6, 2015); and
(iii)	Does not include options to acquire 50,000 shares of common stock granted on January 23, 2013 and that are exercisable for a five-year term at $0.70 per share.

(8)	Does not include options to acquire 150,000 shares of common stock granted on April 29, 2013 that vest as to 50,000 options on the first, second and third anniversary of the grant date. The options are exercisable for a five-year term at $1.27 per share.

77

Security Ownership of Certain Beneficial Owners

As of June 3, 2013, the Company is not aware of any persons that beneficially own more than 5% of its outstanding common stock who does not serve as an executive officer or director of the Company, except for Mr. Herman’s spouse (whose shares are included in Mr. Herman’s beneficial ownership reported in the table above) and Cross River Partners LP (as presented in the table below).

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Common Stock
Cross River Partners LP 456 Main Street, 2nd Floor Ridgefield, CT 06877	4,414,500	(2)	13.3%

(1)	Calculated in accordance with 1934 Act Rule 13d-3.

(2)	Consists of:
(i)	2,143,000 shares issued pursuant to additional equity raised in conjunction with PNC Credit Facility agreement;
(ii)	warrants to purchase 1,071,500 shares of common stock at $0.55 per share; and
(iii)	1,200,000 shares purchased from Mr. Herman in February 2013.

Employee/Director Hedging Is Not Permitted

Section 14(j) of the 1934 Act requires each issuer to disclose whether any employee or member of the board of directors, or any designee of any employee or board member, is permitted to purchase hedges – that is, financial instruments that are designed to hedge or offset against any decrease in the market price for the issuer’s securities. On July 27, 2010, the Board of Directors adopted the Company’s “Code of Business Conduct and Ethics and Whistleblower Policy” which provides that the “Board of Directors has concluded that it is inappropriate for employees or members of the board of directors, or any designee of such persons, to purchase hedges” involving the Company’s securities.

Change in Control Arrangements

As of June 3, 2013, there are no arrangements that would result in a change in control of the Company.

78

Certain Relationships and Related Transactions

Related Party Transactions

The following sets forth information regarding transactions between the Company (and its subsidiaries) and its officers, directors and significant stockholders since the beginning of its fiscal year ended December 31, 2010 or which are otherwise still outstanding as of June 10, 2013.

Employment Agreements:

See “Employment Agreements” above for a discussion of the employment agreements between the Company and each of Messrs. Herman, Kasch and Peitz.

Loan Transactions:

On November 21, 2009, Michael D. Herman (the Company’s Chairman and Chief Executive Officer), loaned $500,000 to Heat Waves pursuant to the terms of a promissory note (the “Heat Waves Note”). The Heat Waves Note accrued interest at 3% per annum and was due in full by December 31, 2018. As part of loan agreements with Great Western Bank, Mr. Herman agreed to subordinate the debt represented by this note to all obligations to the bank. Interest was to be paid annually in arrears, but due to the subordination interest was being accrued to the loan balance.

On July 29, 2011, upon approval by the Board of Directors, Mr. Herman received a principal payment on the subordinated debt in the amount of $222,240. The entire payment was applied to the principal paydown of this loan. On October 4, 2011 and again on October 29, 2012, upon management approval, Mr. Herman received an interest payment in the amount of $27,456 and $7,000, respectively, on this loan. On November 2, 2012, pursuant to the terms and conditions within the PNC Revolving Credit, Term Loan, and Security Agreement, Mr. Herman was required to convert the remaining principal balance of $277,760 on this loan into common shares of the Company’s common stock through a stock subscription agreement, on that date. The outstanding accrued interest of $1,356 on this loan was paid out in cash to Mr. Herman on or around the same date as the stock subscription agreement.

On March 31, 2010, Mr. Herman loaned an additional $1,200,000 to Heat Waves pursuant to the terms of a promissory note (the “Heat Waves Note II”). The Heat Waves Note II accrued interest at 3% per annum and was due in full by December 31, 2018. As part of the loan agreements with Great Western Bank, Mr. Herman agreed to subordinate the debt represented by this note to all obligations to the bank. Interest was to be paid annually in arrears, but due to the subordination interest was being accrued to the loan balance. On October 4, 2011 upon management approval Mr. Herman received an interest payment in the amount of $49,544 on this loan.

On November 2, 2012, pursuant to the terms and conditions within the PNC Revolving Credit, Term Loan, and Security Agreement, Mr. Herman was required to convert the remaining principal balance of $1.2 million on this loan in common shares of the Company’s common stock through a stock subscription agreement on that date. The outstanding accrued interest of $43,662 on this loan was paid out in cash to Mr. Herman on or around the same date as the stock subscription agreement.

Other Transactions:

On March 1, 2010, Messrs. Herman and Kasch contributed their membership interests in HES to Enservco LLC (being the former holding company of Dillco and its subsidiaries and related entities). HES owns certain assets that it previously leased to Heat Waves including a disposal well, trucks and construction equipment. At the time of the transaction Mr. Herman held a 95% membership interest in HES and Mr. Kasch a 5% membership interest. Further, the membership interests of Enservco LLC were held by Mr. Herman (90%) and Rick Kasch (10%). Enservco LLC then contributed the HES membership interest to Dillco itself which in turn transferred the interest to Heat Waves. As a result, Heat Waves owned a 100% membership interest in HES.

On March 15, 2010, Mr. Herman sold a disposal well located in Oklahoma to HES in consideration for $100,000. Payment of the purchase price (which was due on or before September 15, 2010) was made on August 11, 2010.

79

2012 Conversion Agreement with Mr. Herman:

In November 2012 Enservco entered into a new lending relationship with PNC (“PNC”) which replaced the prior credit arrangement with Great Western Bank. As noted in prior reports, there had been certain covenant issues in the Great Western Bank arrangement, but Great Western Bank had never declared default in the lending relationship. Nevertheless, Great Western had advised Enservco that it must refinance the debt in whole by no later than March 31, 2013.

As a condition of the refinancing with PNC, PNC required that Mr. Herman continue to guarantee Enservco’s indebtedness, although it reduced the guarantee amount to $3,500,000 from the unlimited guarantee imposed by Great Western Bank. PNC required that Mr. Herman pledge 250,000 shares of Pyramid Oil Company (“PDO”), an unaffiliated company, to collateralize his guaranty agreement. PNC also required that Mr. Herman convert his subordinated indebtedness (a total of $1,477,760) into equity of Enservco. (Note: PNC also required a minimum of $1,250,000 of new equity financing prior to closing on the PNC agreement.)

With the consent of the Board of Directors of Enservco, Mr. Herman consented to provide his accommodations to facilitate the PNC lending arrangement. As a condition of his agreement, Mr. Herman asked that Enservco:

1.	Continue payment of the guarantee fee approved in February 2012 for so long as he guaranteed any portion of Enservco’s indebtedness; and

2.	Consent to Mr. Herman’s conversion of his subordinated debt), as required by PNC, at its face value into common stock and warrants on the same terms as the private placement being offered to investors (i.e. Units at $350 per Unit, each Unit consisting of 1,000 shares of Enservco common stock and warrants to purchase 500 shares at $0.55 per share).

In resolutions adopted on October 24, 2012, by the directors other than Mr. Herman (who was not present for that discussion and resolution), the Board of Directors approved Mr. Herman’s terms and concluded that the transaction contemplated in Mr. Herman’s offer was in the best interests of the Company, and that the consideration received by the Company for the issuance of the shares and warrants contained in the Units to be issued upon such conversion was fair and adequate. The acceptance was subject to the completion of the PNC financing which was completed in November 2012. Because of the short delay between the October 24, 2012 resolutions and the completed financing, the Board of Directors of Enservco reaffirmed the October 24, 2012 resolutions by statement of consent dated October 31, 2012.

As a result of the completion of the PNC financing, Mr. Herman entered into a guarantee agreement for $3,500,000 and pledged his shares of PDO (as described above), and converted his debt from the Company in the principal amount of $1,477,760 into 4,222 Units (being 4,222,000 shares and 2,111,000 warrants to purchase common stock at $0.55 per share). The approximate $45,000 of accrued interest owed Mr. Herman was paid in cash from funds received through the PNC agreement and the private equity placement required therein. Also as a result of the completion of the PNC financing, Mr. Herman was relieved of his unlimited guarantee to Great Western Bank.

80

Related Party Purchase in Equity Offering:

As discussed above, a condition of the PNC financing transaction was that Enservco raise at least $1,250,000 in equity in a private equity placement. This private placement was completed in November 2012. Rick D. Kasch, the Company’s President, Chief Financial Officer and a director, was one of the purchasers in the private equity placement. Mr. Kasch invested $26,250 on the same terms as the unaffiliated investors (i.e. Units at $350 per Unit, each Unit consisting of 1,000 shares of Enservco common stock and warrants to purchase 500 shares at $0.55 per share). As such, Mr. Kasch acquired 75 units, or 75,000 shares of common stock of the Company, and was granted warrants to purchase 37,500 shares of common stock of the Company at $0.55 per share.

Review and Approval of Transactions with Related Parties

On May 29, 2013, the Board adopted a policy requiring that disinterested directors approve transactions with related parties which are not market-based transactions. The Board of Directors had been following this policy on an informal basis before. For example, in November 2012, the Board did not address Mr. Kasch’s purchase of units in the equity offering on the same terms as the other unaffiliated purchasers. On the other hand, the Board reviewed and specifically approved Mr. Herman’s acquisition of units for the satisfaction of debt.

Generally the Board of Directors will approve transactions only to the extent the disinterested directors believe that they are in the best interests of Enservco and on terms that are fair and reasonable (in the judgment of the disinterested directors) to Enservco.

Audit Committee

The Board of Directors established the Audit Committee on May 29, 2013, in accordance with Section 3(a)(58)(A) of the Exchange Act and NYSE MKT Rule 803(B) as modified for smaller reporting companies by NYSE MKT Rule 801(h). The Audit Committee was established to oversee the Company’s corporate accounting and financial reporting processes and audits of its financial statements. The members of the Audit Committee are Messrs. Laheney and Oppenheim. Mr. Oppenheim is chairman of the Audit Committee. On May 29, 2013, the Board of Directors determined that Messrs. Laheney and Oppenheim were independent under SEC Rule 10A-3(b)(1) and NYSE MKT Rule 802(a). The Board has determined that all current members of the Audit Committee are “financially literate” as interpreted by the Board in its business judgment. No members of the audit committee have been qualified as an audit committee financial expert, as defined in the applicable rules of the SEC. The Audit Committee held no meetings during fiscal year 2012 because it was not constituted until 2013.

The Audit Committee expects to meet periodically with the Company’s independent accountants and management to review the scope and results of the annual audit and to review the financial statements and related reporting matters prior to the submission of the financial statements to the Board. In addition, the committee expects to meet with the independent auditors at least on a quarterly basis to review and discuss the annual audit or quarterly review of our financial statements.

We have established an Audit Committee Charter that deals with the establishment of the Audit Committee and sets out its duties and responsibilities. The Audit Committee reviews and reassesses the adequacy of the Audit Committee Charter on an annual basis. The Audit Committee Charter is available on the Company’s website.

Code of Business Conduct and Whistleblower Policy

On July 27, 2010, our Board of Directors adopted a Code of Business Conduct and Whistleblower Policy (the “Code of Conduct”) which the Board updated on May 29, 2013. The Code of Conduct applies to all of the Company’s officers and employees, including the principal executive officer, principal financial officer and principal accounting officer. The Code of Conduct establishes standards and guidelines to assist our directors, officers, and employees in complying with both the Company’s corporate policies and with the law and is posted on the Company’s website.

Director Independence

As of June 3, 2013, the Company’s Board of Directors consists of Messrs. Herman, Kasch, Bailey, Laheney and Oppenheim. The Company utilizes the definition of “independent” as it is set forth in Section 803A of the NYSE Amex Company Guide. Further, the board considers all relevant facts and circumstances in its determination of independence of all members of the board (including any relationships). Currently, only Messrs. Laheney and Oppenheim are considered independent directors.

Where You Can Find More Information

We have filed with the SEC a registration statement on Form S-1, including exhibits and schedules, under the Securities Act with respect to the common stock to be sold in this offering. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules that are part of the registration statement. For further information about us and our common stock, you may refer to the registration statement.

You may read, without charge, and copy, at prescribed rates, all or any portion of the registration statement or any reports, statements or other information in the files at the public reference room at the SEC’s principal office at 100 F Street NE, Washington, D.C., 20549. You may request copies of these documents, for a copying fee, by writing to the SEC. You may call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference room. Our filings, including the registration statement, will also be available to you on the Internet website maintained by the SEC at http://www.sec.gov.

We are subject to the information and reporting requirements of the Securities Exchange Act and will file annual, quarterly and current reports, proxy statements and other information with the SEC. You can request copies of these documents, for a copying fee, by writing to the SEC. These reports, proxy statements and other information will also be available on the Internet website of the SEC referred to above. We do not intend to send our stockholders annual reports containing financial statements audited by our independent auditors, but our annual reports are available online.

81

ENSERVCO CORPORATION AND SUBSIDIARIES

INDEX TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

Page

Report of Independent Registered Public Accounting Firm	F-2

Audited Financial Statements as of December 31, 2012 and December 31, 2011:

Consolidated Balance Sheets	F-3

Consolidated Statements of Operations and Comprehensive Loss	F-4

Consolidated Statement of Stockholders’ Equity	F-5

Consolidated Statements of Cash Flows	F-6 - F-7

Notes to Consolidated Financial Statements	F-8 - F-36

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Enservco Corporation

Denver, Colorado

We have audited the accompanying consolidated balance sheets of Enservco Corporation and subsidiaries (the "Company") as of December 31, 2012 and 2011, and the related consolidated statements of operations and comprehensive loss, stockholders' equity, and cash flows for each of the years ended December 31, 2012 and 2011. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Enservco Corporation and subsidiaries as of December 31, 2012 and 2011, and the consolidated results of their operations and their cash flows for each of the years ended December 31, 2012 and 2011, in conformity with accounting principles generally accepted in the United States of America.

/s/ EKS&H LLLP

March 28, 2013

Denver, Colorado

F-2

Enservco Corporation

Consolidated Balance Sheets

	December 31,	December 31,
	2012	2011

ASSETS
Current Assets
Cash and cash equivalents	$533,627	$417,005
Accounts receivable, net	7,791,342	4,505,254
Marketable securities	-	150,793
Prepaid expenses and other current assets	802,020	593,291
Inventories	273,103	549,432
Deferred tax asset	153,466	187,170
Total current assets	9,553,558	6,402,945

Property and Equipment, net	15,020,890	14,759,039
Fixed Assets Held for Sale, net	304,429	412,831
Non-Competition Agreements, net	30,000	180,000
Goodwill	301,087	301,087
Long-term portion of interest rate swap	16,171	-
Other Assets	630,891	64,770

TOTAL ASSETS	$25,857,026	$22,120,672

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued liabilities	$3,585,785	$2,954,687
Line of credit borrowings	2,151,052	2,263,227
Current portion of long-term debt	2,236,343	3,867,658
Current portion of interest rate swap	24,048	-
Total current liabilities	7,997,228	9,085,572

Long-Term Liabilities
Deferred rent payable	20,860	22,044
Subordinated debt – related party	-	1,477,760
Long-term debt, less current portion	10,570,928	8,020,435
Deferred income taxes, net	451,662	387,487
Total long-term liabilities	11,043,450	9,907,726
Total liabilities	19,040,678	18,993,298

Commitments and Contingencies

Stockholders’ Equity
Common and preferred stock. $.005 par value Authorized: 100,000,000 common shares and 10,000,000 preferred shares Issued: 31,928,894 common shares and -0- preferred shares Treasury Stock: 103,600 common shares
Issued and outstanding: 31,825,294 and 21,778,866 common shares, and -0- preferred shares each, at December 31, 2012 and December 31, 2011, respectively	159,127	108,894
Additional paid-in-capital	9,864,363	6,112,674
Accumulated deficit	(3,202,337)	(3,117,267)
Accumulated other comprehensive income	(4,805)	23,073
Total stockholders’ equity	6,816,348	3,127,374

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$25,857,026	$22,120,672

See notes to consolidated financial statements.

F-3

Enservco Corporation

Consolidated Statements of Operations and Comprehensive Loss

	For the Years Ended
	December 31,
	2012	2011

Revenues	$31,497,787	$23,904,384

Cost of Revenue	23,286,561	17,828,834

Gross Profit	8,211,226	6,075,550

Operating Expenses
General and administrative expenses	3,550,438	3,515,213
Depreciation and amortization	2,960,153	4,188,052
Total operating expenses	6,510,591	7,703,265

Income (Loss) from Operations	1,700,635	(1,627,715)

Other Income (Expense)
Interest expense	(902,152)	(699,230)
Loss on sale and disposal of equipment	(5,739)	(119,023)
Gain on sale of investments	24,653	-
Other	10,870	(49,765)
Total other expense	(872,368)	(868,018)

Income (Loss) From Continuing Operations Before Tax (Expense) Benefit	828,267	(2,495,733)
Income Tax (Expense) Benefit	(426,779)	897,923
Income (Loss) From Continuing Operations	$401,488	$(1,597,810)

Discontinued Operations
Loss from discontinued operations	(797,636)	(605,650)
Income tax benefit	311,078	236,204
Loss on discontinued operations, net of tax	$(486,558)	$(369,446)

Net Loss	$(85,070)	$(1,967,256)

Other Comprehensive (Loss) Gain
Unrealized gain on available-for-sale securities, net of tax	17,506	(133,665)
Unrealized loss on interest rate swap, net of tax	(4,805)	-
Reclassification into earnings, net of tax	(40,579)	-
Total other comprehensive loss	(27,878)	(133,665)

Comprehensive Loss	$(112,948)	$(2,100,921)

Earnings (Loss) per Common Share – Basic
Income from continuing operations	$0.02	$(0.07)
Discontinued operations	$(0.02)	$(0.02)
Net Loss	$(0.00)	$(0.09)

Earnings (Loss) per Common Share – Diluted
Income from continuing operations	$0.02	$(0.07)
Discontinued operations	$(0.02)	$(0.02)
Net Loss	$(0.00)	$(0.09)

Basic weighted average number of common shares outstanding	23,389,151	21,778,866
Add: Dilutive shares assuming exercise of options and warrants	927,718	-
Diluted weighted average number of common shares outstanding	24,316,869	21,778,866

See notes to consolidated financial statements.

F-4

Enservco Corporation

Consolidated Statement of Stockholders’ Equity

	Common Stock
	Shares	Par Value	APIC	Accumulated Deficit	Accumulated Other Comprehensive Income	Total Stockholder’s Equity

Balance at January 1, 2011	21,778,866	$108,894	$5,489,823	$(1,150,011)	$156,738	$4,605,444

Net loss				(1,967,256)		(1,967,256)
Other comprehensive loss					(133,665)	(133,665)
Stock-based compensation			576,498			576,498
Issuance of warrants	-	-	46,353	-	-	46,353

Balance at December 31, 2011	21,778,866	$108,894	$6,112,674	$(3,117,267)	$23,073	$3,127,374

Net loss				(85,070)		(85,070)
Other comprehensive loss					(27,878)	(27,878)
Stock-based compensation			279,362			279,362
Issuance of Common Stock, private equity	5,699,428	28,497	1,966,303			1,994,800
Issuance of Common Stock for services	125,000	625	49,375			50,000
Conversion of subordinated debt	4,222,000	21,111	1,456,649	-	-	1,477,760

Balance at December 31, 2012	31,825,294	$159,127	$9,864,363	$(3,202,337)	$(4,805)	$6,816,348

See notes to consolidated financial statements.

F-5

Enservco Corporation

Consolidated Statements of Cash Flows

	For the Years Ended
	December 31,
	2012	2011

OPERATING ACTIVITIES
Net loss	$(85,070)	$(1,967,256)
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization (includes $128,935 and $511,588 from discontinued operations, respectively)	3,089,088	4,699,640
Loss on disposal of equipment	5,739	119,023
Realized gain on sale of marketable securities	(24,653)	-
Deferred income taxes	73,116	(1,132,597)
Stock-based compensation	279,362	576,498
Issuance of warrants	-	46,353
Common stock issued to consultant for services	50,000	-
Bad debt expense (recoveries)	57,957	(84,691)
Changes in operating assets and liabilities
Accounts receivable	(3,344,045)	(319,232)
Income taxes receivable	-	634,941
Inventories	276,329	(248,905)
Prepaids and other current assets	(208,729)	(277,769)
Other non-current assets	(566,121)	6,767
Accounts payable and accrued expenses	631,098	888,333
Deferred rent payable	(1,184)	22,044
Net cash provided from operating activities	232,887	2,963,149

INVESTING ACTIVITIES
Purchases of property and equipment	(3,814,431)	(5,273,646)
Proceeds from sale and disposal of equipment	1,154,180	257,557
Sales of available-for-sale securities	180,208	-
Net cash used in investing activities	(2,480,043)	(5,016,089)

FINANCING ACTIVITIES
Proceeds from issuance of common stock	1,994,800	-
Net line of credit (repayments) borrowings	(112,175)	1,213,227
Proceeds from issuance of long-term debt	11,968,882	1,737,500
Repayment of long-term debt	(11,487,729)	(2,118,589)
Net cash provided from financing activities	2,363,778	832,138

Net Increase (Decrease) in Cash and Cash Equivalents	116,622	(1,220,802)

Cash and Cash Equivalents, Beginning of Period	417,005	1,637,807

Cash and Cash Equivalents, End of Period	$533,627	$417,005

See notes to consolidated financial statements.

F-6

Enservco Corporation

Consolidated Statements of Cash Flows (continued)

	For the Years Ended
	December 31,
	2012	2011

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$857,330	$741,177
Cash paid for income taxes	$-	$-

Supplemental Disclosure of Non-cash Investing and Financing Activities:
Non-cash commitments entered into for equipment loans	$438,025	$282,145
Increase (decrease) in fair value of available-for-sale securities	$29,415	$(214,993)
Non-cash conversion of related party subordinated debt into shares of common stock	$1,477,760	$-

See notes to consolidated financial statements.

F-7

Notes to the Consolidated Financial Statements

Note 1 – Basis of Presentation

The accompanying consolidated financial statements have been derived from the accounting records of Enservco Corporation (formerly Aspen Exploration Corporation), Heat Waves Hot Oil Service LLC (“Heat Waves”), Dillco Fluid Service, Inc. (“Dillco”), Trinidad Housing LLC, HE Services LLC, Aspen Gold Mining Company, and Real GC LLC (collectively, the “Company”) as of December 31, 2012 and 2011 and the results of operations for the years then ended. Any references to “Aspen” in this report are intended to provide reference for certain actions and events that took place prior to the Merger Transaction and are included to give context to the reader. References to “Enservco” and the “Company” are intended to apply to the Company as a whole and on a post Merger Transaction basis.

The below table provides an overview of the Company’s current ownership hierarchy:

Name	State of Formation	Ownership	Business
Dillco Fluid Service, Inc. (“Dillco”)	Kansas	100% by Enservco	Oil and natural gas field fluid logistic services primarily in the Hugoton Basin in western Kansas and northwestern Oklahoma.

Heat Waves Hot Oil Service LLC (“Heat Waves”)	Colorado	100% by Dillco	Oil and natural gas well services, including logistics and stimulation

HE Services, LLC (“HES”)	Nevada	100% by Heat Waves	No active business operations. Owns construction equipment held for sale by Heat Waves.

Real GC, LLC (“Real GC”)	Colorado	100% by Heat Waves	No active business operations. Owns real property in Garden City, Kansas that is utilized by Heat Waves.

Trinidad Housing, LLC (“Trinidad Housing”)	Colorado	100% by Dillco.	No active business operations.

Enservco Frac Services, LLC	Delaware	100% by Enservco	No active business operations.

Aspen Gold Mining Company	Colorado	100% by Enservco	No active business operations.

Heat Waves, LLC	Colorado	100% by Dillco	No active business operations

On July 27, 2010 Dillco became a wholly owned subsidiary of Aspen (the “Merger Transaction”). At the time of the Merger Transaction Aspen was not engaged in active business operations whereas Dillco conducted operations both directly and through subsidiary entities.

F-8

During the year ended December 31, 2012, the Company made the decision to discontinue its Heat Waves’ well-site construction and roustabout line of service. As part of this decision, the Company had the intent and made plans during 2012 to sell off the trucks and equipment used in this line of service. The Company has classified these fixed assets as Fixed assets held for sale in our consolidated balance sheet as of December 31, 2012; see Note 6 for further details. The Company has disclosed all other major classifications of assets and liabilities associated with these discontinued operations, other than the Fixed assets held for sale, within the notes to the financials statements; see Note 3 for further details. The Company has also delineated all results of operations as continuing operations or discontinued operations, from the well-site construction and roustabout line of service, for the years ending December 31, 2012 and 2011. As such, the operating results of this line of service are reported as Loss on discontinued operations, net of tax in our consolidated statements of operations for all periods presented; see Note 3 for further details. The Company has not separately disclosed cash flows pertaining to discontinued operations within the accompanying statements of cash flows for the years ending December 31, 2012 and 2011.

The accompanying consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Inter-company balances and transactions have been eliminated in the accompanying consolidated financial statements.

Note 2 - Summary of Significant Accounting Policies

Cash and Cash Equivalents

The Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents. The Company continually monitors its positions with, and the credit quality of, the financial institutions with which it invests.

Accounts Receivable

Accounts receivable are stated at the amount billed to customers. The Company provides a reserve for doubtful accounts based on a review of outstanding receivables, historical collection information and existing economic conditions. The provision for uncollectible amounts is continually reviewed and adjusted to maintain the allowance at a level considered adequate to cover future losses. The allowance is management's best estimate of uncollectible amounts and is determined based on historical performance that is tracked by the Company on an ongoing basis. The losses ultimately incurred could differ materially in the near term from the amounts estimated in determining the allowance. As of December 31, 2012 and 2011 the Company has recorded an allowance for doubtful accounts balance of $70,000 and $100,000, respectively. Also, as of December 31, 2012 and 2011 the Company has recorded bad debt expense (recoveries) of $57,957 and $(84,691), respectively.

Concentrations

As of December 31, 2012, three customers each comprised more than 10% of the Company’s accounts receivable balance; at approximately 19%, 15%, and 12%, respectively. Revenues from these three customers represented 11%, 4%, and 11% of total revenues, respectively, for the year ended December 31, 2012. No other customers exceeded 7% of total revenues for the year ended December 31, 2012.

F-9

As of December 31, 2011, one customer comprised 11% of the accounts receivable balance. Revenue from this customer represented 9% of total revenues for the year ended December 31, 2011. Revenues from another customer represented 12% of total revenues during the year ended December 31, 2011. Accounts receivable from this customer represented 7% of the total accounts receivable balance as of December 31, 2011.

Inventory

Inventory consists primarily of diesel fuel and chemicals that are used in the servicing of oil wells and is carried at the lower of cost or market in accordance with the first in, first out method. The company periodically reviews the value of items in inventory and provides write-downs or write-offs of inventory based on its assessment of market conditions. Write-downs and write-offs are charged to cost of goods sold.

Property and Equipment

Property and equipment consists of (1) trucks, trailers and pickups; (2) trucks that are in various stages of fabrication; (3) real property which includes land and buildings used for office and shop facilities and wells used for the disposal of water; and (4) other equipment such as tools used for maintaining and repairing vehicles, office furniture and fixtures, and computer equipment. Property and equipment is stated at cost less accumulated depreciation. The Company charges repairs and maintenance against income when incurred and capitalizes renewals and betterments, which extend the remaining useful life or expand the capacity of the assets. Depreciation is recorded on a straight-line basis over estimated useful lives of 5 to 30 years.

During the year ended December 31, 2012, the Company reassessed the estimated useful lives of its trucks and equipment (including its well servicing units and equipment, fluid services equipment, construction equipment, and other vehicles) as well as the estimated useful lives of its disposal wells. Through this assessment, the Company increased the useful lives of its trucks and equipment from 5-7 years to 10 years, and increased the useful lives of its disposal wells from 7-10 years to 15 years. The Company has determined that this adjustment to its useful lives is a change in accounting estimate and has accounted for the change prospectively; i.e. the accounting change impacts interim reporting periods within fiscal year 2012 and future periods. For the twelve months ended December 31, 2012, the change in accounting estimate decreased depreciation for the period by approximately $2.6 million (pre-tax difference), decreasing Loss from Operations and Net Loss by this amount, or by approximately $0.11 earnings per basic and diluted common share, respectively.

Leases

The Company conducts a major part of its operations from leased facilities. Each of these leases is accounted for as operating leases. Normally, the Company records rental expense on its operating leases over the lease term as it becomes payable. If rental payments are not made on a straight-line basis, per terms of the agreement, the Company records a deferred rent expense and recognizes the rental expense on a straight-line basis throughout the lease term. The majority of the Company’s facility leases contain renewal clauses and expire through November 2016. In most cases, management expects that in the normal course of business, leases will be renewed or replaced by other leases.

F-10

The Company has entered into several capital leases in order to acquire trucks and equipment. Each of these leases allow the Company to obtain title of the equipment leased through the lease agreements upon final payment of all principal and interest due. The Company records the assets and liabilities associated with these leases at the present value of the minimum lease payments per the lease agreement. The assets and associated liabilities are separately disclosed within Note 7. The assets are classified as Property and Equipment and the liabilities are classified as current and long-term liabilities based on the contractual terms of the agreements and their associated maturities.

Long-Lived Assets

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recovered. The Company looks primarily to the undiscounted future cash flows in its assessment of whether or not long-lived assets have been impaired. No impairments were recorded during the years ended December 31, 2012 or 2011.

Earnings Per Share

Earnings per share is computed by dividing net income by the weighted average number of common shares outstanding for the period. Diluted earnings per share is calculated by dividing net income by the diluted weighted average number of common shares. The diluted weighted average number of common shares is computed using the treasury stock method for common stock that may be issued for outstanding stock options and warrants.

As of December 31, 2012 and 2011, the Company had outstanding Stock-based Option Awards and Warrants to acquire an aggregate of 8,245,170 and 3,490,000 shares of Company common stock, respectively, which have a potentially dilutive impact on earnings per share. Due to the presentation of discontinued operations (see Note 3) throughout this report, in accordance with accounting guidance the Company presented earnings (loss) per common share from continuing and discontinued operations within its financial statements for the years ended December 31, 2012 and 2011. For 2012, the Company reported Income From Continuing Operations., The incremental shares of the options and warrants to be included in the calculation of diluted earnings per share for Income From Continuing Operations during 2012 had a dilutive impact on the Company’s earnings per share of 927,718 shares. Dilution is not permitted if there are net losses during the period. As such, the Company does not show dilutive earnings per share for all other earnings (loss) per common share data presented within its financial statements for the years ended December 31, 2012 and 2011.

Intangible Assets

Non-Competition Agreements

The non-competition agreements with the sellers of Heat Waves and Dillco have finite lives and are being amortized over the five-year contractual periods (Note 4). Amortization expense is expected to be recognized through June 2013.

F-11

Goodwill

Goodwill represents the excess of the cost over the fair value of net assets acquired, including identified intangible assets, recorded in connection with the acquisitions of Heat Waves. Goodwill is not amortized but is assessed for impairment at least annually. No impairment charge was recorded during the periods ended December 31, 2012 and 2011.

Impairment

The Company assesses goodwill and intangible assets with indefinite lives for impairment at the reporting unit level on an annual basis and between annual tests if events occur or circumstances change that would more likely than not reduce the fair value below its carrying amount. Guidance allows a qualitative assessment of impairment to determine whether it is more-likely-than-not that the intangible asset is impaired. If it is determined that it is more-likely-than-not that and impairment exists, accounting guidance requires that the impairment test be performed through the application of a two-step fair value test. The Company utilizes this method and recognizes a goodwill impairment loss in the event that the fair value of the reporting unit does not exceed its carrying value. During fiscal years ending December 31, 2012 and 2011, the Company performed the annual impairment test as of the date ending at each of these fiscal years and determined in both fiscal years that no impairment existed.

Marketable Securities

The Company determines the appropriate classification of its investments in debt and equity securities at the time of purchase and reevaluates such determinations at each balance sheet date. Equity securities are classified as held to maturity when the Company has the positive intent and ability to hold the securities to maturity. Equity securities for which the Company does not have the intent or ability to hold to maturity are classified as available for sale. Held-to-maturity securities are recorded as either short term or long term on the Balance Sheet, based on contractual maturity date and are stated at amortized cost. Equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and are reported at fair value, with unrealized gains and losses recognized in earnings. Equity securities not classified as held to maturity or as trading, are classified as available for sale, and are carried at fair market value, with the unrealized gains and losses, net of tax, included in the determination of comprehensive income and reported in stockholders’ equity.

The fair value of substantially all securities is determined by quoted market prices. The estimated fair value of securities for which there are no quoted market prices is based on similar types of securities that are traded in the market. See Note 11.

Deferred Rent Liability

The Company recognizes rent expense on a straight-line basis over the life of the rental agreement. Deferred rent liability is recognized as the difference between rent expense recorded and actual cash payments made and is recorded as a Long-Term Liability as a separate line item on the accompanying consolidated Balance Sheet. As of December 31, 2012 and 2011 deferred rent liability totaled $20,860 and $22,044, respectively.

F-12

Derivative Instruments

The Company has swap agreements in place to hedge against changes in interest rates. The fair value of the Company’s derivative instruments is reflected as assets or liabilities on the balance sheets. The effective portion of changes in the fair value of the derivative instruments are deferred in Accumulated other comprehensive loss and are reclassified to income when the hedged transaction affects earnings. The ineffective portion of the change in fair value of the derivative instrument is recorded in earnings. The Company has not experienced any ineffectiveness in its hedging instruments. Transactions related to the Company’s derivative instruments accounted for as hedges are classified in the same category as the item hedged in the statement of cash flows. The Company does not hold derivative instruments for trading purposes.

The Company assesses the retrospective and prospective effectiveness of its derivative instruments on a quarterly basis to determine whether the hedging instruments have been highly effective in offsetting changes in fair value of the hedged items. The Company also assesses on a quarterly basis whether the hedging instruments are expected to be highly effective in the future. If a hedging instrument is not expected to be highly effective, the Company will stop hedge accounting prospectively. In those instances, the gains or losses remain in Accumulated other comprehensive loss until the hedged item affects earnings.

Income Taxes

Enservco LLC (which served as the holding company for the Company’s various operating entities until the time of the Merger Transaction in July 2010) and its subsidiaries, with the exception of Dillco (which is a C Corporation subject to federal and state income taxes), are limited liability companies and prior to January 1, 2010 were not subject to federal or state income taxes. On January 1, 2010 Enservco LLC elected to be taxed as a corporation. Therefore, prior to January 1, 2010 no provision or liability for income taxes has been included in the accompanying financial statements, except for income taxes relating to the financial statements of Dillco and Enservco (the current parent (or holding) company for the Company’s operations and assets).

The Company recognizes deferred tax liabilities and assets (Note 13) based on the differences between the tax basis of assets and liabilities and their reported amounts in the financial statements that will result in taxable or deductible amounts in future years. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and liabilities will be recognized in income in the period that includes the enactment date. Deferred income taxes are classified as a net current or non-current asset or liability based on the classification of the related asset or liability for financial reporting purposes.  A deferred tax asset or liability that is not related to an asset or liability for financial reporting is classified according to the expected reversal date.  The Company records a valuation allowance to reduce deferred tax assets to an amount that it believes is more likely than not expected to be realized.

F-13

The Company accounts for any uncertainty in income taxes by recognizing the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The Company measures the tax benefits recognized in the financial statements from such a position based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate resolution. The application of income tax law is inherently complex. Laws and regulations in this area are voluminous and are often ambiguous.  As such, the Company is required to make many subjective assumptions and judgments regarding income tax exposures. Interpretations of and guidance surrounding income tax law and regulations change over time and may result in changes to the Company’s subjective assumptions and judgments which can materially affect amounts recognized in the consolidated balance sheets and consolidated statements of income. The result of the reassessment of the Company’s tax positions did not have an impact on the consolidated financial statements.

Interest and penalties associated with tax positions are recorded in the period assessed as general and administrative expenses. No interest or penalties have been assessed as of December 31, 2012 or 2011. The Company files income tax returns in the United States and in the states in which it conducts its business operations. The tax years 2009 through 2012 remain open to examination in the taxing jurisdictions to which the Company is subject.

Fair Value

The Company follows authoritative guidance that applies to all financial assets and liabilities required to be measured and reported on a fair value basis. The Company also applies the guidance to non-financial assets and liabilities measured at fair value on a nonrecurring basis, including non-competition agreements and goodwill. The guidance defines fair value as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the measurement date.  During the year ended December 31, 2012, the Company did not change any of its valuation techniques, nor were there any transfers between hierarchy levels. The guidance establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available.

Observable inputs are inputs that market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions of what market participants would use in pricing the asset or liability based on the best information available in the circumstances. The financial and nonfinancial assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurement.

The hierarchy is broken down into three levels based on the reliability of the inputs as follows:

Level 1:	Quoted prices are available in active markets for identical assets or liabilities;
Level 2:	Quoted prices in active markets for similar assets and liabilities that are observable for the asset or liability; or
Level 3:	Unobservable pricing inputs that are generally less observable from objective sources, such as discounted cash flow models or valuations.

Stock-based Compensation

The Company uses the fair value method of accounting for stock-based compensation, where Stock-based compensation costs are measured at fair value, determined using the stock price on the date of grant, and charged to expense over the requisite service period. The effect of this guidance is described in Note 15.

F-14

Loan Fees and Other Deferred Costs

In the normal course of business, the Company often enters into loan agreements with its primary lending institutions. The majority of these lending agreements require origination fees and other fees in the course of executing the agreements. For all costs associated with the execution of the lending agreements, the Company recognizes these as capitalized costs and defers the expensing of these costs over the term of the loan agreement using the effective interest method. These deferred costs are classified on the balance sheet as current or long-term assets based on the contractual terms of the loan agreements. See Note 8 for loan fees recorded in the current period.

Revenue Recognition

The Company recognizes revenue when evidence of an arrangement exists, the fee is determinable, and services are provided and collection is reasonably assured.

Management Estimates

The preparation of the Company’s financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include the realization of accounts receivable, stock based compensation expense, income tax provisions and the valuation of deferred taxes, and the valuation of the Company’s interest rate swap. Actual results could differ from those estimates.

Accounting Pronouncements

Recently Issued

In February 2013, FASB issued ASU No. 2013-02, “Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income.” ASU 2013-02 improves the reporting of reclassifications out of accumulated other comprehensive income by requiring an entity to report their corresponding effect(s) on net income. This pronouncement is effective for fiscal years, and interim periods within those years, beginning after December 15, 2012. The adoption of this guidance is not expected to impact the Company’s consolidated financial position, results of operations, or cash flows.

In January 2013, FASB issued ASU No. 2013-01, “Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities.” ASU 2013-01 states the intended scope of disclosures required by ASU No. 2011-11 “Balance Sheet (Topic 210): Disclosures about Offsetting Assets and Liabilities” apply to derivatives and hedging transactions. This pronouncement is effective for fiscal years, and interim periods within those years, beginning after January 1, 2013. The adoption of this guidance is not expected to impact the Company’s consolidated financial position, results of operations, or cash flows.

F-15

Note 3 – Discontinued Operations

During the year ended December 31, 2012, the Company made the decision to discontinue its Heat Waves’ well-site construction and roustabout line of service. Discontinued operations for 2012 consisted of revenues and cost of goods sold (COGS) associated with the well-site construction and roustabout line of service, trade accounts receivable balances, trade accounts payable balances, a prior year tax provision adjustment, among other items.

The following table provides the components of discontinued operations, net of tax:

	For the Years Ended
	December 31,
	2012	2011

Revenues	$617,406	$766,287
Cost of Revenue	1,284,337	852,635

Gross Profit	(666,931)	(86,348)

Operating Expenses
Depreciation and amortization	128,935	511,588

Loss from Operations	(795,866)	(597,936)

Other Expense
Interest expense	1,770	7,714

Loss from discontinued operations	(797,636)	(605,650)
Income tax benefit	311,078	236,204
Loss on discontinued operations, net of tax	$(486,558)	$(369,446)

The following table provides the major classes of assets and liabilities components of discontinued operations, as of:

	December 31,
	2012	2011

Accounts Receivable	$153,754	$87,740
Fixed Assets Held for Sale	304,429	412,831

Total Discontinued Assets	$458,183	$500,571

Accounts payable and accrued liabilities	$219,882	$29,637

Total Discontinued Liabilities	$219,882	$29,637

F-16

Note 4 - Non-Competition Agreements

Non-competition agreements consist of the following as of December 31, 2012 and 2011:

Non-competition agreements - net, at January 1, 2011	$420,000
Amortization for the year ended December 31, 2011	(240,000)
Non-competition agreements - net, at December 31, 2011	$180,000
Amortization for the year ended December 31, 2012	(150,000)
Non-competition agreements - net, at December 31, 2012	$30,000

Amortization expense for the years ended December 31, 2012 and 2011 totaled $150,000 and $240,000, respectively.

Future amortization expense on these non-competition agreements will be $30,000 for the year ending December 31, 2013.

Note 5 - Property and Equipment

Property and equipment consists of the following at:

	December 31,
	2012	2011

Trucks and vehicles	$23,933,669	$20,415,684
Other equipment	2,781,903	2,888,663
Buildings and improvements	2,403,477	2,947,305
Trucks in process	1,110,356	852,975
Capitalized truck leases	455,093	455,093
Land	601,420	701,420
Disposal wells	667,330	620,104
Total property and equipment	31,953,248	28,881,244
Accumulated depreciation	(16,932,358)	(14,122,205)
Property and equipment - net	$15,020,890	$14,759,039

Depreciation expense on property and equipment for the year ended December 31, 2012 and 2011 totaled $2,810,153 and $3,948,052, respectively.

F-17

Note 6 – Fixed Assets Held for Sale

During the year ended December 31, 2012, the Company made the decision to exit completely from its Heat Waves’ well-site construction and roustabout line of service. (For further discussion, please see Note 3, Discontinued Operations.) As the Company had the intent, and made the plan, to dispose of or sell the fixed assets associated with this component of its business operations during the year ended December 31, 2012, it reclassified the fair value of the fixed assets within this business component as Fixed Assets Held for Sale on its accompanying Balance Sheet as of December 31, 2012.

Assets Held for Sale consists of the following at December 31, 2012:

	December 31,
	2012	2011

Trucks and vehicles	$1,655,413	$1,634,880
Accumulated depreciation	(1,350,984)	(1,222,049)
Assets held for sale - net	$304,429	$412,831

Depreciation expense on assets held for sale for the year ended December 31, 2012 and 2011 totaled $128,935 and $511,588, respectively.

Note 7 – Commitments and Contingencies

Operating Leases

The Company leases six facilities under lease commitments that expire through November 2016, and also leases trucks and equipment under several equipment lease commitments that expire through June 2017; all of these facility and equipment leases are accounted for as operating leases. Future minimum lease commitments for these facilities and other operating leases are as follows:

Year Ended December 31,
2013	$731,965
2014	392,471
2015	241,763
2016	192,126
2017	45,600

Total	$1,603,925

F-18

Capital Leases

The Company has entered into capital leases for five water transport units (each unit includes one truck and one trailer), which have been included in Property and Equipment (Note 5) and are summarized in the table below:

Capitalized Trucks	$218,807
Capitalized Trailers	236,286
Total Capital Leases	455,093
Less: Accumulated Depreciation	(148,396)
Net Assets Under Capital Leases	$306,697

The following is a summary of the future minimum lease payments related to capital leases, together with the present value of the net minimum lease payments as of December 31, 2012:

Year Ended December 31,	Minimum Lease Payments
2013	63,484
2014	-
Total minimum lease payments	63,484
Less: Interest	(1,176)
Net minimum lease payments	62,308
Less: Current portion	(62,308)
Long-term portion of net minimum lease payments	$-

Note 8 – Debt Restructuring and Private Equity Placement

On November 2, 2012, the Company, and two of its subsidiaries, Dillco and Heat Waves (all as “Borrowers”), and PNC Bank, National Association (“PNC”) entered into a Revolving Line of Credit, Term Loan and Security Agreement (the “Credit Agreement”) and other documents by which the Company and its subsidiaries refinanced substantially all of its existing indebtedness with Great Western Bank; the exception being the real estate loan for a facility in North Dakota with an original principal balance of $678,750 and current principal balance of $738,097 (Note 10).

Term Loan Agreement

The terms of the first agreement entered into through the debt refinance, a term loan agreement, include:

(1) principal amount of $11,000,000;

(2) beginning November 2012, thirty-five fixed monthly principal installments of $130,952, with the remaining principal due November 2, 2015;

(3) a variable rate interest of 4.25% plus 1 Month Libor;

(4) collateral consists of the equipment, inventory, and accounts of the Company;

(5) the obligation is guaranteed by a person who is both an officer and director of the Company; and

(6) the loan is subject to certain financial covenants.

F-19

At December 31, 2012, the total outstanding balance on this term loan was $10,738,096 (Note 10), with $1,571,424 included in the Current portion of long-term debt and $9,166,672 classified as Long-term debt.

Fees. As part of the November 2012 debt refinancing the Company incurred $922,685 in origination and other debt issuance fees for the issuance of this term loan. As of December 31, 2012, $307,776 of these fees were classified as Current Assets, within Prepaid expenses and other current assets, and the remaining $564,256 were classified as Other Assets. For the year ended December 31, 2012, the Company had amortized $50,653 of these fees to Interest Expense.

Revolving Line of Credit

The second loan agreement pursuant to the Company’s debt refinancing on November 2, 2012 consisted of a three year, $5,000,000 revolving line of credit subject to a borrowing base defined as the lesser of the maximum revolving advance amount of $5,000,000 or 85% of defined eligible accounts receivable. The revolving line of credit has a variable rate interest of 3.25% plus 1 Month Libor and is secured with inventory and accounts of the company. The revolving line of credit also has a facility fee of .375% per annum, which is applied to any undrawn portion of the maximum revolving advance amount. At December 31, 2012, the outstanding balance on this revolving line of credit was $2,151,052; the entire amount classified as current Line of credit borrowings.

Additional Requirements Pursuant to the PNC Credit Agreement

Additional Private Equity Placement. As a condition of the refinancing with PNC, PNC required the Company to raise at least $1,250,000 in equity in a private equity placement. This private placement was completed in November 2012. Each accredited investor received the same terms pursuant to the Stock Subscriptions issued by the Company, as approved by the Board of Directors (i.e. Units at $350 per Unit, each Unit consisting of 1,000 shares of common stock and warrants to purchase 500 shares of common stock at $0.55 per share). The total equity raised was $1,994,800 or 5,699 Units (which equates to 5,699,428 shares of common stock). This resulted in the issuance of warrants, to these same accredited investors, to purchase 2,849,714 shares of common stock at $0.55 per share. See Note 14.

In conjunction with the stock subscription agreements executed by the equity investors, the Company and each equity investor also entered into a registration rights agreement; which agreement requires the payment of penalty fees to the equity investor in the event the Company is unable to timely register the shares of common stock acquired by the equity investor pursuant to the stock subscription agreement. The Company notes that it fully expects to register the underlying shares of common stock issued through the November 2012 private equity placement through filing a timely Form S-1 registration statement with the SEC. Due to its expectation to timely file the registration statement with the SEC, the Company does not believe it will pay any penalties pursuant to the registration rights agreement and therefore has not recorded a liability for the penalties.

F-20

Conversion of Related Party Subordinated Debt. As a condition of the refinancing with PNC, PNC required that Mr. Herman continue to guarantee Enservco’s indebtedness, although it reduced the guarantee amount to $3,500,000 from the unlimited guarantee imposed by Great Western Bank. PNC also required that Mr. Herman convert his subordinated indebtedness (a total of $1,477,760) into equity of Enservco.

As a result of the completion of the PNC financing, Mr. Herman entered into a guarantee agreement for $3,500,000 and converted his debt from the Company in the principal amount of $1,477,760 into 4,222 Units (being 4,222,000 shares and warrants to purchase 2,111,000 additional shares of common stock at $0.55 per share). The approximate $45,000 of accrued interest owed Mr. Herman was paid in cash from funds received through the PNC agreement and the private equity placement required therein. Also as a result of the completion of the PNC financing, Mr. Herman was relieved of his unlimited guarantee to Great Western Bank. See Note 14

Note 9 – Interest Rate Swap

Also as a condition of the refinancing with PNC, PNC required the Company to enter into an “Interest Rate Protection Agreement” for an amount of no less than $1,000,000 within thirty days after the closing date of the Agreement. On November 13, 2012 the Company entered into an Interest Rate Swap Agreement (“swap”) with PNC in order to hedge the cash flow requirements for the variable interest rate associated with the PNC Term Loan. This type of swap is also generally known as a “Floating for Fixed Rate” swap agreement. This swap met the conditions required by the Agreement as an “Interest Rate Protection Agreement”.

The general terms of the swap are as follows:

Notional Amount:	$11,000,000
Issue Date:	11/13/2012
Maturity Date:	11/2/2015
Fixed Rate:	0.64%
Floating Rate:	Determined monthly per index, originated at 0.209%
Floating Index:	USD LIBOR 1 Month BBA Bloomberg

As such, the floating variable interest rate associated with the Term Loan debt of 4.25% plus LIBOR was swapped for a fixed rate, as obtained and locked into for the duration of the PNC Term Loan through the swap, of 4.25% plus 0.64%. The Company entered into the swap for the purposes of hedging, not for the purpose of speculation.

As noted above, the Company was only required to enter into an “Interest Rate Protection Agreement” for an amount no less than $1,000,000. However, the Company elected to enter into a swap agreement for the originated Term Loan principal balance of $11,000,000. The rationale and intent for entering into a swap at the Term Loan principal balance, rather than a lower amount, was multi-fold. First, the Company desired to manage (or hedge) over the life of the Term Loan the Company’s interest rate risk (cash flow risk). Second, the Company desired to manage its results of operations as reported on its Statement of Income within its Financial Statements (net income risk), from reporting period to reporting period. Third, the Company desired to align the terms and conditions of the swap to mirror the terms and conditions of the PNC Term Loan; this would allow management to better evidence the effectiveness of the swap, as required by generally accepted accounting principles, in order to hedge against cash flow and net income risk noted above (due to a sound correlation between the terms and conditions of the swap and the terms and conditions of the Term Loan, which was management’s intent, management does not expect there to be any non-effectiveness in the cash flow hedge created by the swap in the current or any future periods). Through this analysis, the Company elected to treat the derivative as a cash-flow hedge, for accounting purposes.

F-21

At November 13, 2012, and again at December 31, 2012, the Company valued the interest rate swap. At November 13, 2012, the swap was valued near zero (as was expected for this type of derivative instrument). At December 31, 2012, an updated valuation was performed and the Company recorded current liabilities of $24,048 (classified as Accounts payable and accrued liabilities), and long-term assets of $16,171 (classified as Other Assets) associated with the swap.

Due to the Company’s election to treat the swap as a cash-flow hedge, the Company recorded the change in valuation of $4,805 (net of taxes of $3,072) as an unrealized loss within Accumulated other comprehensive income for the year ended December 31, 2012.

Note 10 – Long-Term Debt

Long-term debt consists of the following at December 31, 2012 and 2011:

	December 31,
	2012	2011
Term Loan entered into as part of the debt refinancing in November 2012 with an original principal balance of $11.0 million, payable in thirty-five fixed monthly principal installments of $130,952 beginning November 2012, with the remaining principal due November 2, 2015. Variable rate interest of 4.25% plus 1 Month Libor, collateralized by equipment, inventory, and accounts of the Company, entered into by the Company and two of its subsidiaries, Heat Waves Hot Oil Service, LLC and Dillco Fluid Service, Inc. (all as borrowers), and subject to financial covenants. (See Note 8.)	$10,738,096	$-

Real Estate Loan for a facility in North Dakota entered into with an original principal balance of $678,750. Principal balance amended to $705,000 during February 2012 and amended again during November 2012 to increase the principal balance by $47,000. Upon the November 2012 amendment, principal and interest payments of $7,416 beginning on December 16, 2012 and ending May 16, 2022. Interest is calculated as Prime plus 3.5% with a 4.75% floor (4.75% at December 31, 2012). Loan is collateralized by land and property purchased with the loan.	738,097	678,750

Note payable entered into with a lending institution in order to purchase field equipment, interest at a fixed rate of 6.50%. Term of 48 months, due in monthly installments of $10,294 through December 2015, secured by equipment purchase with the note.	326,964	-

Note payable to the seller of Heat Waves. The note was garnished by the Internal Revenue Service (“IRS”) in 2009 and is due on demand; payable in monthly installments of $3,000 per agreement with the IRS.	314,000	350,000

Mortgage payable to a bank, interest at 7.25%, due in monthly payments through February 2015 with a balloon payment of $111,875 on March 15, 2015, secured by land, guaranteed by one of the Company’s stockholders.	204,941	242,543

F-22

	December 31,
	2012	2011
Note payable entered into with a lending institution in order to purchase field pickup trucks, interest at a fixed rate of 8.05%. Term of 60 months, due in monthly installments of $4,688 through September 2016, secured by equipment purchase with the note.	$181,413	$221,213

Mortgage payable to a bank, interest at 5.9%, payable in monthly payments through January 2017 with a balloon payment of $88,118 on February 1, 2017, secured by land.	137,507	147,631

Notes payable to a vehicle finance company, interest at fixed rates from 4.89% to 10.25%, due in monthly installments through August 2015, secured by vehicles, guaranteed by one of the stockholders.	68,476	139,140

Capital leases entered into with a leasing company in order to purchase trucks and trailers, interest at a fixed rate of 5%. Truck lease term of 24 months, due in monthly installments through September 2012. Trailer lease term of 36 months, payments due in monthly installments through September 2013.	62,308	226,900

Note payable entered into with a lending institution in order to purchase equipment, interest at a fixed rate of 8.2%. Truck lease term of 60 months, due in monthly installments through January 2017, secured by equipment purchase with the note.	35,469	41,890

Notes payable to equipment finance companies, paid in full during 2012.	-	27,753

Term Loan entered into as part of the debt refinancing in June 2010 with an original principal balance of $9.1 million. (Refinanced November 2, 2012; see Note 8.)	-	8,050,472

Notes payable to stockholder. (Converted to equity; see Note 8.)	-	1,477,760

Equipment Loan entered into with an original principal balance of $1,000,000. (Refinanced November 2, 2012; see Note 8.)	-	789,975

Equipment Loan entered into with an original principal balance of $152,303. (Refinanced November 2, 2012; see Note 8.)	-	140,873

Equipment Loan entered into with an original principal balance of $410,642. (Refinanced November 2, 2012; see Note 8.)	-	387,044

Equipment Loan entered into with an original principal balance of $452,795. (Refinanced November 2, 2012; see Note 8.)	-	443,909

Equipment Loan entered into with an original principal balance of $895,632. (Refinanced November 2, 2012; see Note 8.)	-	-

Total	12,807,271	13,365,853
Less current portion	(2,236,343)	(3,867,658)
Long-term debt, net of current portion	$10,570,928	$9,498,195

F-23

Aggregate maturities of debt are as follows:

Year Ended December 31,
2013	$2,236,343
2014	1,873,558
2015	7,974,491
2016	128,785
2017	157,394
Thereafter	436,700
Total	$12,807,271

Covenant Compliance

At December 31, 2012, the Company has met all of the financial covenants imposed by the loan agreements pursuant to the PNC agreement executed on November 2, 2012.

Note 11 – Marketable Securities

Available-for-sale securities

Available-for-sale securities, classified as other current assets, is as:

	December 31, 2012
	Amortized Cost	Unrealized Gains in Comprehensive Income	Unrealized Losses in Comprehensive Income	Sales of Securities	Fair Value

Available-for-sale securities	$150,793	$30,363	$(948)	$(180,208)	$-

	December 31, 2011
	Amortized Cost	Unrealized Gains in Accumulated Other Comprehensive Income	Unrealized Losses in Accumulated Other Comprehensive Income	Sales of Securities	Fair Value

Available-for-sale securities	$365,786	$83,817	$(298,810)	$-	$150,793

Net unrealized holding gains (losses) on available-for-sale securities in the amount of $29,415 and $(214,993) for the years ended December 31, 2012 and 2011, respectively, have been included in accumulated other comprehensive income.

Due to the sale of marketable securities during the year ended December 31, 2012, the Company released an additional $(40,579) out of the accumulated other comprehensive income balance, into earnings, resulting in an accumulated other comprehensive income balance (associated with available-for-sale securities) of $-0- at December 31, 2012.

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Note 12 - Fair Value Measurements

The following tables present the Company’s financial assets and liabilities that were accounted for at fair value on a recurring basis by level within the fair value hierarchy:

	December 31, 2012
	Level 1	Level 2	Level 3	Total

Derivative Instrument
Interest rate swap, net liability*	$-	$-	$7,877	$7,877

Total	$-	$-	$7,877	$7,877

	December 31, 2011
	Level 1	Level 2	Level 3	Total

Available-for-sale Securities
Equity Securities – industrial metals and minerals	$85,900	$-	$-	$85,900
Mutual Fund – bonds international	64,893	-	-	64,893
Total	$150,793	$-	$-	$150,793

*Note: The interest rate swap, entered into on November 13, 2012, consists of current liabilities of $24,048 (classified as Current portion of interest rate swap), and long-term assets of $16,171 (classified as Long-term portion of interest rate swap).

The Company’s marketable equity securities are valued using quoted market prices in active markets and as such are classified within Level 1 of the fair value hierarchy. The Company has elected to account for its available-for-sale securities using the fair value option in accordance with ASC 825 Financial Instruments. Available-for-sale equity securities are classified as Marketable Securities.

The Company’s derivative instrument (e.g. interest rate swap, or “swap”) is valued using models which require a variety of inputs, including contractual terms, market prices, yield curves, credit spreads, and correlations of such inputs. Some of the model inputs used in valuing the derivative instruments trade in liquid markets. However, there are certain variables used which are not observable, due to the complexity of discounted cash flows for the cash flow hedge, etc. As such, since these unobservable variables require more objectivity and involve significant management judgment, the derivative instruments are classified within Level 3 of the fair value hierarchy and are included in Other assets, non-current, and Other liabilities, current. The fair value of derivative instruments reflected in the table above and on the Consolidated Balance Sheets has been adjusted for non-performance risk. For applicable financial assets carried at fair value, the credit standing of the counterparties is analyzed and factored into the fair value measurement of those assets. Using prevailing interest rates on similar investments and foreign currency forward rates, the estimated fair value of the swap was $7,877 at the year ended December 31, 2012. The fair value estimate of the swap does not reflect its actual trading value.

F-25

Level 3 Reconciliation

As of December 31, 2012 the only Level 3 financial asset or liability recorded by the Company was the November 13, 2012 interest rate swap (derivative financial instrument) entered into as part of the debt refinancing on November 2, 2012 as discussed in Note 8. There were no level 3 financial assets or liabilities as of December 31, 2011. However, as guidance requires the Company to show a reconciliation of all financial assets and liabilities classified as Level 3 in the fair value hierarchy for the current reporting period, the Company’s interest rate swaps (Level 3) consist of the following:

Level 3
Balance, January 1, 2012	-
Change in value, interest rate swap	7,877

Balance, December 31, 2012	$7,877

Note 13 – Taxes on Income from Continuing Operations

The sources of income (loss) from continuing operations before income taxes were as follows:

	December 31,
	2012	2011

United States	$828,267	$(2,495,733)
Foreign	-	-

Income (loss) before income taxes	$828,267	$(2,495,733

The components of the (benefit from) provision for income taxes are as follows:

	December 31,
	2012	2011
Current
Federal	$-	$-
State	-	-
	-	-

Deferred
Federal	372,064	(782,805)
State	54,715	(115,118)
	426,779	(897,923)

Provision for (benefit from) income taxes	$426,779	$(897,923)

F-26

The total income tax provision (benefit) from continuing operations differs from the amount computed by applying the statutory federal income tax rate of 34% to loss before taxes. The reasons for this difference for the years ended December 31, 2012 and 2011 are as follows:

	December 31,
	2012	2011

Computed expected tax benefit	$281,610	$(848,549)

Increase (reduction) in income taxes resulting from:
State and local income taxes, net of federal impact	41,413	(124,787)
Stock compensation adjustment	87,877	96,629
Other	15,879	(21,216)

Provision for (benefit from) income taxes	$426,779	$(897,923)

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment.

Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that the Company will realize the benefits of these deductible differences. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced.

We have a requirement of reporting of taxes based on tax positions which meet a more likely than not standard and which are measured at the amount that is more likely than not to be realized.  Differences between financial and tax reporting which do not meet this threshold are required to be recorded as unrecognized tax benefits.  This standard also provides guidance on the presentation of tax matters and the recognition of potential IRS interest and penalties. As of December 31, 2012 and 2011, the Company does not have an unrecognized tax liability.

F-27

The components of deferred income taxes for the years ended December 31, 2012 and 2011 are as follows:

	December 31, 2012		December 31, 2011
	Current	Long-Term	Current	Long-Term
Deferred tax assets
Reserves and accruals	$166,766	$-	$215,222	$-
Amortization	-	249,446	-	229,974
Capital losses	-	11,396	-	8,325
FAS 123R - Accrued NSO Expense	-	405,386	-	384,124
Net operating losses	-	1,008,850	-	534,830
	166,766	1,675,078	215,222	1,157,253
Less: Valuation Allowance	-	-	-	-

Total deferred tax assets	166,766	1,675,078	215,222	1,157,253

Deferred tax liabilities
Depreciation	-	(2,126,740)	-	(1,544,740)
Acquired intangible assets	(13,300)	-	(28,052)	-

Total deferred tax liabilities	(13,300)	(2,126,740)	(28,052)	(1,544,740)

Net deferred tax assets (liabilities)	$153,466	$(451,662)	$187,170	$(387,487)

As of December 31, 2012 and 2011, the Company did not record any valuation allowances.

As of December 31, 2012, the Company had Federal net operating loss carryforwards of approximately $2.4 million to reduce future taxable income, which expire after 2029.

The Company classifies penalty and interest expense related to income tax liabilities as an income tax expense. There are no interest and penalties recognized in the statement of operations or accrued on the balance sheet.

The Company files tax returns in the United States, in the states of Colorado, Kansas, North Dakota, and Pennsylvania. The tax years 2009 through 2012 remain open to examination in the taxing jurisdictions to which the Company is subject.

F-28

Note 14 – Warrants

2010 Warrants

On July 28, 2010, the Company entered into an agreement with an investor relations firm and as part of the compensation paid to this firm, pursuant to that agreement, granted each of the principals of the firm a warrant to purchase 112,500 shares of the Company’s common stock (a total of 225,000 shares). The warrants are exercisable at $0.49 per share for a four year term. Each of the warrants may be exercised on a cashless basis. The warrants also provide that subject to various conditions, the holders have piggy-back registration rights with respect to the shares of common stock that may be acquired upon the exercise of the warrants.

The fair value of each warrant is estimated on the date of issuance using the Black-Scholes option pricing model. The grants issued in 2010 were valued using the following weighted average assumptions: no dividend yield, expected volatility of 96.4%, risk free interest rate of 1.07% and term of 4 years. Expected volatility was calculated based upon actual historical stock price movements over the most recent periods through the date of issuance, equal to the contractual warrant term. The warrant term was based on the life of the warrant as stated on the warrant agreement. With a stock price of $0.53 on the date of issuance, these warrants had a grant date fair-value of $0.36 per share. These warrants are classified as equity instruments on the balance sheet at December 31, 2011.

As of December 31, 2010 the Company recognized the entire expense (through operating expense as general and administrative expense) of $81,771 associated with these warrants; i.e. no expense was recognized during the years ended December 31, 2012 and 2011 for these warrants.

2011 Warrants

On May 9, 2011, Enservco entered into an agreement with a financial advisor and as part of the compensation paid pursuant to that agreement granted the advisor a warrant to purchase 100,000 shares of the Company’s common stock. The warrants are exercisable at $0.77 per share for a five year term. The warrants may be exercised on a cashless basis. The warrants also provide that subject to various conditions, the holders have piggy-back registration rights with respect to the shares of common stock that may be acquired upon the exercise of the warrants.

The fair value of each warrant is estimated on the date of issuance using the Black-Scholes option pricing model. The grants issued in 2011 were valued using the following weighted average assumptions: no dividend yield, expected volatility of 102.8%, risk free interest rate of 1.84% and term of 5 years. Expected volatility was calculated based upon actual historical stock price movements over the most recent periods through the date of issuance, equal to the contractual warrant term. The warrant term was based on the life of the warrant as stated on the warrant agreement. With a stock price of $0.63 on the date of issuance, these warrants had a fair-value of $0.46 per share. These warrants are classified as equity instruments on the balance sheet at December 31, 2011.

As of December 31, 2011 the Company recognized the entire expense (through operating expense as general and administrative expense) of $46,353 associated with these warrants; i.e. no expense was recognized during the year ended December 31, 2012 for these warrants.

F-29

2012 Warrants

On October 31, 2012, Enservco granted each of the principals of its existing investor relations firm a warrant to purchase 112,500 shares of the Company’s common stock (a total of 225,000 shares) for the firm’s assistance in creating awareness for the Company’s private equity placement, in November 2012, as discussed herein. The warrants are exercisable at $0.55 per share for a five year term. Each of the warrants may be exercised on a cashless basis. The warrants also provide that subject to various conditions, the holders have piggy-back registration rights with respect to the shares of common stock that may be acquired upon the exercise of the warrants.

In November 2012, Enservco entered into stock subscription agreements with each equity investor, who participated in the Private Equity Placement (see Note 8). The Company raised approximately $2.0 million in equity, as required by the Revolving Credit, Term Loan, and Security Agreement entered into with PNC Business Credit (the agreement required a minimum $1.25 million equity raise as a perquisite to the agreement’s execution). In conjunction with these stock subscription agreements, the Company granted a one-half share warrant for every full share of common stock acquired by the equity investors. As such, the Company granted warrants to purchase 2,849,714 shares of the Company’s common stock, exercisable at $0.55 per share for a five year term. Each of the warrants may be exercised on a cashless basis. The warrants also provide that subject to various conditions, the holders have piggy-back registration rights with respect to the shares of common stock that may be acquired upon the exercise of the warrants.

Also in November 2012, Enservco granted warrants to purchase 449,456 shares of the Company’s common stock to numerous unaffiliated consultants, for services rendered for the finding and execution of multiple stock subscriptions agreements with several equity investors. These warrants have the same terms and conditions as the warrants issued in conjunction with the stock subscription agreements, as granted on the same date thereof (i.e. exercisable at $0.55 per share for a five year term, piggy-back registration rights, etc).

On November 2, 2012, pursuant to conditions within the PNC Revolving Credit, Term Loan, and Security Agreement, Mr. Herman (the Company’s Chairman and CEO) was required to convert his $1,477,760 outstanding subordinated debt into 4,222,000 shares of the Company’s common stock. Similar to the provisions within the stock subscription agreements executed on the same date thereof, Mr. Herman was granted warrants to purchase 2,111,000 shares of the Company’s common stock. These warrants have the same terms and conditions as the warrants issued in conjunction with the stock subscription agreements, as granted on the same date thereof (i.e. exercisable at $0.55 per share for a five year term, piggy-back registration rights, etc).

As noted in Note 8 above, in conjunction with the stock subscription agreements executed by the equity investors, which provide for the issuance of the warrants described above, the Company and each equity investor also entered into a registration rights agreement. The Company notes that though each of the warrants described above contain piggy-back provisions that allows the warrant holder to include its shares in any registration of shares of common stock by the Company, the warrants issued do not contain any penalties for failure to register the shares available under the warrant agreements.

F-30

The fair value of each warrant is estimated on the date of issuance using the Black-Scholes option pricing model, and is shown as additional issuance costs of the private placement. The grants issued in 2012 were valued using the following weighted average assumptions: no dividend yield, expected volatility of 123.9%, risk free interest rate of 0.73% and term of 5 years. Expected volatility was calculated based upon actual historical stock price movements over the most recent periods through the date of issuance, equal to the contractual warrant term. The warrant term was based on the life of the warrant as stated on the warrant agreement. With a stock price of $0.35 on the date of issuance, these warrants had a fair-value of $0.28 per share. These warrants are classified as equity instruments on the balance sheet at December 31, 2012.

In addition to the warrants discussed above, subsequent to the close of the PNC Credit Agreement and the Private Equity Placement, on November 29, 2012, Enservco entered into an investor relations services agreement with an unaffiliated consultant. Pursuant to this services agreement, the Company issued the consultant 125,000 shares of common stock, at $0.40 per share, in lieu of cash fees. The Company also granted the consultant a warrant to purchase 200,000 shares of the Company’s common stock, which are subject to specific market condition and other vesting requirements. Due to the terms of the warrants and the underlying service agreement with the service provider, these warrants were not vested or exercisable during the period ending December 31, 2012. The warrants are exercisable on May 31, 2013, at $0.40 per share for a five year term. Each of the warrants may be exercised on a cashless basis. The warrants also provide that subject to various conditions, the holders have piggy-back registration rights with respect to the shares of common stock that may be acquired upon the exercise of the warrants. Per analysis performed by the Company, these warrants will be classified as equity as the related expense is recognized.

Note 15 – Stockholder’s Equity

2010 Option Plan

On July 27, 2010 the Company’s Board of Directors adopted the Aspen Exploration 2010 Stock Incentive Plan (the “2010 Plan”). The aggregate number of shares of our common stock that may be issued through December 31, 2011 under all equity-based awards made under the 2010 Plan is 3,500,000 shares. The number of shares subject to the 2010 Plan may be reset each year, commencing January 1, 2012, based on the number of shares of stock then outstanding. As such, at January 1, 2013 the number of shares of common stock available under the 2010 Plan was reset to 4,773,794 shares; calculated as 15% of the issued and outstanding shares of common stock (31,825,294 shares) on that date. The exercise price of the options granted under the 2010 Plan was determined based on the terms and conditions within the 2010 Plan.

Through December 31, 2012 the Company has granted options to acquire a total of 2,585,000 outstanding shares of common stock pursuant to the 2010 Plan, broken out in specific grant dates as noted below:

1.	Pursuant to the 2010 Plan, options to acquire an aggregate of 975,000 shares of common stock were granted on the date of the Merger Transaction. The exercise price of these options was based on the closing price of the Company’s common stock on the second business day following the Company reporting the closing of the Merger Transaction. Of these shares, 225,000 shares vested immediately upon grant and the remaining shares vest ratably over the term of the options.

F-31

2.	Subsequent to the initial granting of the 975,000 shares pursuant to the 2010 Plan, and prior to the year ending December 31, 2012, options to acquire an additional 1,875,000 shares of common stock were granted under the 2010 Plan. The exercise price of these options was based either on the closing sale price of the Company’s common stock on the date of grant or the ten day average closing price of the Company’s common stock prior to the grant date. These 1,875,000 shares vest over two to three year periods with 633,333 shares having vested on the date of grant. As of December 31, 2012, 1,125,000 of these shares were cancelled or expired for failure to meet established performance goals or as a result of termination of employment.

3.	During the year ended December 31, 2012 an additional 1,270,000 shares of common stock were granted under the 2010 Plan. The exercise price of these options was based on the closing sale price of the Company’s common stock on the business day following the date of grant. These 1,270,000 shares vest over two to three year periods with 150,000 shares having vested on the date of grant. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model. The options issued during the year ended December 31, 2012 were valued using the following weighted average assumptions: no dividend yield, average expected volatility of 118.83%, risk free interest rate of 0.37% and expected term of 3.4 years. As of December 31, 2012, 410,000 of these shares were cancelled or expired for failure to meet established performance goals or as a result of termination of employment.

As of December 31, 2012, 2,585,000 options were outstanding under the 2010 Plan. The 2,585,000 outstanding options issued under the 2010 Plan were valued using the following weighted average assumptions: no dividend yield, average expected volatility of 116.08%, average risk free interest rate of 0.65% and average expected term of 3.2 years. Expected volatility was calculated based upon actual historical stock price movements over the most recent periods through the date of issuance, equal to the expected option term. Expected pre-vesting forfeitures were assumed to be zero. The expected option term was calculated using the “simplified” method.

For the years ended December 31, 2012 and 2011 the Company recognized expense (through operating expense as general and administrative expense) of $279,362 and $576,498 on these options, respectively. As of December 31, 2012 the Company had unrecognized expense of $228,318 associated with these options, which will be recognized over the remaining weighted-average period of 2.3 years. The options were classified as equity instruments on the balance sheet at December 31, 2012.

2008 Option Plan

Through July 27, 2010 Aspen had one equity compensation plan, the “2008 Equity Plan.” An aggregate of 1,000,000 common shares were reserved for issuance under the 2008 Equity Plan and in February 2008 the Board of Directors granted directors and employees options to acquire 775,000 shares which vested based on meeting certain performance goals, exercisable at $2.14 per share through February 27, 2013. Of these, all but 140,431 have expired as of December 31, 2012 for failure to meet established performance goals or as a result of termination of employment. As of December 31, 2012, the Company did not have any unrecognized expense associated with these options.

F-32

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model. The options issued under the 2008 Equity Plan were valued using the following weighted average assumptions: no dividend yield, expected volatility of 58%, risk free interest rate of 2.25% and expected term of 3.3 years. Expected volatility was calculated based upon actual historical stock price movements over the most recent periods through the date of issuance, equal to the expected option term. Expected pre-vesting forfeitures were assumed to be zero. The expected option term was calculated using the “simplified” method.

Pursuant to the 2008 Equity Plan, on February 15, 2010, Aspen’s Board of Directors granted options to certain Aspen employees and consultants. The options were granted to persons who remained with Aspen and had provided (and were then expected to continue to provide) valuable services to Aspen, and to help align interests of the recipients with those of Aspen and its stockholders. In total, Aspen granted options to acquire 350,000 shares of its common stock which were exercisable at $0.4125 per share (equal to 125% of the closing price on the business day after the day the Company filed its Form 10-Q for the quarter ended December 31, 2009).

Each of the options granted on February 15, 2010 expires on February 15, 2015. These options became vested as a result of the Merger Transaction on July 27, 2010. On July 27, 2010, the Company terminated the 2008 Equity Plan, although such termination did not terminate or otherwise affect the contractual rights of persons who hold options to acquire common stock under the 2008 Equity Plan. As of December 31, 2012, 490,431 options were outstanding under the 2008 Plan.

The following information summarizes information with respect to options granted under all equity plans:

	Number of Shares	Weighted- Average Exercise Price	Weighted-Average Remaining Contractual Term	Aggregate Intrinsic Value (1)

Outstanding at December 31, 2010	2,465,431	$0.59	3.34
Granted	875,000	1.03
Exercised	-	-
Forfeited or Expired	(35,000)	0.84

Outstanding at December 31, 2011	3,305,431	$0.70	2.51	$1,064,876
Granted	1,270,000	0.65
Exercised	-	-
Forfeited or Expired	(1,500,000)	0.67

Outstanding at December 31, 2012	3,075,431	$0.71	2.33	$106,051

Exercisable at December 31, 2010	1,298,764	$0.49	3.34
Exercisable at December 31, 2011	2,182,097	$0.71	2.25	$683,297
Exercisable at December 31, 2012	2,265,431	$0.70	1.25	$93,318

(1) The aggregate intrinsic value represents the difference between the exercise price of the options and the value of the Company’s stock at the time of exercise or at the end of the year if unexercised.

The weighted-average grant-date fair value of options granted during the years ended December 31, 2012 and 2011 $0.33 was and $0.75, respectively.

F-33

A summary of the status of nonvested shares underlying the options are presented below:

	Number of Shares	Weighted-Average Grant-Date Fair Value

Nonvested at December 31, 2010	1,166,667	$0.32
Granted	875,000	0.75
Vested	(883,333)	0.50
Forfeited	(35,000)	0.62

Nonvested at December 31, 2011	1,123,334	$0.48
Granted	1,270,000	0.33
Vested	(770,000)	0.54
Forfeited	(813,334)	0.59

Nonvested at December 31, 2012	810,000	$0.37

The total fair value of options granted for the years ended December 31, 2012 and 2011 was $588,909 and $653,391, respectively. The total fair value of options vested during the years ended December 31, 2012 and 2011 was $414,098 and $528,653, respectively.

Note 16 – Related Party Transactions

The following sets forth information regarding transactions between the Company (and its subsidiaries) and its officers, directors and significant stockholders.

Loan Transactions:

1.          On November 21, 2009, Michael D. Herman (the Company’s Chairman and Chief Executive Officer), loaned $500,000 to Heat Waves pursuant to the terms of a promissory note (the “Heat Waves Note”). The Heat Waves Note accrues interest at 3% per annum and is due in full by December 31, 2018. As part of loan agreements with Great Western Bank, Mr. Herman agreed to subordinate the debt represented by this note to all obligations to the bank. Interest is to be paid annually in arrears, but due to the subordination interest is being accrued to the loan balance.

On July 29, 2011, upon approval by the Board of Directors, Mr. Herman received a principal payment on the subordinated debt in the amount of $222,240. The entire payment was applied to the principal paydown of this loan. On October 4, 2011 and again on October 29, 2012, upon management approval, Mr. Herman received an interest payment in the amount of $27,456 and $7,000, respectively, on this loan. On November 2, 2012, pursuant to the terms and conditions within the PNC Revolving Credit, Term Loan, and Security Agreement, Mr. Herman was required to convert the remaining principal balance of $277,760 on this loan into common shares of the Company’s common stock through a stock subscription agreement, on that date. The outstanding accrued interest of $1,356 on this loan was paid out in cash to Mr. Herman on or around the same date as the stock subscription agreement.

F-34

2.          On March 31, 2010, Mr. Herman loaned an additional $1,200,000 to Heat Waves pursuant to the terms of a promissory note (the “Heat Waves Note II”). The Heat Waves Note II accrues interest at 3% per annum and is due in full by December 31, 2018. As part of the loan agreements with Great Western Bank, Mr. Herman agreed to subordinate the debt represented by this note to all obligations to the bank. Interest is to be paid annually in arrears, but due to the subordination interest is being accrued to the loan balance. On October 4, 2011 upon management approval Mr. Herman received an interest payment in the amount of $49,544 on this loan.

On November 2, 2012, pursuant to the terms and conditions within the PNC Revolving Credit, Term Loan, and Security Agreement, Mr. Herman was required to convert the remaining principal balance of $1.2 million on this loan in common shares of the Company’s common stock through a stock subscription agreement on that date. The outstanding accrued interest of $43,662 on this loan was paid out in cash to Mr. Herman on or around the same date as the stock subscription agreement.

2012 Conversion Agreement with Mr. Herman:

In November 2012 Enservco entered into a new lending relationship with PNC Business Credit (“PNC”) which replaced the prior credit arrangement with Great Western Bank. As noted in prior reports, there had been certain covenant issues in the Great Western Bank arrangement, but Great Western Bank had never declared default in the lending relationship. Nevertheless, Great Western had advised Enservco that it must refinance the debt in whole by no later than March 31, 2013.

As a condition of the refinancing with PNC, PNC required that Mr. Herman continue to guarantee Enservco’s indebtedness, although it reduced the guarantee amount to $3,500,000 from the unlimited guarantee imposed by Great Western Bank. PNC required that Mr. Herman pledge 250,000 shares of Pyramid Oil Company (“PDO”), an unaffiliated company, to collateralize his guaranty agreement. PNC also required that Mr. Herman convert his subordinated indebtedness (a total of $1,477,760) into equity of Enservco. (Note: PNC also required a minimum of $1,250,000 of new equity financing prior to closing on the PNC agreement.)

With the consent of the Board of Directors of Enservco, Mr. Herman consented to provide his accommodations to facilitate the PNC lending arrangement. As a condition of his agreement, Mr. Herman asked that Enservco:

1.	Continue payment of the guarantee fee approved in February 2012 for so long as he guaranteed any portion of Enservco’s indebtedness; and

2.	Allow Mr. Herman to convert his subordinated debt at its face value into common stock and warrants on the same terms as the private placement being offered to investors (i.e. Units at $350 per Unit, each Unit consisting of 1,000 shares of Enservco common stock and warrants to purchase 500 shares at $0.55 per share).

F-35

In resolutions adopted on October 24, 2012, by the directors other than Mr. Herman (who was not present for that discussion and resolution), the Board of Directors approved Mr. Herman’s terms and concluded that the transaction contemplated in Mr. Herman’s offer was in the best interests of the Company, and that the consideration received by the Company for the issuance of the shares and warrants contained in the Units to be issued upon such conversion is fair and adequate.

As a result of the completion of the PNC financing, Mr. Herman entered into a guarantee agreement for $3,500,000 and pledged his shares of PDO (as described above), and converted his debt from the Company in the principal amount of $1,477,760 into 4,222 Units (being 4,222,000 shares and 2,111,000 warrants to purchase common stock at $0.55 per share). The approximate $45,000 of accrued interest owed Mr. Herman was paid in cash from funds received through the PNC agreement and the private equity placement required therein. Also as a result of the completion of the PNC financing, Mr. Herman was relieved of his unlimited guarantee to Great Western Bank.

Related Party Purchase in Equity Offering:

As discussed above, a condition of the PNC financing transaction was that Enservco raise at least $1,250,000 in equity in a private equity placement. This private placement was completed in November 2012. Rick D. Kasch, the Company’s President and Chief Financial Officer, was one of the purchasers in the private equity placement. Mr. Kasch invested $26,250 on the same terms as the unaffiliated investors (i.e. Units at $350 per Unit, each Unit consisting of 1,000 shares of Enservco common stock and warrants to purchase 500 shares at $0.55 per share). As such, Mr. Kasch acquired 75 units, or 75,000 shares of Common stock of the Company, and was granted warrants to purchase 37,500 shares of Common stock of the Company at $0.55 per share.

Note 17 – Subsequent Events

Related Party Transaction

Subsequent to the balance sheet date, on February 11, 2013, the Company’s Chairman and CEO sold 1.2 million shares of his common stock, at $0.35 per share, to a shareholder involved in the November 2012 private equity placement.

Sale of Construction Equipment

Also subsequent to the balance sheet date, on March 14, 2013, the Company sold several trucks and equipment used in its construction division, which were classified as fixed assets held for sale as of December 31, 2012 (see Note 6), for cash proceeds of $534,000. The book value at time of sale of these assets was approximately $233,000. As such, the Company recorded a gain of approximately $301,000 on the sale of these fixed assets held for sale.

F-36

ENSERVCO CORPORATION AND SUBSIDIARIES

INDEX TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Page

Unaudited Financial Statements as of March 31, 2013 and March 31, 2012:

Condensed Consolidated Balance Sheets	f-2

Condensed Consolidated Statements of Operations and Comprehensive Income	f-3

Condensed Consolidated Statements of Cash Flows	f-4

Notes to Condensed Consolidated Financial Statements	f-5 – f-20

f-1

Enservco Corporation

Condensed Consolidated Balance Sheets

	March 31,	December 31,
	2013	2012
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$803,271	$533,627
Accounts receivable, net	13,420,456	7,791,342
Prepaid expenses and other current assets	1,288,099	802,020
Inventories	264,884	273,103
Deferred tax asset	142,745	153,466
Total current assets	15,919,455	9,553,558

Property and Equipment, net	13,801,019	15,020,890
Fixed Assets Held for Sale, net	71,342	304,429
Non-Competition Agreements, net	15,000	30,000
Goodwill	301,087	301,087
Long-term portion of interest rate swap	22,374	16,171
Other Assets	723,068	630,891

TOTAL ASSETS	$30,853,345	$25,857,026

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued liabilities	$3,520,176	$3,585,785
Income taxes payable	1,509,297	-
Line of credit borrowings	1,234,447	2,151,052
Current portion of long-term debt	2,229,883	2,236,343
Current portion of interest rate swap	13,476	24,048
Total current liabilities	8,507,279	7,997,228

Long-Term Liabilities
Deferred rent payable	20,127	20,860
Long-term debt, less current portion	9,909,737	10,570,928
Deferred income taxes, net	1,586,869	451,662
Total long-term liabilities	11,516,733	11,043,450
Total liabilities	20,024,012	19,040,678

Commitments and Contingencies

Stockholders’ Equity
Common and preferred stock. $.005 par value
Authorized: 100,000,000 common shares and 10,000,000 preferred shares
Issued: 31,928,894 common shares and -0- preferred shares
Treasury Stock: 103,600 common shares
Issued and outstanding: 31,825,294 common shares, and -0- preferred shares, at March 31, 2013 and December 31, 2012, respectively	159,127	159,127
Additional paid-in-capital	9,933,085	9,864,363
Accumulated earnings (deficit)	731,694	(3,202,337)
Accumulated other comprehensive income	5,427	(4,805)
Total stockholders’ equity	10,829,333	6,816,348

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$30,853,345	$25,857,02 6

See notes to condensed consolidated financial statements.

f-2

Enservco Corporation

Condensed Consolidated Statements of Operations and Comprehensive Income

	For the Three Months Ended
	March 31,
	2013	2012
	(Unaudited)	(Unaudited)

Revenues	$18,567,166	$9,527,955

Cost of Revenue	10,401,143	6,579,429

Gross Profit	8,166,023	2,948,526

Operating Expenses
General and administrative expenses	907,073	903,360
Depreciation and amortization	563,836	1,323,797
Total operating expenses	1,470,909	2,227,157

Income from Operations	6,695,114	721,369

Other Income (Expense)
Interest expense	(314,052)	(208,991)
Gain on sale and disposal of equipment	306,457	-
Gain on sale of investments	-	11,762
Other	14,113	58,464
Total other income (expense)	6,518	(138,765)

Income From Continuing Operations Before Tax Expense	6,701,632	582,604
Income Tax Expense	(2,695,061)	(203,847)
Income From Continuing Operations	4,006,571	378,757

Discontinued Operations
Loss from discontinued operations	(118,918)	(165,361)
Income tax benefit	46,378	64,491
Loss on discontinued operations, net of tax	(72,540)	(100,870)

Net Income	$3,934,031	$277,887

Other Comprehensive Gain (Loss)
Unrealized loss on available-for-sale securities, net of tax	-	(21,215)
Unrealized gain on interest rate swap, net of tax	10,232	-
Reclassification into earnings, net of tax	338	-
Total other comprehensive gain (loss)	10,570	(21,215)

Comprehensive Income	$3,944,601	$256,672

Earnings per Common Share – Basic
Income from continuing operations	$0.12	$0.01
Discontinued operations	-	-
Net Income	$0.12	$0.01

Earnings per Common Share – Diluted
Income from continuing operations	$0.11	$0.01
Discontinued operations	-	-
Net Income	$0.11	$0.01

Basic weighted average number of common shares outstanding	31,825,294	21,778,866
Add: Dilutive shares assuming exercise of options and warrants	3,172,940	1,240,747
Diluted weighted average number of common shares outstanding	34,998,234	23,019,613

See notes to condensed consolidated financial statements.

f-3

Enservco Corporation

Condensed Consolidated Statements of Cash Flows

	For the Three Months Ended
	March 31,
	2013	2012
	(Unaudited)	(Unaudited)
OPERATING ACTIVITIES
Net income	$3,934,031	$277,887

Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization (includes $-0- and $77,395 from discontinued operations, respectively)	563,836	1,401,192
Gain on sale and disposal of equipment	(306,457)	-
Realized gain on sale of marketable securities	-	(11,762)
Deferred income taxes	1,156,848	75,481
Stock-based compensation	38,696	44,636
Issuance of warrants	30,023	-
Bad debt expense (recoveries)	126,234	(1,739)
Changes in operating assets and liabilities
Accounts receivable	(5,755,348)	(1,638,199)
Inventories	8,219	(28,853)
Prepaids and other current assets	(486,077)	(209,281)
Other non-current assets	(98,380)	(75,865)
Accounts payable and accrued expenses	(65,609)	750,090
Income taxes payable	1,509,297	-
Deferred rent payable	(733)	(296)
Net cash provided from operating activities	654,580	583,291

INVESTING ACTIVITIES
Purchases of property and equipment	(591,753)	(1,421,912)
Proceeds from sale and disposal of equipment	1,802,333	-
Sales of available-for-sale securities	-	110,462
Net cash provided (used) in investing activities	1,210,580	(1,311,450)

FINANCING ACTIVITIES
Net line of credit (repayments) borrowings	(916,605)	725,000
Proceeds from issuance of long-term debt	-	1,359,907
Repayment of long-term debt	(667,653)	(854,360)
Payments upon interest rate swap settlements	(11,258)	-
Net cash (used) provided from financing activities	(1,595,516)	1,230,547

Net Increase in Cash and Cash Equivalents	269,644	502,388

Cash and Cash Equivalents, Beginning of Period	533,627	417,005

Cash and Cash Equivalents, End of Period	$803,271	$919,393

Supplemental cash flow information consists of the following:
Cash paid for interest	$235,629	$198,689
Cash paid for taxes	$-	$-

Supplemental Disclosure of Non-cash Investing and Financing Activities:
Increase in fair value of available-for-sale securities	$-	$29,098

See notes to condensed consolidated financial statements.

f-4

Notes to the Condensed Consolidated Financial Statements

Note 1 – Basis of Presentation

The accompanying condensed consolidated financial statements have been derived from the accounting records of Enservco Corporation (formerly Aspen Exploration Corporation), Heat Waves Hot Oil Services LLC (“Heat Waves”), Dillco Fluid Service, Inc. (“Dillco”), Trinidad Housing LLC, HE Services LLC, Aspen Gold Mining Company, Enservco Frac Services LLC, Heat Waves LLC, and Real GC LLC (collectively, the “Company”) as of December 31, 2012 and March 31, 2013 and the results of operations for the three months ending March 31, 2013 and 2012. Any references to “Aspen” in this report are intended to provide reference for certain actions and events that took place prior to the Merger Transaction and are included to give context to the reader. References to “Enservco” and the “Company” are intended to apply to the Company as a whole and on a post Merger Transaction basis.

The below table provides an overview of the Company’s current ownership hierarchy:

Name	State of Formation	Ownership	Business
Dillco Fluid Service, Inc. (“Dillco”)	Kansas	100% by Enservco	Oil and natural gas field fluid logistic.

Heat Waves Hot Oil Service LLC (“Heat Waves”)	Colorado	100% by Dillco	Oil and natural gas well services, including logistics and stimulation.

HE Services, LLC (“HES”)	Nevada	100% by Heat Waves	No active business operations. Owns construction equipment used by Heat Waves.

Real GC, LLC (“Real GC”)	Colorado	100% by Heat Waves	No active business operations. Owns real property in Garden City, Kansas that is utilized by Heat Waves.

Trinidad Housing, LLC (“Trinidad Housing”)	Colorado	100% by Dillco.	No active business operations.

Enservco Frac Services, LLC	Delaware	100% by Enservco	No active business operations.

Aspen Gold Mining Company	Colorado	100% by Enservco	No active business operations.

Heat Waves, LLC	Colorado	100% by Dillco	No active business operations.

On July 27, 2010 Dillco became a wholly owned subsidiary of Aspen (the “Merger Transaction”). At the time of the Merger Transaction Aspen was not engaged in active business operations whereas Dillco conducted operations both directly and through subsidiary entities.

The accompanying unaudited Condensed Consolidated Financial Statements of the Company have been prepared in accordance with accounting principles for interim financial information and with the instructions to Form 10-Q and Article 8 of Regulation S-X. Accordingly, they do not include all of the disclosures required by generally accepted accounting principles in the United States for complete financial statements. In the opinion of management, all of the normal and recurring adjustments necessary to fairly present the interim financial information set forth herein have been included. The results of operations for interim periods are not necessarily indicative of the operating results of a full year or of future years.

f-5

The accompanying Condensed Consolidated Financial Statements were prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and follow the same accounting policies and methods of their application as the most recent annual financial statements. These interim financial statements should be read in conjunction with the financial statements and related footnotes included in the Annual Report on Form 10-K of Enservco Corporation for the year ended December 31, 2012. All significant inter-company balances and transactions have been eliminated in the accompanying consolidated financial statements.

During the fourth quarter of 2012, the Company made the decision to discontinue its Heat Waves’ well-site construction and roustabout line of service. As part of this decision, the Company had the intent and made plans during 2012 to sell off the trucks and equipment used in this line of service. The Company has classified these fixed assets as Fixed assets held for sale in our consolidated balance sheet as of December 31, 2012 and within the condensed consolidated balance sheet as of March 31, 2013. The Company has disclosed all other major classifications of assets and liabilities associated with these discontinued operations, other than the Fixed assets held for sale, within the notes to the financial statements; see Note 3 for further details. The Company has also delineated all results of operations as continuing operations or discontinued operations, from the well-site construction and roustabout line of service, for the three months ending March 31, 2013 and 2012. As such, the operating results of this line of service are reported as Loss on discontinued operations, net of tax in the consolidated statements of operations for all periods presented; see Note 3 for further details. The Company has not separately disclosed cash flows pertaining to discontinued operations within the accompanying statements of cash flows for the periods ending March 31, 2013 and December 31, 2012.

Note 2 - Summary of Significant Accounting Policies

Cash and Cash Equivalents

The Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents. The Company continually monitors its positions with, and the credit quality of, the financial institutions with which it invests.

Accounts Receivable

Accounts receivable are stated at the amount billed to customers. The Company provides a reserve for doubtful accounts based on a review of outstanding receivables, historical collection information and existing economic conditions. The provision for uncollectible amounts is continually reviewed and adjusted to maintain the allowance at a level considered adequate to cover future losses. The allowance is management's best estimate of uncollectible amounts and is determined based on historical performance that is tracked by the Company on an ongoing basis. The losses ultimately incurred could differ materially in the near term from the amounts estimated in determining the allowance. As of March 31, 2013 the Company has recorded an allowance for doubtful accounts of $185,000. For the three months ended March 31, 2013 and 2012, the Company recorded net bad debt expense (recoveries) of $126,234 and $(1,739), respectively.

Inventory

Inventory consists primarily of diesel fuel and chemicals that are used in the servicing of oil wells and is carried at the lower of cost or market in accordance with the first in, first out method. The Company periodically reviews the value of items in inventory and provides write-downs or write-offs of inventory based on its assessment of market conditions. Write-downs and write-offs are charged to cost of goods sold.

Long-Lived Assets

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recovered. The Company looks primarily to the discounted future cash flows in its assessment of whether or not long-lived assets have been impaired. No impairments were recorded during the three month periods ended March 31, 2013 and 2012.

f-6

Property and Equipment

Property and equipment consists of (1) trucks, trailers and pickups; (2) trucks that are in various stages of fabrication; (3) real property which includes land and buildings used for office and shop facilities and wells used for the disposal of water; and (4) other equipment such as tools used for maintaining and repairing vehicles, office furniture and fixtures, and computer equipment. Property and equipment is stated at cost less accumulated depreciation. The Company charges repairs and maintenance against income when incurred and capitalizes renewals and betterments, which extend the remaining useful life or expand the capacity of the assets. Depreciation is recorded on a straight-line basis over estimated useful lives of 5 to 30 years.

During the year ended December 31, 2012, the Company reassessed the estimated useful lives of its trucks and equipment (including its well servicing units and equipment, fluid services equipment, construction equipment, and other vehicles) as well as the estimated useful lives of its disposal wells. Through this assessment, the Company increased the useful lives of its trucks and equipment from 5-7 years to 10 years, and increased the useful lives of its disposal wells from 7-10 years to 15 years. The Company has determined that this adjustment to its useful lives is a change in accounting estimate and has accounted for the change prospectively; i.e. the accounting change impacts interim reporting periods within fiscal year 2012 and future periods. For the three months ended March 31, 2013, the change in accounting estimate decreased depreciation for the period by approximately $860,000 (pre-tax difference), increasing Income from Operations and Net Income by this amount, or by approximately $0.03 earnings per basic and $0.02 earnings per diluted common share, respectively.

Leases

The Company conducts a major part of its operations from leased facilities. Each of these leases is accounted for as an operating lease. Normally, the Company records rental expense on its operating leases over the lease term as it becomes payable. If rental payments are not made on a straight-line basis, in accordance with the terms of the agreement, the Company records a deferred rent expense and recognizes the rental expense on a straight-line basis throughout the lease term. The majority of the Company’s facility leases contain renewal clauses and expire through November 2016. In most cases, management expects that in the normal course of business, leases will be renewed or replaced by other leases.

The Company is leasing a number of trucks and equipment in the normal course of business, which are recorded as operating leases. The Company records rental expense on its equipment operating leases over the lease term as it becomes payable; there are no rent escalation terms associated with these equipment leases. On a number of the equipment leases purchase options exist allowing the Company to purchase the leased equipment at the end of the lease term, based on the market price of the equipment at the time of the lease termination and exercised purchase option. The majority of the Company’s equipment leases contain renewal clauses and expire through June 2017.

The Company has also entered into several capital leases in order to acquire trucks and equipment. Each of these leases allow the Company to retain title of the equipment leased through the lease agreements upon final payment of all principal and interest due. The Company records the assets and liabilities associated with these leases at the present value of the minimum lease payments per the lease agreement. The assets are classified as property and equipment and the liabilities are classified as current and long-term liabilities based on the contractual terms of the agreements and their associated maturities.

Revenue Recognition

The Company recognizes revenue when evidence of an arrangement exists, the fee is fixed and determinable, services are provided, and collection is reasonably assured.

f-7

Earnings Per Share

Earnings per share is computed by dividing net income by the weighted average number of common shares outstanding for the period. Diluted earnings per share is calculated by dividing net income by the diluted weighted average number of common shares. The diluted weighted average number of common shares is computed using the treasury stock method for common stock that may be issued for outstanding stock options.

As of March 31, 2013 and 2012, the Company had outstanding Stock-based Option Awards and Warrants to acquire an aggregate of 8,651,170 and 2,875,000 shares of Company common stock, respectively, which have a potentially dilutive impact on earnings per share. For the three months ended March 31, 2013 and 2012, the incremental shares of the options and warrants to be included in the calculation of diluted earnings per share had a dilutive impact on the Company’s earnings per share of 3,172,940 and 1,240,747 shares, respectively.

Intangible Assets

Non-Competition Agreements . The non-competition agreements with the sellers of Heat Waves and Dillco have finite lives and are being amortized over a five-year period (Note 4). Amortization expense is expected to be recognized through June 2013.

Goodwill . Goodwill represents the excess of the cost over the fair value of net assets acquired, including identified intangible assets, recorded in connection with the acquisitions of Heat Waves. Goodwill is not amortized but is assessed for impairment at least annually.

Impairment. The Company assesses goodwill for impairment at the reporting unit level on an annual basis and between annual tests if events occur or circumstances change that would more likely than not reduce the fair value below its carrying amount. Guidance allows a qualitative assessment of impairment to determine whether it is more-likely-than-not that goodwill is impaired. If it is determined that it is more-likely-than-not that and impairment exists, accounting guidance requires that the impairment test be performed through the application of a two-step fair value test. The Company utilizes this method and recognizes a goodwill impairment loss in the event that the fair value of the reporting unit does not exceed its carrying value. During fiscal year ended December 31, 2012, the Company performed the annual impairment test and determined that no impairment existed. For the three month periods ended March 31, 2013 and 2012, the Company did not note any events that occurred, nor did any circumstances change, that would result in an impairment of goodwill as of the last annual test performed.

Marketable Securities

The Company determines the appropriate classification of its investments in debt and equity securities at the time of purchase and reevaluates such determinations at each balance sheet date. Debt securities are classified as held to maturity when the Company has the positive intent and ability to hold the securities to maturity. Debt securities for which the Company does not have the intent or ability to hold to maturity are classified as available for sale. Held-to-maturity securities are recorded as either short term or long term on the Balance Sheet, based on contractual maturity date and are stated at amortized cost. Marketable securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and are reported at fair value, with unrealized gains and losses recognized in earnings. Debt and marketable equity securities not classified as held to maturity or as trading, are classified as available for sale, and are carried at fair value, with the unrealized gains and losses, net of tax, included in the determination of comprehensive income and reported in stockholders’ equity.

The fair value of substantially all marketable securities is determined in reference to quoted market prices. The estimated fair value of securities for which there are no quoted market prices is based on similar types of securities that are traded in the market.

f-8

Loan Fees and Other Deferred Costs

In the normal course of business, the Company often enters into loan agreements with its primary lending institutions. The majority of these lending agreements require origination fees and other fees in the course of executing the agreements. For all costs associated with the execution of the lending agreements, the Company recognizes these as capitalized costs and amortizes these costs over the term of the loan agreement using the effective interest method. These deferred costs are classified on the balance sheet as current or long-term assets based on the contractual terms of the loan agreements. All other costs not associated with the execution of the loan agreements are expensed as incurred.

Deferred Rent Liability

The Company recognizes rent expense on a straight-line basis over the life of the rental agreement. Deferred rent liability is recognized as the difference between rent expense recorded and actual cash payments made and is recorded as a Long-Term Liability as a separate line item on the accompanying consolidated Balance Sheet. As of March 31, 2013 and December 31, 2012, deferred rent liability totaled $20,127 and $20,860, respectively.

Income Taxes

The Company recognizes deferred tax liabilities and assets based on the differences between the tax basis of assets and liabilities and their reported amounts in the financial statements that will result in taxable or deductible amounts in future years. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and liabilities will be recognized in income in the period that includes the enactment date. Deferred income taxes are classified as a net current or non-current asset or liability based on the classification of the related asset or liability for financial reporting purposes.  A deferred tax asset or liability that is not related to an asset or liability for financial reporting is classified according to the expected reversal date.  The Company records a valuation allowance to reduce deferred tax assets to an amount that it believes is more likely than not expected to be realized.

The Company accounts for any uncertainty in income taxes by recognizing the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The Company measures the tax benefits recognized in the financial statements from such a position based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate resolution. The application of income tax law is inherently complex. Laws and regulations in this area are voluminous and are often ambiguous.  As such, the Company is required to make many subjective assumptions and judgments regarding income tax exposures. Interpretations of and guidance surrounding income tax law and regulations change over time and may result in changes to the Company’s subjective assumptions and judgments which can materially affect amounts recognized in the consolidated balance sheets and consolidated statements of income. The result of the reassessment of the Company’s tax positions did not have an impact on the consolidated financial statements.

Interest and penalties associated with tax positions are recorded in the period assessed as general and administrative expenses. No interest or penalties have been assessed as of March 31, 2013. The Company files tax returns in the United States and in the states in which it conducts its business operations. The tax years 2009 through 2012 remain open to examination in the taxing jurisdictions to which the Company is subject.

Fair Value

The Company follows authoritative guidance that applies to all financial assets and liabilities required to be measured and reported on a fair value basis. The Company also applies the guidance to non-financial assets and liabilities measured at fair value on a nonrecurring basis, including non-competition agreements and goodwill. The guidance defines fair value as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the measurement date.  The guidance establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available.

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Observable inputs are inputs that market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions of what market participants would use in pricing the asset or liability based on the best information available in the circumstances. The Company did not change its valuation techniques nor were there any transfers between hierarchy levels during the three months ended March 31, 2013. The financial and nonfinancial assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurement.

The hierarchy is broken down into three levels based on the reliability of the inputs as follows:

Level 1:	Quoted prices are available in active markets for identical assets or liabilities;
Level 2:	Quoted prices in active markets for similar assets and liabilities that are observable for the asset or liability; or
Level 3:	Unobservable pricing inputs that are generally less observable from objective sources, such as discounted cash flow models or valuations.

Stock-based Compensation

The Company uses the fair value method of accounting for stock-based compensation, where Stock-based compensation costs are measured at fair value, determined using the stock price on the date of grant, and charged to expense over the requisite service period. The effect of this guidance is described in Note 11.

Management Estimates

The preparation of the Company’s financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Note 3 - Discontinued Operations

During the fourth quarter of 2012, the Company made the decision to discontinue its Heat Waves’ well-site construction and roustabout line of service.

The following table provides the components of discontinued operations, net of tax:

	For the Three Months Ended
	March 31,
	2013	2012
Revenues	$-	$10,039
Cost of Revenue	117,955	97,255
Gross Profit	(117,955)	(87,216)

Operating Expenses
Depreciation and amortization	-	77,395

Loss from Operations	(117,955)	(164,611)

Other Expense
Interest expense	963	750

Loss from discontinued operations	(118,918)	(165,361)
Income tax benefit	46,378	64,491
Loss on discontinued operations, net of tax	$(72,540)	$(100,870)

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The following table provides the major classes of assets and liabilities components of discontinued operations, as of:

	March 31,	December 31,
	2013	2012

Accounts Receivable	$18,462	$153,754
Fixed Assets Held for Sale	71,342	304,429

Total Discontinued Assets	$89,804	$458,183

Accounts payable and accrued liabilities	$-	$219,882

Total Discontinued Liabilities	$-	$219,882

On March 14, 2013, the Company sold several trucks and equipment used in its construction division, which were classified as fixed assets held for sale as of December 31, 2012, for cash proceeds of $534,000. The book value at time of sale of these assets was approximately $233,000 and commissions of $10,000 were paid upon sale of the trucks and equipment. As such, for the three months ended March 31, 2013, the Company recorded a gain of approximately $291,000 on the sale of these fixed assets held for sale.

Note 4 - Non-Competition Agreements

Non-competition agreements consist of the following as of March 31, 2013:

Non-competition agreements - net, at January 1, 2012	$180,000
Amortization for the year ended December 31, 2012	(150,000)
Non-competition agreements - net, at December 31, 2012	30,000
Amortization for the three months ended March 31, 2013	(15,000)
Non-competition agreements - net, at March 31, 2013	$15,000

Amortization expense for the three months ended March 31, 2013 and 2012 totaled $15,000 and $60,000, respectively.

Future amortization expense on these non-competition agreements will be $15,000 for the three months ending June 30, 2013.

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Note 5 - Property and Equipment

Property and equipment consists of the following at:

	March 31,	December 31,
	2013	2012

Trucks and vehicles	$21,872,099	$23,933,669
Other equipment	2,772,304	2,781,903
Buildings and improvements	2,328,477	2,403,477
Trucks in process	877,280	1,110,356
Capitalized truck leases	455,093	455,093
Land	596,420	601,420
Disposal wells	367,330	667,330
Total property and equipment	29,269,003	31,953,248
Accumulated depreciation	(15,467,984)	(16,932,358)
Property and equipment - net	$13,801,019	$15,020,890

Depreciation expense on property and equipment for the three months ended March 31, 2013 and 2012 totaled $548,836 and $1,263,797, respectively.

Note 6 – Fixed Assets Held for Sale

During the year ended December 31, 2012, the Company made the decision to exit completely from its Heat Waves’ well-site construction and roustabout line of service. As the Company had the intent, and made the plan, to dispose of or sell the fixed assets associated with this component of its business operations during the year ended December 31, 2012, it reclassified the fair value of the fixed assets within this business component as Fixed Assets Held for Sale on its accompanying Balance Sheet as of December 31, 2012 and as March 31, 2013.

Assets Held for Sale consists of the following at:

	March 31,	December 31,
	2013	2012

Trucks and vehicles	$428,332	$1,655,413
Accumulated depreciation	(356,990)	(1,350,984)
Assets held for sale - net	$71,342	$304,429

Depreciation expense on assets held for sale for the three months ended March 31, 2013 and 2012 totaled $-0- and $77,395, respectively.

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Note 7 – Long-Term Debt

Long-term debt consists of the following as of:

	March 31,	December 31,
	2013	2012

Term Loan entered into as part of the debt refinancing in November 2012 with an original principal balance of $11.0 million, payable in thirty-five fixed monthly principal installments of $130,952 beginning November 2012, with the remaining principal due November 2, 2015. Variable rate interest of 4.25% plus 1 Month Libor, collateralized by equipment, inventory, and accounts of the Company, entered into by the Company and two of its subsidiaries, Heat Waves Hot Oil Service, LLC and Dillco Fluid Service, Inc. (all as borrowers), and subject to financial covenants.	$10,476,192	$10,738,096

Real Estate Loan for a facility in North Dakota entered into with an original principal balance of $678,750. Principal balance amended to $705,000 during February 2012 and amended again during November 2012 to increase the principal balance by $47,000. Upon the November 2012 amendment, principal and interest payments of $7,416 beginning on December 16, 2012 and ending May 16, 2022. Interest is calculated as Prime plus 3.5% with a 4.75% floor (4.75% at March 31, 2013). Loan is collateralized by land and property purchased with the loan.	724,562	738,097

Note payable entered into with a lending institution in order to purchase field equipment. Equipment was sold to a third-party on March 25, 2013.	-	326,964

Note payable to the seller of Heat Waves. The note was garnished by the Internal Revenue Service (“IRS”) in 2009 and is due on demand; payable in monthly installments of $3,000 per agreement with the IRS.	305,000	314,000

Mortgage payable to a bank, interest at 7.25%, due in monthly payments through February 2015 with a balloon payment of $111,875 on March 15, 2015, secured by land, guaranteed by one of the Company’s stockholders.	194,881	204,941

Note payable entered into with a lending institution in order to purchase field pickup trucks, interest at a fixed rate of 8.05%. Term of 60 months, due in monthly installments of $4,688 through September 2016, secured by equipment purchase with the note.	170,951	181,413

Mortgage payable to a bank, interest at 5.9%, payable in monthly payments through January 2017 with a balloon payment of $88,118 on February 1, 2017, secured by land.	134,844	137,507

Notes payable to a vehicle finance company, interest at fixed rates from 4.89% to 10.25%, due in monthly installments through August 2015, secured by vehicles, guaranteed by one of the stockholders.	57,844	68,476

Capital leases entered into with a leasing company in order to purchase trucks and trailers, interest at a fixed rate of 5%. Truck lease term of 24 months, due in monthly installments through September 2012. Trailer lease term of 36 months, payments due in monthly installments through September 2013.	41,715	62,308

Note payable entered into with a lending institution in order to purchase equipment, interest at a fixed rate of 8.2%. Truck lease term of 60 months, due in monthly installments through January 2017, secured by equipment purchase with the note.	33,631	35,469

Total	12,139,620	12,807,271
Less current portion	(2,229,883)	(2,236,343)
Long-term debt, net of current portion	$9,909,737	$10,570,928

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Aggregate maturities of debt are as follows:

Twelve Months Ending March 31,

2014	$2,229,883
2015	1,872,334
2016	7,351,202
2017	111,500
2018	155,130
Thereafter	419,571
Total	$12,139,620

Revolving Line of Credit

As of March 31, 2013 and December 31, 2012, the outstanding balance on the revolving line of credit with our primary lender was $1,234,447 and $2,151,052, respectively.

Covenant Compliance

At March 31, 2013, the Company did not meet one of the covenants imposed by the loan agreements with PNC Bank, National Association (“PNC”), associated with limits imposed on the aggregate amount of lease expense allowed on an annual basis, which resulted in an event of default under the loan documents. PNC has waived the effect of this event of default and has agreed to modify the debt covenants of the loan agreements for future reporting periods for the covenant which was in default at March 31, 2013. As a result of the waiver, no default was declared. The Company believes that it is in line to meet the modified debt covenant and all other future covenant requirements.

Note 8 – Income Taxes

Income tax expense during interim periods is based on applying an estimated annual effective income tax rate to year-to-date income, plus any significant unusual or infrequently occurring items which are recorded in the interim period.  The provision for income taxes for the three months ended March 31, 2013 and 2012 differs from the amount that would be provided by applying the statutory U.S. federal income tax rate of 34% to pre-tax income primarily because of state income taxes and estimated permanent differences.

The computation of the annual estimated effective tax rate at each interim period requires certain estimates and significant judgment including, but not limited to, the expected operating income for the year, projections of the proportion of income earned and taxed in various jurisdictions, permanent and temporary differences, and the likelihood of recovering deferred tax assets generated in the current year.  The accounting estimates used to compute the provision for income taxes may change as new events occur, more experience is obtained, additional information becomes known or as the tax environment changes.

Note 9 – Commitments and Contingencies

Operating Leases

The Company leases six facilities under lease commitments that expire through November 2016, and also leases trucks and equipment under several equipment lease commitments that expire through June 2017; all of these facility and equipment leases are accounted for as operating leases. Future minimum lease commitments for these operating lease commitments are as follows:

Twelve Months Ending March 31,

2014	$872,560
2015	742,319
2016	539,226
2017	173,548
2018	22,800
Total	$2,350,453

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Capital Leases

The Company has entered into capital leases for five water transport units (each unit includes one truck and one trailer), which have been included in Property and Equipment (Note 5) and are summarized in the table below as of March 31, 2013:

Capitalized Trucks	$218,807
Capitalized Trailers	236,286
Less: Accumulated Depreciation	(164,650)
Net Assets Under Capital Leases	$290,433

The following is a summary of the future minimum lease payments under capital leases as of March 31, 2013:

Twelve Months Ending March 31,	Minimum Lease Payment
2014	$42,240
2015	-
Total minimum lease payments	42,240
Less: Interest	(525)
Net minimum lease payments	41,715
Less: Current portion	(41,715)
Long-term portion of minimum lease payments	$-

Note 10 – Warrants

2010 Warrants

On July 28, 2010, the Company entered into an agreement with an investor relations firm and as part of the compensation paid to this firm, pursuant to that agreement, granted each of the principals of the firm a warrant to purchase 112,500 shares of the Company’s common stock (a total of 225,000 shares). The warrants are exercisable at $0.49 per share for a four year term. Each of the warrants may be exercised on a cashless basis. The warrants also provide that subject to various conditions, the holders have piggy-back registration rights with respect to the shares of common stock that may be acquired upon the exercise of the warrants.

The fair value of each warrant is estimated on the date of issuance using the Black-Scholes option pricing model. The grants issued in 2010 were valued using the following weighted average assumptions: no dividend yield, expected volatility of 96.4%, risk free interest rate of 1.07% and term of 4 years. Expected volatility was calculated based upon actual historical stock price movements over the most recent periods through the date of issuance, equal to the contractual warrant term. The warrant term was based on the life of the warrant as stated on the warrant agreement. With a stock price of $0.53 on the date of issuance, these warrants had a grant date fair-value of $0.36 per share. These warrants are classified as equity instruments on the balance sheet at December 31, 2012 and March 31, 2013.

As of December 31, 2010 the Company recognized the entire expense (through operating expense as general and administrative expense) of $81,771 associated with these warrants; i.e. no expense was recognized in any future reporting period for these warrants.

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2011 Warrants

On May 9, 2011, Enservco entered into an agreement with a financial advisor and as part of the compensation paid pursuant to that agreement granted the advisor a warrant to purchase 100,000 shares of the Company’s common stock. The warrants are exercisable at $0.77 per share for a five year term. The warrants may be exercised on a cashless basis. The warrants also provide that subject to various conditions, the holders have piggy-back registration rights with respect to the shares of common stock that may be acquired upon the exercise of the warrants.

The fair value of each warrant is estimated on the date of issuance using the Black-Scholes option pricing model. The grants issued in 2011 were valued using the following weighted average assumptions: no dividend yield, expected volatility of 102.8%, risk free interest rate of 1.84% and term of 5 years. Expected volatility was calculated based upon actual historical stock price movements over the most recent periods through the date of issuance, equal to the contractual warrant term. The warrant term was based on the life of the warrant as stated on the warrant agreement. With a stock price of $0.63 on the date of issuance, these warrants had a fair-value of $0.46 per share. These warrants are classified as equity instruments on the balance sheet at December 31, 2012 and March 31, 2013.

As of December 31, 2011 the Company recognized the entire expense (through operating expense as general and administrative expense) of $46,353 associated with these warrants; i.e. no expense was recognized in any future reporting period for these warrants.

2012 Warrants

On October 31, 2012, Enservco granted each of the principals of its existing investor relations firm a warrant to purchase 112,500 shares of the Company’s common stock (a total of 225,000 shares) for the firm’s assistance in creating awareness for the Company’s Private Equity Placement, in November 2012, as required by the Revolving Credit, Term Loan, and Security Agreement entered into with PNC Bank, National Association (“PNC”). The warrants are exercisable at $0.55 per share for a five year term. Each of the warrants may be exercised on a cashless basis. The warrants also provide that subject to various conditions, the holders have piggy-back registration rights with respect to the shares of common stock that may be acquired upon the exercise of the warrants.

In November 2012, Enservco entered into stock subscription agreements with each equity investor who participated in the Private Equity Placement. The Company raised approximately $2.0 million in equity, pursuant to the Facility Agreement entered into with PNC (the agreement required a minimum $1.25 million equity raise as a perquisite to the agreement’s execution). In conjunction with these stock subscription agreements, the Company granted a one-half share warrant for every full share of common stock acquired by the equity investors. As such, the Company granted warrants to purchase 2,849,714 shares of the Company’s common stock, exercisable at $0.55 per share for a five year term. Each of the warrants may be exercised on a cashless basis and have a price-reset provision if, in certain circumstances, Enservco issues shares of its common stock (or common stock equivalents) at less and $0.35 per share on or before October 31, 2014. The warrants also provide that subject to various conditions, the holders have piggy-back registration rights with respect to the shares of common stock that may be acquired upon the exercise of the warrants and an obligation to file a registration statement for the shares underlying those warrants before a specific date, and to obtain effectiveness thereof by September 25, 2013 (the “Registration Right”). The registration statement has been filed within the time limits required, although it has not yet been declared effective. If the Company fails to obtain timely effectiveness, it may be subject to a penalty in cash or shares (valued at the current ten-day VWAP ending two days before payment is made) equal to 1.0% per month (prorated for any partial months), for the period(s) of time that the Company fails to obtain effectiveness or remain effective, of the original purchase price of the Registrable Securities included or intended to be included within the Registration Statement, provided that the aggregate amount of Liquidated Damages shall not exceed 8% of the original purchase price of such Registrable Securities.

Also in November 2012, Enservco granted warrants to purchase 449,456 shares of the Company’s common stock to numerous unaffiliated consultants, for services rendered for the finding and execution of multiple stock subscriptions agreements with several equity investors. These warrants have the same terms and conditions as the warrants issued in conjunction with the stock subscription agreements, as granted on the same date thereof (i.e. exercisable at $0.55 per share for a five year term, piggy-back registration rights, no price-reset provisions, etc).

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On November 2, 2012, pursuant to conditions within the PNC Revolving Credit, Term Loan, and Security Agreement, Mr. Herman (the Company’s Chairman and CEO) was required to convert his $1,477,760 outstanding subordinated debt into 4,222,000 shares of the Company’s common stock. Similar to the provisions within the stock subscription agreements executed on the same date thereof, Mr. Herman was granted warrants to purchase 2,111,000 shares of the Company’s common stock. These warrants have the same terms and conditions as the warrants issued in conjunction with the stock subscription agreements, as granted on the same date thereof (i.e. exercisable at $0.55 per share for a five year term, piggy-back registration rights, price-reset provisions, etc).

In each case where the warrants are entitled to a cashless exercise, the Company has interpreted the term “fair market value” of the underlying shares to equal the ten day VWAP for the Company’s common stock, ending on the day before notice of exercise is received by the Company.

The fair value of each warrant is estimated on the date of issuance using the Black-Scholes option pricing model, and is shown as additional issuance costs of the private placement. The grants issued in 2012 were valued using the following weighted average assumptions: no dividend yield, expected volatility of 123.9%, risk free interest rate of 0.73% and term of 5 years. Expected volatility was calculated based upon actual historical stock price movements over the most recent periods through the date of issuance, equal to the contractual warrant term. The warrant term was based on the life of the warrant as stated on the warrant agreement. With a stock price of $0.35 on the date of issuance, these warrants had a fair-value of $0.28 per share. These warrants are classified as equity instruments on the balance sheet at December 31, 2012 and March 31, 2013.

In addition to the warrants discussed above, subsequent to the close of the PNC Credit Agreement and the Private Equity Placement, on November 29, 2012, Enservco entered into an investor relations services agreement with an unaffiliated consultant. Pursuant to this services agreement, the Company issued the consultant 125,000 shares of common stock, at $0.40 per share, in lieu of cash fees. The Company also granted the consultant a warrant to purchase 200,000 shares of the Company’s common stock. Due to the terms of the warrants and the underlying service agreement with the service provider, these warrants vest based on performance criteria within the agreement through May 31, 2013, and are exercisable on May 31, 2013 at $0.40 per share, with a five year term. Each of the warrants may be exercised on a cashless basis. The warrants also provide that subject to various conditions, the holders have piggy-back registration rights with respect to the shares of common stock that may be acquired upon the exercise of the warrants.

The warrants issued on November 29, 2012 were valued using the following weighted average assumptions: no dividend yield, expected volatility of 125.7%, risk free interest rate of 0.63%, and term of 5 years. Expected volatility was calculated based upon actual historical stock price movements over the most recent periods through the date of issuance, equal to the contractual warrant term. The warrant term was based on the life of the warrant as stated on the warrant agreement. With a stock price of $0.36 on the date of issuance, these warrants had a fair-value of $0.30 per share. Per analysis performed by the Company, the warrants issued on November 29, 2012 are classified as equity instruments on the balance sheet at December 31, 2012 and March 31, 2013. As of March 31, 2013 the Company recognized an expense (through operating expense as general and administrative expense) of $30,023 associated with these warrants.

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Note 11 – Stockholder’s Equity

2010 Option Plan

On July 27, 2010 the Company’s Board of Directors adopted the Aspen Exploration 2010 Stock Incentive Plan (the “2010 Plan”). The aggregate number of shares of our common stock that may be issued through December 31, 2011 under all equity-based awards made under the 2010 Plan is 3,500,000 shares. The number of shares subject to the 2010 Plan may be reset each year, commencing January 1, 2012, based on the number of shares of stock then outstanding. As such, at January 1, 2013 the number of shares of common stock available under the 2010 Plan was reset to 4,773,794 shares; calculated as 15% of the issued and outstanding shares of common stock (31,825,294 shares) on that date. The exercise price of the options granted under the 2010 Plan was determined based on the terms and conditions within the 2010 Plan.

Through March 31, 2013 the Company has granted options to acquire a total of 2,741,000 outstanding shares of common stock pursuant to the 2010 Plan, broken out in specific grant dates as noted below:

1.	Pursuant to the 2010 Plan, options to acquire an aggregate of 975,000 shares of common stock were granted on the date of the Merger Transaction. The exercise price of these options was based on the closing price of the Company’s common stock on the second business day following the Company reporting the closing of the Merger Transaction. Of these shares, 225,000 shares vested immediately upon grant and the remaining shares vest ratably over the term of the options.

2.	Subsequent to the initial granting of the 975,000 shares pursuant to the 2010 Plan, and prior to the year ending December 31, 2012, options to acquire an additional 1,875,000 shares of common stock were granted under the 2010 Plan. The exercise price of these options was based either on the closing sale price of the Company’s common stock on the date of grant or the ten day average closing price of the Company’s common stock prior to the grant date. These 1,875,000 shares vest over two to three year periods with 633,333 shares having vested on the date of grant. As of December 31, 2012, 1,125,000 of these shares were cancelled or expired for failure to meet established performance goals or as a result of termination of employment.

3.	During the year ended December 31, 2012 an additional 1,270,000 shares of common stock were granted under the 2010 Plan. The exercise price of these options was based on the closing sale price of the Company’s common stock on the business day following the date of grant. These 1,270,000 shares vest over two to three year periods with 150,000 shares having vested on the date of grant. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model. The options issued during the year ended December 31, 2012 were valued using the following weighted average assumptions: no dividend yield, average expected volatility of 118.83%, risk free interest rate of 0.37% and expected term of 3.4 years. As of December 31, 2012, 410,000 of these shares were cancelled or expired for failure to meet established performance goals or as a result of termination of employment.

4.	On January 23, 2013 an additional 158,000 shares of common stock were granted under the 2010 Plan. The exercise price of these options was based on the ten day average closing price of the Company’s common stock prior to the grant date. These 158,000 shares vest over a three year period with -0- shares having vested on the date of grant. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model. The options issued on January 23, 2013 were valued using the following weighted average assumptions: no dividend yield, average expected volatility of 134.62%, risk free interest rate of 0.37% and expected term of 3.5 years. As of March 31, 2013, 2,000 of these shares were cancelled or expired for failure to meet established performance goals or as a result of termination of employment.

For the three months ended March 31, 2013 the Company recognized expense (through operating expense as general and administrative expense) of $38,696 on options within the 2010 Plan. During the three months ended March 31, 2013 the Company had unrecognized expense of $276,355 associated with options within the 2010 Plan, which will be recognized over the remaining weighted-average period of 2.4 years. The options within the 2010 Plan were classified as equity instruments on the balance sheet at March 31, 2013.

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2008 Option Plan

As of March 31, 2013, 350,000 options were outstanding under the 2008 Plan.

Through July 27, 2010 Aspen had one equity compensation plan, the “2008 Equity Plan.” An aggregate of 1,000,000 common shares were reserved for issuance under the 2008 Equity Plan and in February 2008 the Board of Directors granted directors and employees options to acquire 775,000 shares which vested based on meeting certain performance goals, exercisable at $2.14 per share through February 27, 2013. Of these, all but 140,431 have expired as of December 31, 2012 for failure to meet established performance goals or as a result of termination of employment. As of December 31, 2012, the Company did not have any unrecognized expense associated with these options. During the three months ended March 31, 2013, the remaining 140,431 shares were terminated due to expiration on February 27, 2013.

Pursuant to the 2008 Equity Plan, on February 15, 2010, Aspen’s Board of Directors granted options to certain Aspen employees and consultants. The options were granted to persons who remained with Aspen and had provided (and were then expected to continue to provide) valuable services to Aspen, and to help align interests of the recipients with those of Aspen and its stockholders. In total, Aspen granted options to acquire 350,000 shares of its common stock which were exercisable at $0.4125 per share ( equal to 125% of the closing price on the business day after the day the Company filed its Form 10-Q for the quarter ended December 31, 2009).

Each of the options granted on February 15, 2010 expires on February 15, 2015. These options became vested as a result of the Merger Transaction on July 27, 2010. On July 27, 2010, the Company terminated the 2008 Equity Plan, although such termination did not terminate or otherwise affect the contractual rights of persons who hold options to acquire common stock under the 2008 Equity Plan.

The following information summarizes information with respect to options granted under all equity plans:

	Number of Shares	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term

Outstanding at December 31, 2011	3,305,431	$0.70	2.51
Granted	400,000	1.07
Exercised	-	-
Forfeited or Expired	(1,030,000)	0.50

Outstanding at March 31, 2012	2,675,431	$0.83	1.99
Granted	870,000	0.46
Exercised	-	-
Forfeited or Expired	(470,000)	1.03

Outstanding at December 31, 2012	3,075,431	$0.71	2.33
Granted	158,000	0.70
Exercised	-	-
Forfeited or Expired	(142,431)	2.12

Outstanding at March 31, 2013	3,091,000	$0.64	2.35

Exercisable at December 31, 2011	2,182,097	$0.71	2.25
Exercisable at March 31, 2012	1,515,431	$0.64	2.00
Exercisable at December 31, 2012	2,265,431	$0.70	1.25
Exercisable at March 31, 2013	2,125,000	$0.71	1.00

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A summary of the status of nonvested shares underlying the options are presented below:

	Number of Shares	Weighted-Average Grant-Date Fair Value

Nonvested at December 31, 2011	1,123,334	$0.48
Granted	400,000	0.75
Vested	-	-
Forfeited	(363,334)	0.38

Nonvested at March 31, 2012	1,160,000	$0.65
Granted	870,000	0.33
Vested	(770,000)	0.54
Forfeited	(450,000)	0.75

Nonvested at December 31, 2012	810,000	$0.37
Granted	158,000	0.56
Vested	-	-
Forfeited	(2,000)	0.56

Nonvested at March 31, 2013	966,000	$0.40

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Other Expenses of Issuance and Distribution

Set forth below is an estimate of the approximate amount of fees and expenses payable by the registrant in connection with the issuance and distribution of the shares. The registrant will pay all of these expenses. All expenses other than the SEC registration fee are estimated.

Approximate Amount
SEC Registration Fee	$3,995
Accounting Fees and Expenses	10,000
Legal Fees and Expenses	40,000
Miscellaneous	5,000

Total	$58,995

Indemnification of Directors and Officers

We have the authority under the Delaware General Corporation Law to indemnify our directors and officers to the extent provided for in such statute. Set forth below is a discussion of Delaware law regarding indemnification that we believe discloses the material aspects of such law on this subject. The Delaware law provides, in part, that a corporation may indemnify a director or officer or other person who was, is or is threatened to be made a named defendant or respondent in a proceeding because such person is or was a director, officer, employee or agent of the corporation, if it is determined that such person:

•	conducted himself or herself in good faith;
•	reasonably believed, in the case of conduct in his or her official capacity as a director or officer of the corporation, that his or her conduct was in the corporation’s best interest and, in all other cases, that his or her conduct was at least not opposed to the corporation’s best interests; and
•	in the case of any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

A corporation may indemnify a person under the Delaware law against judgments, penalties, including excise and similar taxes, fines, settlement, and unreasonable expenses actually incurred by the person in connection with the proceeding. If the person is found liable to the corporation or is found liable on the basis that personal benefit was improperly received by the person, the indemnification is limited to reasonable expenses actually incurred by the person in connection with the proceeding, and shall not be made in respect of any proceeding in which the person shall have been found liable for willful or intentional misconduct in the performance of his duty to the corporation. The corporation may also pay or reimburse expenses incurred by a person in connection with his or her appearance as a witness or other participation in a proceeding at a time when the person is not a named defendant or respondent in the proceeding.

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Our amended and restated certificate of incorporation provides that none of our directors shall be personally liable to us or our stockholders for monetary damages for breach of a fiduciary duty as a director, except for: (a) a breach of the directors’ duty of loyalty to us or our stockholders; (b) an act or omission not in good faith that constitutes a breach of duty of the director to us or an act or omission that involves intentional misconduct or a knowing violation of the law; (c) for violations of Section 174 of the Delaware General Corporation Law; or (d) a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office. Limitations on liability provided for in our Certificate of Incorporation do not restrict the availability of non-monetary remedies and do not affect a director’s responsibility under any other law, such as the federal securities laws or state or federal environmental laws.

We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as executive officers and directors. The inclusion of these provisions in our Certificate of Incorporation may have the effect of reducing a likelihood of derivative litigation against our directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefitted us or our stockholders.

Our Bylaws provide that we will indemnify our directors to the fullest extent provided by the Delaware General Corporation Law and we may, if and to the extent authorized by our Board, so indemnify our officers and other persons whom we have the power to indemnify against liability, reasonable expense or other matters.

In July 2010, the Company has entered into an indemnity agreement with each of the Company’s directors and with Rick Kasch (who at that time was an officer and not a director). These agreements provide that subject to limited exceptions the Company will indemnify the person named in the agreement from any actual or threatened legal actions related to the fact that such person was or is an officer, director, or agent of the Company while that person was serving as an officer, director, or agent of the Company or for a related party at the request of the Company.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by the Company is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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Recent Sales of Unregistered Securities

A.	Unregistered Sales of Equity Securities in 2013.

A number of holders of common stock purchase warrants (each of whom represented that he was an accredited investor) exercised those warrants during April 2013 and received shares of common stock of Enservco as a result of such exercise. In each case, the warrants were exercised on a cashless basis as provided in the respective warrant agreements. The warrants had originally been issued in connection with an equity financing that Enservco completed in November 2012 as reported in previous reports. In total, six accredited investors exercised warrants (with an exercise price of $0.55 per share) to purchase 638,945 shares on a cashless basis, and acquired 358,602 shares as a result. One employee exercised an option to acquire 13,333 shares of common stock issued under the Company’s 2010 Stock Incentive Plan on a cashless basis to acquire 4,373 shares before the Company had filed its registration statement on Form S-8 and thus received restricted shares.

Securities Sold: Common Stock, $0.005 par value, of Enservco.

Underwriters and Other Purchasers. The persons who exercised the warrants were all accredited investors as that term is defined in the federal securities laws. The employee was a sophisticated and knowledgeable person. There were no underwriters involved in any of the exercise transactions.

Consideration. None of the exercises were for cash payment. In each case, they were on a cashless basis. In each case where the warrants are entitled to a cashless exercise, the Company has interpreted the term “fair market value” of the underlying shares to equal the ten day VWAP for the Company’s common stock, ending on the day before notice of exercise is received by the Company.

Exemption from Registration Claimed. The shares were issued upon exercise of the warrants to accredited investors and to the employee pursuant to the exemptions from registration under the Securities Act of 1933 found in Section 4(a)(2) thereof and Rule 506 thereunder, as well as in Section 4(a)(5) thereof in that each of the purchasers was an accredited investor, and Section 3(a)(9) inasmuch as each of the warrant holders was an existing securityholder of Enservco. The offer was made without any form of advertising or general solicitation, and each of the accredited investors represented to Enservco that they acquired the shares and the underlying securities for investment purposes only and without a view toward further distribution.

Terms of Conversion or Exercise. Not applicable.

Use of Proceeds. Not applicable.

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B.	Unregistered Sales of Equity Securities in 2012 .

1.                  Pursuant to a Credit Agreement with PNC, the Company completed an equity financing as described below:

a.                   Concurrent with the closing of the Credit Agreement with PNC, the Company completed an equity financing resulting in gross cash proceeds of $1,994,800 pursuant to an offering exempt under Sections 4(a)(2) and 4(a)(5) of the Securities Act of 1933, and Regulation D, Rule 506 issued thereunder (the “Offering”). 5,699.428 Units were sold at $350 per Unit, and each Unit consisted of 1,000 shares of restricted common stock and warrants to purchase 500 shares of common stock at an exercise price of $0.55 per share, exercisable through the close of business (Denver, Colorado) on November 30, 2017. The Company’s president, chief financial officer and a director (Rick D. Kasch) purchased 75 Units through his retirement account on the same terms as all other investors. The shares and warrants included in the Units are subject to a ratchet-based anti-dilution adjustment should the Company issue additional shares at a price below $0.35 per share until after November 2, 2014.

b.                   The Units were all sold to persons who were accredited investors as that term is defined in the federal securities laws. The Company paid commissions in the amount of $46,515 cash to Kuhn’s Brothers Securities Corporation (“KBSC”) and $8,526 to Palladium Capital Advisors, LLC (“PCA”) for funds received from the investors introduced to Enservco by KBSC and PCA, respectively. In addition, the Company issued to KBSC designees (all employees) and PCA warrants to acquire 426,307 shares and 23,149 shares, respectively, exercisable at $0.55 per share through November 30, 2017. Other than the payments to KBSC and PCA, no commission or other remuneration was paid in connection with the Offering. The KBSC Warrant was issued in reliance on the same exemptions as the securities issued on the Offering.

c.                  The Units issued to the investors, and the warrants to KBSC designees (all employees) and PCA, were issued pursuant to the exemptions from registration under the Securities Act of 1933 found in Section 4(a)(2) thereof and Rule 506 thereunder, as well as in Section 4(a)(5) thereof in that each of the purchasers was an accredited investor, the offer was made without any form of advertising or general solicitation, and each of the accredited investors represented to Enservco that they acquired the Units and the underlying securities for investment purposes only and without a view toward further distribution.

d.                  The warrants are exercisable as described above. The holders of the shares issued in the Units and the warrants (including KBSC and PCA) have certain registration rights as set forth in the registration rights agreement.

2.                  On October 31, 2012, Enservco issued warrants to Pfeiffer-High Investor Relations (“PHIR”) for investor relations services to purchase 225,000 shares of the Company’s common stock at $0.55 per share exercisable through November 30, 2017. The PHIR warrant was issued pursuant to Section 4(a)(2) of the Securities Act of 1933 thereof and Rule 506 thereunder, as well as in Section 4(a)(5) thereof. PHIR and its principals are accredited investors, and the offering to PHIR was done without any form of advertising or general solicitation. The shares underlying the PHIR warrants have certain piggy-back registration rights.

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3.                  In addition to the issuance of Units to the accredited investors as noted above and pursuant to the same exemptions, Enservco’s chairman, Michael D. Herman, converted outstanding subordinated debt into Units on the same terms as offered to the accredited investors. As a result Mr. Herman received 4,222 Units in satisfaction of $1,477,700 of subordinated convertible debt due him. Enservco paid Mr. Herman approximately $45,000 to compensate him for accrued but unpaid interest on the subordinated debt. No broker or dealer was involved in this transaction; no commissions were paid; and Enservco received no proceeds from this conversion. Mr. Herman’s units and rights under the registration rights agreement and warrant are identical to those of the equity investors.

C.	Unregistered Sales of Equity Securities in 2011 .

On May 9, 2011, the Company issued a warrant agreement to purchase 100,000 shares of Company common stock to the Company’s financial advisor in consideration for services. The warrant is exercisable through May 9, 2016 at an exercise price of $0.771. The warrant was issued in reliance on the exemptions from registration provided by Sections 4(2) and 4(5) under the Securities Act of 1933 because the Company: (i) did not engage in any public advertising of general solicitation in connection with the issuance; (ii) made available to the recipient disclosure regarding all aspects of its business; (iii) believed that the recipient obtained all information regarding the Company as requested (or believed appropriate) and received answers to all questions (and their advisors) posed, and otherwise understood the risks of accepting Company securities for investment purposes; (iv) believed that the recipient acquired the warrant for investment purposes; and (v) believed that the recipient qualified as accredited investor. No commissions or other remuneration was paid in connection with the issuance of the warrant.

D.	Unregistered Sales of Equity Securities in 2010.

On July 27, 2010, the Company issued an aggregate of 14,519,244 shares of its common stock to three persons to affect a merger. The Company relied on the exemptions from registration provided by Sections 4(2) and 4(6) under the Securities Act of 1933, and Rule 506 promulgated thereunder for the issuance because each recipient represented that he met the definition of an accredited investor and because the Company: (i) did not engage in any public advertising or general solicitation in connection with the issuance; (ii) made available to each investor disclosure regarding all aspects of its business; (iii) believed that the investors obtained all information regarding the Company they requested (or believed appropriate) and received answers to all questions he (and their advisors) posed, and otherwise understood the risks of accepting Company securities for investment purposes; (iv) believed that each investor acquired the shares for investment purposes. No commissions or other remuneration was paid in connection with this issuance.

Exhibits and Financial Statement Schedules

The Exhibits filed herewith are set forth on the Index to Exhibits filed as a part of this Registration Statement beginning on page II-7 hereof.

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Undertakings

The undersigned registrant hereby undertakes:

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

For determining liability of the undersigned registrant under the Securities Act to any purchaser:

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i.	That each prospectus filed by the undersigned pursuant to Rule 424(b)(3) shall be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

ii.	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

iii.	Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Denver, Colorado, on June 12, 2013.

ENSERVCO CORPORATION
(Registrant)

By:	/s/ Rick D. Kasch
Rick D. Kasch
President

By:	/s/ Robert J. Devers
Robert J. Devers
Chief Financial Officer (Principal Financial
Officer and Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Rick D. Kasch* for Michael D. Herman Michael D. Herman	Chief Executive Officer (Principal Executive Officer) and Chairman of the Board of Directors	June 12, 2013

/s/ Rick D. Kasch Rick D. Kasch	Director and President	June 12, 2013

/s/ Rick D. Kasch* for R.V. Bailey R.V. Bailey	Director	June 12, 3013

/s/ Rick D. Kasch* for Gerard Laheney Gerard Laheney	Director	June 12, 2013

/s/ Steven P. Oppenheim Steven P. Oppenheim	Director	June 12, 2013

*By Rick D. Kasch, attorney-in-fact pursuant to power of attorney in the initial filing of this Registration Statement.

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INDEX TO EXHIBITS

Exhibit No.	Title

3.01	Second Amended and Restated Certificate of Incorporation. (1)
3.02	Amended and Restated Bylaws. (2)
5.01	Opinion of Burns, Figa & Will, P.C. Previously filed.
10.01	Employment Agreement between the Company and Michael D. Herman. (3)
10.02	Employment Agreement between the Company and Rick Kasch. (4)
10.03	Employment Agreement between the Company and Robert J. Devers (5)
10.04	2008 Equity Plan. (6)
10.05	2010 Stock Incentive Plan. (7)
10.06	Form of Indemnity Agreement with Directors. (8)
10.07	Business Loan Agreement with PNC. (9)
10.08	Form of Warrant Agreement. (10)
10.09	Form of Registration Rights Agreement. (11)
10.10	Form of Subscription Agreement (12)
21.01	Subsidiaries of Enservco Corporation. Filed herewith.
23.01	Consent of Burns, Figa & Will, P.C. (included in Exhibit 5.01).
23.02	Consent of EKS&H LLLP. Filed herewith.
24.01	Power of Attorney. Previously filed.

(1)	Incorporated by reference from Exhibit 3.1 to the Company’s Current Report on Form 8-K dated December 30, 2010, and filed on January 4, 2011.
(2)	Incorporated by reference from Exhibit 3.02 to the Company’s Current Report on Form 8-K dated July 27, 2010, and filed on July 28, 2010.
(3)	Incorporated by reference from Exhibit 10.05 to the Company’s Current Report on Form 8-K dated July 27, 2010, and filed on July 28, 2010, and from Exhibit 10.01 to the Company’s Current Report on Form 8-K dated May 29, 2013, and filed on May 31, 2013.
(4)	Incorporated by reference from Exhibit 10.06 to the Company’s Current Report on Form 8-K dated July 27, 2010, and filed on July 28, 2010, from Exhibit 10.1 the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2011, and filed on August 15, 2011, and from Exhibit 10.02 to the Company’s Current Report on Form 8-K dated May 29, 2013 and filed on May 31, 2013.
(5)	Incorporated by reference from Exhibit 10.01 to the Company’s Current Report on Form 8-K dated April 29, 2013 and filed on May 2, 2013.
(6)	Incorporated by reference from Exhibit 10.1 to the Company’s Current Report on Form 8-K dated February 27, 2008, and filed on March 10, 2008.
(7)	Incorporated by reference from Exhibit 10.9 to the Company’s Current Report on Form 8-K dated July 27, 2010, and filed on July 28, 2010.
(8)	Incorporated by reference from Exhibit 10.12 to the Company’s Current Report on Form 8-K dated July 27, 2010, and filed on July 28, 2010.
(9)	Incorporated by reference from Exhibit 10.1 to the Company’s Current Report on Form 8-K dated November 2, 2012, and filed on November 8, 2012.
(10)	Incorporated by reference from Exhibit 10.3 to the Company’s Current Report on Form 8-K dated November 2, 2012, and filed on November 8, 2012.
(11)	Incorporated by reference from Exhibit 10.4 to the Company’s Current Report on Form 8-K dated November 2, 2012, and filed on November 8, 2012.
(12)	Incorporated by reference from Exhibit 10.2 to the Company’s Current Report on Form 8-K dated November 2, 2012, and filed on November 8, 2012.

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